   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM F-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                  INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD.
             (Exact name of Registrant as specified in its charter)

              BERMUDA                                3663                            NOT APPLICABLE
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)             Identification Number)

                        CLARENDON HOUSE, 2 CHURCH STREET
                                P.O. BOX HM 1022
                            HAMILTON HM DX, BERMUDA
                                 (441) 295-5950
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                         ------------------------------

                                THOMAS W. HUBBS
                         INTERWAVE COMMUNICATIONS, INC.
                        656 BAIR ISLAND ROAD, SUITE 108
                             REDWOOD CITY, CA 94063
                                 (650) 482-2100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                    COPIES TO:
       ROBERT JACK, ESQ.                                NORA L. GIBSON, ESQ.
 CHRISTOPHER D. MITCHELL, ESQ.                          PATRICK J. SHEA, ESQ.
      SAMUEL S. NAM, ESQ.                             LINDSAY C. FREEMAN, ESQ.
      JON P. LAYMAN, ESQ.                              JEANINE M. LARREA, ESQ.
          JAMES JENSEN                             BROBECK, PHLEGER & HARRISON LLP
WILSON SONSINI GOODRICH & ROSATI                   ONE MARKET, SPEAR STREET TOWER
    PROFESSIONAL CORPORATION                           SAN FRANCISCO, CA 94105
       650 PAGE MILL ROAD                                  (415) 442-0900
  PALO ALTO, CALIFORNIA 94304
         (650) 493-9300

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED MAXIMUM     PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF              AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
      SECURITIES TO BE REGISTERED            REGISTERED            SHARE(1)             PRICE(1)         REGISTRATION FEE
Common shares, par value $0.001 per
  share................................   8,625,000 shares          $10.00           $86,250,000.00         $22,770.00

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED JANUARY   , 2000
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED

PROSPECTUS

                                7,500,000 SHARES

                                     [LOGO]

                                 COMMON SHARES
                                  $  PER SHARE

                                   ---------

    We are selling 7,500,000 common shares. The underwriters named in this prospectus may purchase up to 1,125,000 additional common shares from us to cover over-allotments.

    This is an initial public offering of our common shares. We currently expect the initial public offering price to be between $8.00 and $10.00 per share. We have received approval, subject to notice of issuance, to have our common shares included for quotation on the Nasdaq National Market under the symbol "IWAV."

                                 --------------

    INVESTING IN OUR COMMON SHARES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 --------------

                                                                 PER SHARE           TOTAL
                                                              ----------------  ----------------
Public Offering Price                                         $                 $
Underwriting Discount                                         $                 $
Proceeds to interWAVE (before expenses)                       $                 $

    The underwriters are offering the shares subject to various conditions. The
underwriters expect to deliver the shares to purchasers on or about January   ,
2000.

                                 --------------

SALOMON SMITH BARNEY

                 BANC OF AMERICA SECURITIES LLC

                                                                        SG COWEN

           , 2000

           [Inside Front Cover, Gate Fold-out, and Inside Back Cover]


Inside Front Cover:           The table of contents
Gate Fold-out:
Top Caption:                  Wireless Applications Enabling Global Communications

Left:  Title--                Wireless Office Networks

     Bullets--                -  Reach Employees Regardless of Location
                              -  Connect to Corporate Network

     Pictures--               Four pictures along left side.
                              Picture one is of office buildings.
                              Picture two is of a man talking on a mobile phone outside
                              skyscrapers.
                              Picture three is of people talking inside an office
                              building.
                              Picture four is of people talking on mobile phones to each other.

Center:                       Diagram of a global map showing where we have live and trial networks deployed. The symbol of a star represents live
                              networks deployed in Australia, Austria, California, Central
                              African Republic, China, Congo, France, Gambia, Greece, Hong
                              Kong, Italy, Japan, Kosovo, North Carolina, New Jersey,
                              Somalia, Taiwan, Tajikistan, Thailand, Washington and the
                              United Kingdom. The symbol of a yellow circle represents
                              trial networks deployed in Australia, California, China,
                              France, Germany, Sri Lanka, South Africa, Taiwan, and the
                              United Kingdom.

Right:  Title--               Community Networks

      Bullets--               -  Add Capacity in Heavy Usage Areas
                              -  Provide Telephone Service to Remote and Rural Areas
                              -  Serve Special Applications Such As Military and Community
                              Relief Efforts

      Pictures--              Four pictures along right side.
                              Picture one is of a community.
                              Picture two is of an oil rig.
                              Picture three is of a subway.
                              Picture four is of a mobile wireless network in a Humvee.

Inside Back Cover:
Title:                        interWAVE Provides Full Wireless Network Capabilities Within
                              A Single Compact Enclosure

Top Left:                     Diagram of six buildings in a circle linked by a red line.
                              In the center of the circle is the caption "Wireless Office
                              Networks." To the right of the circle is the caption
                              "Supports Corporate Networks." Below the circle is the
                              caption "Interoperability with Existing Corporate Networks."

Top Right:                    Diagram of a rural community. Above the diagram is the
                              caption "Community Networks." Below the diagram is the
                              caption "Interoperability with Equipment Providers."

Center:                       Picture of our Network In A Box with one arrow pointing to the Wireless Office Networks in the top left corner, another arrow pointing to the Community Networks in the upper right corner, and the last arrow pointing to the bottom caption
                              "Public Telephone Network."

Bottom:                       In the bottom center there is a caption entitled "Public
                              Telephone Network." To the right of this caption is another caption "Web-based Network Management." To the left of the center caption there is another caption "Interoperability
                              with Public Telephone Systems."

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................      3
Risk Factors................................................      7
Special Note Regarding Forward Looking Statements...........     17
Use of Proceeds.............................................     18
Dividend Policy.............................................     18
Capitalization..............................................     19
Dilution....................................................     20
Selected Consolidated Financial Data........................     22
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     23
Business....................................................     36
Management..................................................     53
Certain Transactions........................................     64
Principal Shareholders......................................     72
Description of Share Capital................................     76
Certain Bermuda Law Considerations..........................     78
Taxation....................................................     79
Shares Eligible for Future Sale.............................     82
Underwriting................................................     84
Legal Matters...............................................     86
Experts.....................................................     86
Where You Can Find More Information.........................     86
Index to Consolidated Financial Statements..................    F-1

                            ------------------------

    Until           , 2000, all dealers that buy, sell or trade the common
shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

    Consent under the Exchange Control Act, 1972 (and regulations thereunder) has been obtained from the Bermuda Monetary Authority for the issue and transfer of the common shares being offered pursuant to the offering. In addition, a copy of this document has been delivered to the Registrar of Companies in Bermuda for filing pursuant to the Companies Act, 1981 of Bermuda. In giving such consent and in accepting this prospectus for filing, the Bermuda Monetary Authority and the Registrar of Companies in Bermuda, respectively, accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed herein.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. SINCE THIS IS ONLY A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY AND CONSIDER THE INFORMATION UNDER "RISK FACTORS" AND IN OUR FINANCIAL STATEMENTS AND THE NOTES RELATING TO THESE FINANCIAL STATEMENTS, TOGETHER WITH THE INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS, BEFORE DECIDING WHETHER TO INVEST IN OUR COMMON SHARES. OUR FISCAL YEAR ENDS ON THE FRIDAY NEAREST
JUNE 30. EXCEPT WHERE OTHERWISE NOTED, THE INFORMATION IN THIS PROSPECTUS IS BASED UPON INFORMATION AS OF SEPTEMBER 30, 1999.

                                  OUR COMPANY

    We provide compact wireless communications systems using GSM, an international standard for voice and data communications. We have pioneered what we believe is the only commercially available system that provides all of the infrastructure equipment and software necessary to support an entire wireless network within a single, compact enclosure. We have designed our systems to serve the following applications in a cost-effective manner:

    - WIRELESS OFFICES. Our systems allow wireless users in organizations such as large corporations, government entities and universities to maintain contact with the organization's private telephone network whether the users are in their offices, out of their offices or moving between locations.

    - COMMUNITY NETWORKS. Our systems enable wireless service providers to add capacity in heavy usage areas and to provide telephone service in previously unserved communities.

    Our core product, WAVEXpress, delivers a comprehensive set of wireless network capabilities which are based on the GSM standard. WAVEXpress systems can serve as:

    - a base station to receive and transmit voice and data signals over radio frequencies;

    - a switch to route voice and data signals to their correct destinations;

    - a base station controller to manage voice and data signals between the base station and the switch; or

    - any combination of these functions depending on our system's hardware and software configuration.

    Our all-in-one solution, the Network In A Box, provides the capabilities of a complete wireless network in an enclosure approximately the size of a personal computer tower.

    We market and sell our systems around the world utilizing a three-tiered sales strategy which includes selling to communications equipment providers, to systems integrators which integrate our systems with the products of other companies and through our own direct sales force. Since 1997 we have sold over 1,000 units which have been installed in 17 countries worldwide. We have established a strategic alliance with Nortel Networks, which accounted for 51% of our revenues in 1999 and which owns approximately 24.0% of our fully diluted shares.

                                  OUR STRATEGY

    Our goal is to be the premier global provider of cost-effective, compact wireless systems in targeted segments of the GSM market. As key elements of our strategy, we intend to:

    - Provide wireless office systems that will replace traditional office telephone equipment with wireless equipment

    - Deliver next generation solutions using the Internet Protocol, which is the networking standard used to deliver voice and data over the Internet

    - Further penetrate existing market opportunities

    - Strengthen and expand relationships with communications equipment providers

    - Use technological leadership to provide competitive advantages for wireless service providers

                             CORPORATE INFORMATION

    We were incorporated in Bermuda on June 17, 1994. Our principal executive office is located at Clarendon House, 2 Church Street, P.O. Box HM 1022, Hamilton HM DX, Bermuda, and our telephone number is (441) 295-5950. Our principal operating offices are located at 656 Bair Island Road, Redwood City, California 94063, and our telephone number is (650) 482-2100. Our World Wide Web address is www.iwv.com. Information on our web site does not constitute part of this prospectus.

                                  THE OFFERING

Common shares offered........................  7,500,000 shares

Common shares to be outstanding after
  the offering...............................  40,626,003 shares

Use of proceeds..............................  To increase working capital, to fund both capital investment and research and
                                               development and for general corporate
                                               purposes. See "Use of Proceeds."

Proposed Nasdaq National Market Symbol.......  IWAV

                            ------------------------

    Unless otherwise indicated, all information in this prospectus, including the outstanding share information above is based on the number of shares outstanding as of September 30, 1999 and:

    - gives effect to the issuance of 1,526,663 Series I1 preferred shares sold in November 1999;

    - gives effect to the issuance of 45,818 common shares upon exercise of options under our 1994 stock plan between September 30, 1999 and November 5, 1999;

    - gives effect to the exercise of a warrant for 2,000,000 preferred shares that the warrant holder has committed to exercise on the effectiveness of this offering;

    - gives effect to the conversion of all outstanding preferred shares into 27,006,166 common shares immediately prior to the completion of the offering;

    - excludes 7,478,805 common shares issuable upon exercise of warrants outstanding at September 30, 1999 at an exercise price ranging from $0.70 to $1.15 per share;

    - excludes 5,130,509 common shares issuable upon the exercise of options outstanding at September 30, 1999 at a weighted average exercise price of $1.10 per share;

    - excludes 2,607,805 common shares available for issuance under our 1999 option plan;

    - excludes 300,000 common shares available for issuance under our 1999 employee share purchase plan; and

    - assumes no exercise of the underwriters' over-allotment option.

                            ------------------------

    All dollar amounts in this prospectus are expressed in U.S. dollars, except where we state otherwise.

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following table sets forth our summary financial data. You should read this information together with our consolidated financial statements, the notes to those statements beginning on page F-1 of this prospectus, the information under "Selected Financial Data," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The pro forma numbers in the table give effect to:

    - proceeds from the sale of 1,526,663 Series I1 preferred shares which closed in November 1999;

    - the issuance of 45,818 common shares upon exercise of options under our 1994 stock plan between September 30, 1999 and November 5, 1999;

    - the exercise of a warrant for 2,000,000 preferred shares that the warrant holder has committed to exercise on the effectiveness of this offering; and

    - the conversion of all outstanding preferred shares into 27,006,166 common shares immediately prior to the completion of the offering.

    The capitalization on a pro forma as adjusted basis reflects the sale of 7,500,000 common shares offered by us at an assumed initial public offering price of $9.00 per share after deducting the underwriting discount and estimated offering expenses payable by us, and the receipt of net proceeds from this offering.

    Our consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States. All dollar amounts set forth below are stated in U.S. dollars. Our fiscal year ends on the Friday nearest June 30, and our first fiscal quarter ends on the Friday nearest September 30.

                                                                                       THREE MONTHS
                                                                                           ENDED
                                                     FISCAL YEAR ENDED JUNE 30,        SEPTEMBER 30,
                                                   ------------------------------   -------------------
                                                     1997       1998       1999       1998       1999
                                                   --------   --------   --------   --------   --------
                                                                      (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net revenues..................................   $  1,841   $ 12,995   $ 17,293   $ 4,487    $ 5,377
  Gross profit..................................     (1,776)       744      4,762     2,010      1,404
  Loss from operations..........................    (29,245)   (29,902)   (22,106)   (5,144)    (7,066)
  Net loss......................................   $(29,182)  $(30,822)  $(24,468)  $(5,091)   $(8,966)
                                                   ========   ========   ========   =======    =======
  Loss per share, basic and diluted.............   $  (7.12)  $  (6.68)  $  (4.96)  $ (1.05)   $ (1.64)
                                                   ========   ========   ========   =======    =======
  Weighted average common shares outstanding....      4,099      4,614      4,934     4,840      5,480
  Pro forma net loss per share, basic and
    diluted.....................................                         $  (0.77)             $ (0.28)
                                                                         ========              =======
  Shares used in computing pro forma net loss
    per share, basic and diluted................                           31,599               31,599

                                                                   AS OF SEPTEMBER 30, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $12,988     $39,047      $100,622
  Working capital...........................................   17,739      43,798       105,373
  Total assets..............................................   35,080      61,139       122,714
  Long term debt, net of current portion....................      261         261           261
  Total shareholders' equity................................   25,568      51,627       113,202

                                  RISK FACTORS

    INVESTING IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. IF ANY OF THE FOLLOWING RISKS OCCUR, THE MARKET PRICE OF OUR COMMON SHARES COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, WE CANNOT BE SURE THAT WE CAN SUCCESSFULLY EXECUTE OUR BUSINESS STRATEGY

    We did not record revenue from our first product sale until May 1997. We have a limited history of generating significant revenues. Many of our products have only recently been introduced and many of our customers are testing our products for incorporation into live networks. Therefore, you have limited historical financial data and operating results with which to evaluate our business and our prospects. You must consider our prospects in light of the early stage of our business in a new and rapidly evolving market. Our limited operating history may make it difficult for you to assess, based on historical information, whether we can successfully execute our business strategy. If we are unable to successfully execute our business strategy, we would likely not achieve anticipated levels of revenue growth. In this event, we would be unable to achieve profitability or build a sustainable business.

WE HAVE A HISTORY OF LOSSES, EXPECT FUTURE LOSSES AND MAY NEVER ACHIEVE OR SUSTAIN PROFITABILITY

    As of September 30, 1999, we had an accumulated deficit of $118.7 million. We incurred net losses of approximately $29.2 million, $30.8 million, $24.5 million and $9.0 million in the fiscal years ended June 30, 1997, 1998 and 1999 and the three months ended September 30, 1999, respectively. We expect to continue to incur net losses and these losses may be substantial. Furthermore, we expect to generate significant negative cash flow in the future. We will need to generate substantially higher revenues to achieve and sustain profitability and positive cash flow. Our ability to generate future revenues and achieve profitability will depend on a number of factors, many of which are beyond our control. These factors include:

    - the rate of market acceptance of compact mobile wireless systems;

    - our ability to compete successfully against much larger GSM communications equipment providers; and

    - our ability to continue to expand our customer base.

Due to these factors, as well as other factors described in this risk factors section, we may be unable to achieve or maintain profitability. If we are unable to achieve or maintain profitability, we will be unable to build a sustainable business. In this event, our share price and the value of your investment would likely decline.

OUR QUARTERLY OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND MAY FAIL TO MEET THE EXPECTATIONS OF SECURITIES ANALYSTS AND INVESTORS, WHICH MAY CAUSE OUR SHARE PRICE TO DECLINE

    Our quarterly operating results have fluctuated significantly in the past and are likely to do so in the future. If our operating results do not meet the expectations of securities analysts and investors, our share price is likely to decline. The many factors that could cause our quarterly results to fluctuate include:

    - any delay in our introduction of new products or product enhancements;

    - the size and timing of customer orders and our product shipments, which have typically consisted of a relatively small number of units of wireless network systems at the end of each quarter;

    - the mix of products sold because our various products generate different gross margins;

    - any delay in shipments caused by component shortages or other manufacturing problems, extended product testing or regulatory issues;

    - the timing of orders from and shipments to major customers, including possible cancellation of orders and failure of major customers to meet applicable minimum purchase commitments;

    - the loss of a major customer;

    - reductions in the selling prices of our products;

    - cost pressures from shortages of skilled technical employees, increased product development and engineering expenditures and other factors; and

    - customer responses to announcements of new products and product enhancements by competitors and the entry of new competitors into our market.

Due to these and other factors, our results of operations could fluctuate substantially in the future, and quarterly comparisons may not be reliable indicators of future performance. In addition, because many of our expenses for personnel, facilities and equipment are relatively fixed in nature, if revenues fail to meet our expectations, we may not be able to reduce expenses correspondingly. As a result, we would experience greater than expected net losses. If we experience greater than expected net losses, our share price and the value of your investment would likely decline.

WE RELY ON A SMALL NUMBER OF CUSTOMERS FOR MOST OF OUR REVENUES, AND A DECREASE IN REVENUES FROM THESE CUSTOMERS COULD SERIOUSLY HARM OUR BUSINESS

    A small number of customers have accounted for a significant portion of our revenues to date. Net revenues from significant customers as a percentage of our total net revenues in the two most recent fiscal years and the three months ended September 30, 1999 were as follows:

                                                          FISCAL YEAR          THREE MONTHS
                                                             ENDED                ENDED
                                                            JUNE 30,          SEPTEMBER 30,
                                                     ----------------------   --------------
                                                       1998          1999          1999
                                                     --------      --------   --------------
Nortel Networks....................................     18%           51%           18%
ADC Telecommunications/Microcellular Systems,
  Ltd..............................................     47            20            21
Hutchison Telecommunications (Hong Kong)...........     21             8             5
HangZhou Topper Electric Corporation...............     --             2            38

    Nortel Networks is one of our principal shareholders, and a Nortel Networks employee is a member of our board of directors. ADC Telecommunications and the corporate parent of Hutchison Telecommunications are shareholders of ours. Microcellular Systems, Ltd. was created by a spin-off from ADC
Telecommunications in May 1999.

    We expect that the majority of our revenues will continue to depend on sales to a small number of customers. If any key customers experience a downturn in their business or shift their purchases to our competitors, our revenues and operating results would decline.

    We expect that for the foreseeable future a significant portion of our net revenues will be derived from sales to Nortel Networks and Alcatel. If our revenues, including those expected from Nortel Networks and Alcatel under our purchase and distribution agreements, are lower than expected, we may not be able to quickly reduce expenses because many of our expenses are fixed in the near term. Nortel Networks and Alcatel have minimum purchase commitments under their respective agreements. We rely on these commitments in making our manufacturing commitments each quarter. We have also committed to Nortel Networks and Alcatel that we will maintain quality, delivery, performance and design standards for our systems. As a result, we bear the risk of carrying excess inventory if Nortel Networks and Alcatel fail to meet their commitments or if we fail to meet ours. From time to time, we have failed to deliver certain product features by specific milestone dates and, as a result, we have renegotiated downward minimum quarterly commitments with Nortel Networks, including in the three months ending September 30, 1999. We cannot assure you that these minimum commitments will be met or that they will not be renegotiated downward in the future. Failure of Nortel Networks or Alcatel to meet minimum purchase commitments could cause our revenues and operating results to decline.

WE CURRENTLY DEPEND ON TWO CONTRACT MANUFACTURERS FOR MOST OF OUR PRODUCTS AND PLAN TO USE ONLY A SINGLE CONTRACT MANUFACTURER IN THE FUTURE AND THIS TRANSITION COULD CAUSE DISRUPTIONS IN OUR BUSINESS

    We depend on two contract manufacturers for most of our products. We do not have long-term supply contracts with our contract manufacturers, and they are not obligated to supply us with products for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order. None of our products are manufactured by more than one supplier, and we do not expect this to change for the foreseeable future.

    We plan to consolidate the manufacture of our products with one of our existing contract manufacturers, PEMSTAR, Inc., by the middle of calendar year 2000. We may lose revenue and damage our customer relationships if we do not manage this consolidation effectively.

    There are risks associated with our dependence on contract manufacturers, including the contract manufacturer's control of capacity allocation, labor relations, production quality and other aspects of the manufacturing process. If we are unable to obtain our products from manufacturers on schedule, revenues from the sale of those products may be delayed or lost, and our reputation, relationship with customers and our business could be harmed. In addition, in the event that a contract manufacturer must be replaced, the disruption to our business and the expense associated with obtaining and qualifying a new contract manufacturer could be substantial. If problems with our contract manufacturers cause us to miss customer delivery schedules or result in unforeseen product quality problems, we may lose customers. As a result, our revenues and our future growth prospects would likely decline.

BECAUSE SOME OF OUR KEY COMPONENTS COME FROM A SINGLE SOURCE, OR REQUIRE LONG LEAD TIMES, WE COULD EXPERIENCE UNEXPECTED INTERRUPTIONS WHICH COULD CAUSE OUR OPERATING RESULTS TO SUFFER

    We believe that a number of our suppliers are sole sources for key components. These key components are complex and difficult to manufacture and require long lead times. In the event of a reduction or interruption of supply, or a degradation in quality, as many as six months could be required before we would begin receiving adequate supplies from other suppliers. Supply interruptions could delay product shipments, causing our revenues and operating results to decline.

WE DO NOT TYPICALLY HAVE A SALES BACKLOG AND THEREFORE MAY INCUR EXPENSES FOR EXCESS INVENTORY OR BE UNABLE TO MEET CUSTOMER REQUIREMENTS

    We do not have a significant backlog because our customers typically give us firm purchase orders with short lead times before requested shipment. However, our contract manufacturers require commitments from us so that they can allocate capacity and be assured of having adequate components and supplies from third parties. Failure by us to accurately estimate product demand could cause us to incur expenses related to excess inventory or prohibit us from meeting customer requirements.

OUR PRODUCTS ARE COMPLEX AND MAY HAVE ERRORS OR DEFECTS THAT ARE DETECTED ONLY AFTER DEPLOYMENT IN COMPLEX NETWORKS, WHICH MAY HARM OUR BUSINESS

    Our products are highly complex and are designed to be deployed in complex networks. Although our products are tested during manufacturing and prior to deployment, they can only be fully tested when deployed in networks with high-call volume. Consequently, our customers may discover errors after the products have been fully deployed. If we are unable to fix errors or other problems that may be identified in full deployment, we could experience:

    - costs associated with the remediation of any problems;

    - loss of or delay in revenues;

    - loss of customers;

    - failure to achieve market acceptance and loss of market share;

    - diversion of deployment resources;

    - increased service and warranty costs;

    - legal actions by our customers; and

    - increased insurance costs.

    In addition, our products often are integrated with other network components. There may be incompatibilities between these components and our products that could significantly harm the service provider or its subscribers. Product problems in the field could require us to incur costs to remedy the problems and subject us to liability for damages caused by the problems. These problems could also harm our reputation and competitive position in the industry.

WE MAY EXPERIENCE DIFFICULTIES IN THE INTRODUCTION OF NEW OR ENHANCED PRODUCTS THAT COULD RESULT IN SIGNIFICANT, UNEXPECTED EXPENSES OR DELAY THEIR LAUNCH, WHICH WOULD HARM OUR BUSINESS

    The development of new or enhanced products is a complex and uncertain process. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent our development, introduction or marketing of new products or product enhancements. We must also effectively manage the transition from old products to new or enhanced products. In particular, we are currently developing a system providing voice communication over the Internet for commercial release in fiscal year 2000. We cannot assure you that we will be able to develop, introduce or manage this or any other new products or product enhancements in a timely manner or at all. Failure to develop new products or product enhancements in a timely manner would substantially decrease market acceptance and sales of our products.

FAILURE TO COMPLY WITH REGULATIONS AFFECTING THE TELECOMMUNICATIONS INDUSTRY COULD SERIOUSLY HARM OUR BUSINESS AND RESULTS OF OPERATIONS

    Our failure to comply with government regulations relating to the telecommunications industry in countries where our products are deployed and failure to comply with any changes to those regulations could seriously harm our business and results of operations. We have not completed all activities necessary to comply with existing regulations and requirements in some of the countries in which we intend to sell our products. Compliance with the regulations of numerous countries could be costly and require delays in deployments.

OUR FAILURE TO COMPLY WITH EVOLVING INDUSTRY STANDARDS COULD DELAY OUR INTRODUCTION OF NEW PRODUCTS

    An international consortium of standards bodies is working to establish the specifications of the third generation wireless standard and its interoperability with existing standards. Any failure of our products to comply could delay their introduction and require costly and time consuming engineering changes. After the next generation standard is adopted, any delays in our introduction of next generation products could impair our ability to grow revenues in the future. As a result, we may be unable to achieve or sustain profitability.

OUR MARKET OPPORTUNITY COULD BE SIGNIFICANTLY DIMINISHED IN THE EVENT THAT GSM OR ANY SUBSEQUENT GSM-BASED STANDARDS DO NOT CONTINUE TO BE OR ARE NOT WIDELY ADOPTED

    Our products are designed to utilize only GSM, an international standard for voice and data communications. There are other competing standards including code division multiple access, or CDMA, and time division mutiple access, or TDMA. We currently do not have plans to offer products that utilize these standards. In the event that GSM or any GSM-based standards do not continue to be or are not broadly adopted, our market opportunity could be significantly limited, which would seriously harm our business.

WE HAVE A LONG SALES CYCLE, WHICH COULD CONTRIBUTE TO FLUCTUATIONS IN OUR RESULTS OF OPERATIONS AND SHARE PRICE

    Our sales cycle is typically long and unpredictable, making it difficult to plan our business. The long sales cycle also requires us to invest resources in a possible transaction that may not be recovered if we do not successfully conclude the transaction. Factors that affect the length of our sales cycle include:

    - time required for testing and evaluation of our products before they are deployed in a network;

    - size of the deployment;

    - complexity of the customer's network environment; and

    - the degree of system configuration necessary to deploy our products.

    In addition, the emerging and evolving nature of the market for the systems we sell may lead prospective customers to postpone their purchasing decisions. General concerns regarding year 2000 compliance may further delay purchase decisions by prospective customers. Our long and unpredictable sales cycle can result in delayed revenues, difficulty in matching revenues with expenses and increased expenditures, which together may contribute to declines in our results of operations and our share price.

INTENSE COMPETITION IN THE GSM WIRELESS MARKET COULD PREVENT US FROM INCREASING OR SUSTAINING REVENUES OR ACHIEVING OR SUSTAINING PROFITABILITY

    The GSM wireless market is rapidly evolving and highly competitive. We cannot assure you that we will have the financial resources, technical expertise or marketing, manufacturing, distribution and support capabilities to compete successfully in the future. We expect that competition in each of our markets will increase in the future. We currently compete against GSM communications equipment providers such as Ericsson, Lucent, Motorola, Nokia and Siemens. In some market applications, we also compete with our customers Alcatel and Nortel Networks. All of the major GSM communications equipment providers have broad product lines that include at least partial GSM solutions that address our target markets.

    Many of our competitors and potential competitors have substantially greater name recognition and technical, financial and sales and marketing resources than we have. Such competitors may undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing new products than we can. Trends toward increased consolidation in the telecommunications industry may increase the size and resources of some of our current competitors and could affect some of our current relationships.

    Increased competition is likely to result in price reductions, shorter product life cycles, reduced gross margins, longer sales cycles and loss of market share, any of which would seriously harm our business. We cannot assure you that we will be able to compete successfully against current or future competitors. Competitive pressures we face may cause our revenues or growth to decline and may therefore seriously harm our business and results of operations.

IF WE ARE UNABLE TO MANAGE OUR GLOBAL OPERATIONS EFFECTIVELY, OUR BUSINESS WOULD BE SERIOUSLY HARMED

    Substantially all of our revenue to date has been derived from systems intended for installation outside of the United States. In addition to the regulatory issues discussed previously, our operations are subject to the following risks and uncertainties:

    - legal uncertainties regarding liability, tariffs and other trade barriers;

    - greater difficulty in accounts receivable collection and longer collection periods;

    - costs of staffing and managing operations in several countries;

    - difficulties in protecting intellectual property rights;

    - changes in currency exchange rates which may make our U.S.
      dollar-denominated products less competitive in global markets;

    - the impact of recessions in global economies; and

    - political and economic instability.

    We expect to establish manufacturing operations in China during calendar year 2000 which may subject us to all of the risks listed above, particularly the difficulty of protecting intellectual property rights.

IF WE FAIL TO IMPROVE OUR OPERATIONAL SYSTEMS AND CONTROLS TO MANAGE FUTURE GROWTH, OUR BUSINESS COULD BE SERIOUSLY HARMED

    We plan to continue to expand our operations significantly to pursue existing and potential market opportunities. This growth places significant demands on our management and our operational resources. In order to manage growth effectively, we must implement and improve our operational systems, procedures and controls on a timely basis. In addition, we expect that we will need to expand our principal U.S. facilities in the next six to 12 months and may be required to move our offices to a different location. A move could be disruptive to our operations and could delay production or development activities.

IF WE ARE UNABLE TO HIRE OR RETAIN KEY PERSONNEL, WE MIGHT NOT BE ABLE TO OPERATE OUR BUSINESS SUCCESSFULLY

    Our business is highly dependent on our ability to attract, retain and motivate qualified technical and management personnel. Competition is intense for qualified personnel in our industry and in Northern California, where most of our engineering personnel are located, and we may not be successful in attracting and retaining these personnel. We do not have non-compete agreements with any of our key employees. We currently do not maintain key person life insurance on any of our key executives. Our success also depends upon the continuing contributions of our key management and our research, product development, sales and marketing and manufacturing personnel. Many of these would be difficult to replace, in particular Dr. Priscilla Lu, our Chief Executive Officer and Chairman of the Board, Ian Sugarbroad, our President and Chief Operating Officer and Thomas Hubbs, our Executive Vice President and Chief Financial Officer.

OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS MAY BE INSUFFICIENT TO PROTECT OUR COMPETITIVE POSITION

    We cannot assure you that the protection offered by our U.S. patents will be sufficient or that any of our pending U.S. or foreign patent applications will result in the issuance of patents. In addition, competitors in the United States and other countries, many of whom have substantially greater resources, may apply for and obtain patents that will prevent or interfere with our ability to make and sell our products in the U.S. and/or abroad. Unauthorized parties may attempt to design around our patents, copy or otherwise obtain and use our products. We cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in countries where the laws may not protect our proprietary rights as fully as in the United States. Failure to protect our proprietary rights could harm our competitive position and therefore cause our revenues and operating results to decline.

    On June 28, 1999, we filed a complaint against JetCell Corporation in the United States District Court for the Northern District of California alleging misappropriation of trade secrets and patent infringement. JetCell has filed a series of counterclaims against us, which include allegations of unfair trade practices, unfair competition, defamation, patent misuse and patent invalidity. We are unable to predict the outcome of this litigation and do not expect it to be resolved in the near future. The legal proceedings may be distracting to our management and expensive and the outcome could be adverse to us. If the outcome is adverse to us, we could experience more competition or could be required to license our technology, either of which could harm our business and financial results. See "Legal Proceedings."

CLAIMS THAT WE INFRINGE THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS COULD RESULT IN SIGNIFICANT EXPENSES AND RESTRICTIONS ON OUR ABILITY TO SELL OUR PRODUCTS IN PARTICULAR MARKETS

    From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business. Any claims could result in costly litigation, divert the efforts of our technical and management personnel, cause product shipment delays, require us to enter into royalty or licensing agreements or prevent us from making or selling certain products. Any of these could seriously harm our operating results. Royalty or licensing agreements, if available, may not be available on commercially reasonable terms, if at all. In addition, in some of our sales agreements, we agree to indemnify our customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties. Costs associated with these indemnification obligations could be significant and could cause our operating results and stock price to decline.

WE MAY NOT BE ABLE TO LICENSE NECESSARY THIRD-PARTY TECHNOLOGY OR IT MAY BE EXPENSIVE TO DO SO

    From time to time, we may be required to license technology from third parties to develop new products or product enhancements. We cannot assure you that third-party licenses will be available to us on commercially reasonable terms, if at all. The inability to obtain any third-party license required to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost which could seriously harm our competitive position, revenues and growth prospects.

    There are a number of general GSM patents held by different companies which may impact our technology. We have not received any notice from any third parties that our proprietary assets conflict with or infringe upon the rights of others.

WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS WHICH WOULD LIMIT OUR ABILITY TO GROW AND COMPETE EFFECTIVELY, RESULTING IN SUBSTANTIAL HARM TO OUR BUSINESS AND RESULTS OF OPERATIONS

    We may require additional funding, which may not be available on terms which are favorable to us. Currently, we do not have a credit facility or any lines of credit. If we issue equity securities, existing shareholders may experience dilution or the new equity securities may have rights, preferences and privileges senior to those of existing shareholders. If additional funds are raised through the issuance of debt securities, such securities would have rights, preferences and privileges senior to holders of common shares. If we cannot raise funds on terms favorable to us, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. See "Use of Proceeds," "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for more information on our capital requirements.

IF WE, OUR SUPPLIERS OR OUR CUSTOMERS FAIL TO BE YEAR 2000 COMPLIANT, OUR BUSINESS COULD BE SEVERELY DISRUPTED

    The risk that software or hardware may inaccurately process dates beginning in the year 2000 and beyond presents several potential problems for our business. In particular, we are subject to the following:

    - costs associated with the failure of our products to be year 2000 compliant, including potential warranty or other claims from our customers, which may result in significant expenses to us;

    - shutdowns or slowdowns of our business as a result of a failure of our internal management systems, which could disrupt our business operations;

    - interruption of product or component supplies or a reduction in product quality as a result of the failure of systems used by our contract manufacturers or suppliers; and

    - reductions or deferrals in sales activities as a result of year 2000 compliance problems of our customers.

    Our products may contain undetected errors or defects associated with year 2000 date functions. Known or unknown errors or defects in our products could result in delay or loss of revenue, diversion of development resources, damage to our reputation, product liability claims or increased service and warranty costs, any of which could significantly harm our business and operating results. Some industry analysts have predicted significant litigation regarding year 2000 compliance issues. It is uncertain whether or to what extent we may be affected by any litigation.

    If we, our contract manufacturers, suppliers or customers fail to identify and correct any year 2000 problems or unanticipated or unremedied year 2000 problems arise, these failures or problems could result in an interruption in or a failure of our normal business activities and operations. If a year 2000 problem related to a contract manufacturer or supplier occurs, it may be difficult to determine which suppliers' products have caused the problem. These failures could interrupt our operations and damage our relationships with our customers. Due to the general uncertainty inherent in the year 2000 problem, we are unable to determine at this time whether any external year 2000 failures will harm us.

    Any failure by us, our contract manufacturers or any of our suppliers to be year 2000 compliant could seriously interrupt our manufacturing process, thereby substantially reducing our revenues.

    We believe our year 2000 worst case scenario would be the failure of a sole or limited source supplier to be year 2000 compliant. Our failure or the failure of one of these suppliers to be year 2000 compliant could seriously interrupt our manufacturing process, thereby substantially reducing our revenues. We have not yet developed a contingency plan to address situations that may result if we are unable to achieve year 2000 readiness of our critical operations.

CONTROL BY OUR EXISTING SHAREHOLDERS COULD DISCOURAGE THE POTENTIAL ACQUISITION OF OUR BUSINESS

    Upon completion of this offering, our executive officers, directors and 5% or greater shareholders and their affiliates will own 27,689,403 shares or approximately 65.6% of our outstanding common shares. Acting together, these shareholders would be able to control all matters requiring approval by shareholders, including the election of directors. This concentration of ownership could have the effect of delaying or preventing a change in control of our business or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could prevent our shareholders from realizing a premium over the market price for their common shares.

OUR BYE-LAWS MAY DISCOURAGE POTENTIAL ACQUISITIONS OF OUR BUSINESS

    Some of our bye-laws and Bermuda law may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. This may reduce the market price of our common shares. A summary of these provisions is included in "Description of Share Capital--Antitakeover Effects of Some Provisions of Memorandum of Association and Bye-laws."

OUR BYE-LAWS PROVIDE FOR WAIVER OF CLAIMS BY SHAREHOLDERS AND INDEMNIFY DIRECTORS AND OFFICERS

    Our bye-laws provide for a broad indemnification of actions of directors and officers. Under the bye-laws, the shareholders agree to waive claims against directors and officers for their actions in the performance of their duties, except for acts of fraud or dishonesty. These waivers will not apply to claims arising under the United States federal securities laws and will not apply to the extent that they conflict with provisions of the laws of Bermuda or with the fiduciary duties of our directors and officers.

OUR OPERATIONS BASED IN BERMUDA MAY BE SUBJECT TO UNITED STATES TAXATION, WHICH COULD SIGNIFICANTLY HARM OUR BUSINESS AND OPERATING RESULTS

    Except for our United States subsidiary, we do not consider ourselves to be engaged in a trade or business in the United States. Our United States subsidiary is subject to United States taxation on its worldwide income, and dividends from our United States subsidiary are subject to United States witholding tax. We and our non-U.S. subsidiaries would, however, be subject to United States federal income tax on income related to the conduct of a trade or business in the U.S. If we were determined to be subject to United States taxation, our financial results would be significantly harmed. We cannot assure you that the Internal Revenue Service will not contend that our Bermuda-based operations are engaged in a United States trade or business and, therefore, are subject to United States income taxation. See "Taxation" for more information on the tax consequences of operating outside the United States.

A SUBSTANTIAL NUMBER OF OUR COMMON SHARES WILL BECOME AVAILABLE FOR SALE IN THE PUBLIC MARKET SIMULTANEOUSLY, WHICH COULD CAUSE THE MARKET PRICE OF OUR SHARES TO DECLINE

    Sales of substantial amounts of our common shares in the public market following this offering or the awareness that a large number of shares is available for sale could cause the market price of our common shares to decline. Upon the expiration of lock-up agreements restricting the sale of shares by our current shareholders, 26,359,343 of our common shares will become eligible for immediate sale. Prior to such expiration date, Salomon Smith Barney may, in its sole discretion and at any time, release all or any portion of the securities subject to lock-up agreements. Sales of our common shares held by existing shareholders could cause the market price of our stock to decline.

WE MAY APPLY THE PROCEEDS OF THIS OFFERING TO USES THAT DO NOT IMPROVE OUR OPERATING RESULTS OR MARKET VALUE

    We will have considerable discretion to use the net proceeds of this offering for our business, and you will not have the opportunity as part of your investment decision to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our operating results or our market value. Pending application of the net proceeds, they may be placed in investments that do not produce income or that lose value. See "Use of Proceeds" for more information on our application of the net proceeds.

INVESTORS IN THIS OFFERING WILL EXPERIENCE AN IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF THEIR INVESTMENT

    The per share book value of the common shares, adjusted to reflect the net proceeds we receive from this offering, will be substantially below the price paid by new investors in this offering. Investors in this offering will therefore incur immediate and substantial dilution of $6.28 per share (at an assumed initial public offering price of $9.00). See "Dilution."

BECAUSE WE DO NOT INTEND TO PAY ANY CASH DIVIDENDS ON OUR COMMON SHARES, HOLDERS OF OUR COMMON SHARES WILL NOT BE ABLE TO RECEIVE A RETURN ON THEIR SHARES UNLESS THEY SELL THEM

    We have never paid or declared any cash dividends on our common shares or other securities and intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common shares in the foreseeable future. Unless we pay dividends, our shareholders will not be able to receive a return on their shares unless they sell them.

THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON SHARES, AND OUR SHARE PRICE MAY DECLINE AFTER THIS OFFERING

    The initial public offering price may not be indicative of the price that will prevail in the open market after this offering. An active trading market for our common shares may not develop or be sustained after this offering. The market price of our common shares is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including:

    - actual or anticipated fluctuations in our results of operations;

    - changes in financial estimates of our operating results by securities analysts;

    - changes in conditions and trends in the wireless communications market and in the market valuations of communications equipment companies;

    - fluctuations in the valuation of companies perceived by investors to be comparable to us;

    - announcements of new products and product enhancements by competitors and the entry of new competitors into our market;

    - loss of or decrease in sales to a major customer or failure to complete significant transactions;

    - share market price and volume fluctuations attributable to inconsistent trading volume levels of our shares; and

    - general market and global economic conditions.

    Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. Market fluctuations as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our common shares.

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

    This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains forward-looking information. This forward-looking information is subject to risks and uncertainties including the factors listed under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of these terms or other comparable terminology. These statements are only predictions and may be inaccurate. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                USE OF PROCEEDS

    Based on an assumed initial public offering price of $9.00 per share, our net proceeds from the sale of the 7.5 million common shares that we are offering will be approximately $61.6 million after deducting the underwriting discount and estimated expenses payable by us in connection with this offering. If the underwriters exercise their over allotment option in full, our net proceeds will be approximately $71.0 million.

    The principal purposes of this offering are to increase our working capital, to fund both capital investment and research and development and other general corporate purposes. See "Management Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Pending any use of the net proceeds for the above purposes, we intend to invest the funds in short-term, interest-bearing, investment grade securities. Other than estimated capital expenditures of approximately $4.5 million in fiscal 2000 and increased facility rent of approximately $1.0 million per year commencing January 1, 2000, we have not identified specific uses for the net proceeds from this offering. We will invest a portion of the proceeds to accelerate research and development relating to our products based on the Internet Protocol and our development of new products utilizing the next generation of wireless standards. The amounts we actually expend in these areas may vary significantly and will depend on a number of factors, including our future revenues. Accordingly, management will retain broad discretion in the allocation of the net proceeds of this offering. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital shares. We currently expect to retain any future earnings for developing and expanding our business, and therefore we do not currently expect to pay cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table set forth our capitalization as of September 30, 1999:

    - on an actual basis;

    - on a pro forma basis after giving effect to:

       - the sale of 1,526,663 Series I1 preferred shares which closed in November 1999;

       - the issuance of 45,818 common shares upon exercise of options under our 1994 stock plan between September 30, 1999 and November 5, 1999;

       - the exercise of a warrant for 2,000,000 preferred shares that the warrant holder has committed to exercise on the effectiveness of this offering; and

       - the conversion of all outstanding preferred shares into 27,006,166 common shares immediately prior to the completion of the offering;

    - on a pro forma as adjusted basis, after giving effect to the sale of 7,500,000 common shares offered by us at an assumed initial public offering price of $9.00 per share after deducting the underwriting discount and estimated offering expenses payable by us, and the receipt of net proceeds from this offering.

                                                                      SEPTEMBER 30, 1999
                                                              -----------------------------------
                                                                                       PRO FORMA
                                                               ACTUAL     PRO FORMA   AS ADJUSTED
                                                              ---------   ---------   -----------
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
Cash and cash equivalents...................................  $  12,988   $  39,047    $ 100,622
Current portion of long-term debt...........................        680         680          680
Long-term debt, net of current portion......................        261         261          261
Convertible preferred shares, $0.83 par value:
  Authorized 56,500,000 shares; issued and outstanding
    23,479,503 shares (actual); no shares (pro forma and as
    adjusted)...............................................     19,488          --           --
Common shares, $0.001 par value:
  Authorized 100,000,000 shares; issued and outstanding
    6,074,019 shares (actual); 33,126,003 shares (pro
    forma); 40,626,003 shares (as adjusted).................          6          33           41
Additional paid-in capital..................................    140,075     185,595      247,162
Deferred compensation.......................................    (10,166)    (10,166)     (10,166)
Services receivable from shareholder........................     (4,784)     (4,784)      (4,784)
Note receivable from shareholder............................       (416)       (416)        (416)
Accumulated other comprehensive income......................         51          51           51
Accumulated deficit.........................................   (118,686)   (118,686)    (118,686)
                                                              ---------   ---------    ---------
Total shareholders' equity..................................     25,568      51,627      113,202
                                                              ---------   ---------    ---------
Total capitalization........................................  $  25,829   $  51,888    $ 113,463
                                                              =========   =========    =========

    Common shares exclude:

    - 5,130,509 common shares issuable upon the exercise of options outstanding at September 30, 1999 at a weighted average exercise price of $1.10 per share;

    - 7,478,805 common shares issuable upon exercise of warrants outstanding at September 30, 1999 at an exercise price ranging from $0.70 to $1.15 per share;

    - 2,607,805 common shares available for issuance under our 1999 option plan; and

    - 300,000 common shares available for issuance under our 1999 employee share purchase plan.

                                    DILUTION

    Our pro forma net tangible book value as of September 30, 1999 was approximately $48.9 million or approximately $1.48 per share. Pro forma net tangible book value per share represents pro forma tangible assets less total liabilities, divided by our pro forma number of outstanding common shares after giving effect to, on a pro forma basis:

    - the sale of 1,526,663 Series I1 preferred shares which closed in November 1999;

    - the issuance of 45,818 common shares upon exercise of options under our 1994 stock plan between September 30, 1999 and November 5, 1999;

    - the exercise of a warrant for 2,000,000 preferred shares that the warrant holder has committed to exercise on the effectiveness of this offering; and

    - the conversion of all outstanding preferred shares into 27,006,166 common shares immediately prior to the completion of the offering.

    Without taking into account any changes in such pro forma net tangible book value per share after September 30, 1999, other than to give effect to the sale of the common shares in this offering at an assumed initial public offering price of $9.00 per share after deducting the underwriting discount and estimated expenses payable by us and the receipt of the net proceeds of such sale, the pro forma net tangible book value as of September 30, 1999 would have been approximately $110.5 million or approximately $2.72 per share. This represents an immediate increase in pro forma net tangible book value per share of $1.24 to existing shareholders and an immediate dilution of $6.28 per share to new investors. The following table sets forth this per share dilution:

Assumed initial public offering price per share.............          $9.00

  Pro forma net tangible book value per share at
    September 30, 1999......................................  $1.48

  Increase in pro forma net tangible book value per share
    attributable to new investors...........................   1.24
                                                              -----

Pro forma net tangible book value per share after the
  offering..................................................           2.72
                                                                      -----

Dilution in pro forma net tangible book value per share to
  new investors.............................................          $6.28
                                                                      =====

    The following table summarizes on a pro forma basis as of September 30, 1999 the differences between the number of common shares purchased from us, the total consideration paid and the average price per share paid by existing shareholders and by the new investors in the offering, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us, at an assumed initial public offering price of $9.00 per share.

                                                                                               AVERAGE
                                              SHARES PURCHASED        TOTAL CONSIDERATION     PRICE PAID
                                            ---------------------   -----------------------   ----------
                                              NUMBER     PERCENT       AMOUNT      PERCENT    PER SHARE
                                            ----------   --------   ------------   --------   ----------
Existing shareholders.....................  33,126,003       82%    $144,498,000       68%       $4.36
New investors.............................   7,500,000       18%      67,500,000       32%        9.00
                                            ----------     ----     ------------     ----
  Total...................................  40,626,003      100%    $211,998,000      100%
                                            ==========     ====     ============     ====

    The foregoing discussion and table includes the exercise of a warrant for 2,000,000 preferred shares that the warrant holder has committed to exercise and the closing of the sale of Series I1 preferred shares and excludes:

    - 5,130,509 common shares issuable upon the exercise of options outstanding at September 30, 1999 at a weighted average exercise price of $1.10 per share;

    - 7,478,805 common shares issuable upon exercise of warrants outstanding at September 30, 1999 at exercise prices ranging from $0.70 to $1.15 per share;

    - 2,607,805 common shares available for issuance under our 1999 option plan; and

    - 300,000 common shares available for issuance under our 1999 employee share purchase plan.

    If all options and warrants outstanding at September 30, 1999 were exercised, the pro forma net tangible book value per share immediately after completion of the offering would be $2.29, which represents an immediate dilution in net tangible book value per share of $6.71 to purchasers of common shares in the offering. See "Management--Employee Benefit Plans" and the notes to our consolidated financial statements for more information on our option plans.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, including the related notes found elsewhere in this prospectus. The statement of operations data for the fiscal years ended June 30, 1997, 1998 and 1999 and the balance sheet data as of June 30, 1998 and 1999 are derived from the audited consolidated financial statements of interWAVE included elsewhere in this prospectus, which have been audited by KPMG LLP, independent auditors. The statement of operations data for the fiscal years ended June 30, 1995 and 1996 and the balance sheet data as of June 30, 1995, 1996 and 1997 are derived from unaudited consolidated financial statements not included in this prospectus. The statement of operations data for the periods ended September 30, 1998 and 1999 and the balance sheet data as of September 30, 1999 are unaudited.

    Our consolidated financial statements are prepared in accordance with U.S. GAAP. All dollar amounts are expressed in U.S. dollars. Our fiscal year ends on the Friday nearest June 30.

                                                                                                          THREE MONTHS
                                                                                                              ENDED
                                                             FISCAL YEAR ENDED JUNE 30,                   SEPTEMBER 30,
                                                ----------------------------------------------------   -------------------
                                                  1995       1996       1997       1998       1999       1998       1999
                                                --------   --------   --------   --------   --------   --------   --------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues..................................  $    --    $     --   $  1,841   $ 12,995   $ 17,293   $ 4,487    $ 5,377
Cost of revenues..............................       --          --      3,617     12,251     12,531     2,477      3,973
                                                -------    --------   --------   --------   --------   -------    -------
Gross profit..................................       --          --     (1,776)       744      4,762     2,010      1,404
                                                -------    --------   --------   --------   --------   -------    -------
Operating expenses:
  Research and development....................    3,415      11,268     14,169     15,300     14,174     3,872      3,562
  Selling, general and administrative.........    1,065       4,818      6,923      7,742      7,440     1,759      2,088
  Amortization of deferred stock
    compensation..............................      908       4,422      6,377      7,604      5,254     1,523      2,820
                                                -------    --------   --------   --------   --------   -------    -------
Total operating expenses......................    5,388      20,508     27,469     30,646     26,868     7,154      8,470
                                                -------    --------   --------   --------   --------   -------    -------
Loss from operations..........................   (5,388)    (20,508)   (29,245)   (29,902)   (22,106)   (5,144)    (7,066)
Interest expense..............................       (9)        (66)      (479)    (1,115)    (2,403)      (49)    (1,959)
Other income..................................      103         620        653        415        154       102         59
                                                -------    --------   --------   --------   --------   -------    -------
Net loss before income taxes..................   (5,294)    (19,954)   (29,071)   (30,602)   (24,355)   (5,091)    (8,966)
Income tax expense............................       --          --        111        220        113        --         --
                                                -------    --------   --------   --------   --------   -------    -------
Net loss......................................  $(5,294)   $(19,954)  $(29,182)  $(30,822)  $(24,468)  $(5,091)   $(8,966)
                                                =======    ========   ========   ========   ========   =======    =======
Basic and diluted net loss per share..........  $ (1.55)   $  (5.36)  $  (7.12)  $  (6.68)  $  (4.96)    (1.05)     (1.64)
                                                =======    ========   ========   ========   ========   =======    =======
Weighted average common shares outstanding
  basic and diluted...........................    3,422       3,720      4,099      4,614      4,934     4,840      5,480
                                                =======    ========   ========   ========   ========   =======    =======
Basic and diluted pro forma net loss per share
  (unaudited).................................                                              $  (0.77)               (0.28)
                                                                                            ========              =======
Shares used in computing pro forma net loss
  per share, basic and diluted (unaudited)....                                                31,599               31,599
                                                                                            ========              =======

                                                                                  JUNE 30,                         SEPTEMBER 30,
                                                            ----------------------------------------------------   -------------
                                                              1995       1996       1997       1998       1999         1999
                                                            --------   --------   --------   --------   --------   -------------
                                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.................................  $11,206    $25,768    $14,862    $ 7,340    $ 3,919       $12,988
Working capital...........................................   10,476     23,519     14,785     10,770      1,608        17,739
Total assets..............................................   12,992     34,779     34,986     29,613     26,568        35,080
Long-term debt, net of current portion....................      134      6,364      1,288      1,074        486           261
Total shareholders' equity................................   12,037     24,046     21,447     18,453      8,800        25,568

    The pro forma financial data presented above reflects the exercise of outstanding warrants to purchase 2,000,000 preferred shares upon the closing of the offering, the sale of 1,526,663 shares of Series I1 preferred shares and the conversion upon the closing of the offering of all outstanding preferred shares into 27,006,166 common shares.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ TOGETHER WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. OUR FISCAL YEAR ENDS ON THE FRIDAY NEAREST JUNE 30.

OVERVIEW

    We provide compact wireless communications systems for the GSM market. We were incorporated in June 1994 and recorded our first product sale in May 1997. Our systems were initially deployed to add capacity and coverage to existing systems, primarily in Asia. Deployments of community networks began in 1998, primarily in China and Africa. Trials of our wireless office systems commenced in 1999 in both Europe and Asia. Prior to May 1997, we had no sales and our operations consisted primarily of various start-up activities, such as research and development, recruiting personnel, conducting customer field trials and raising capital. We generated net revenues of $1.8 million in 1997, $13.0 million in 1998, $17.3 million in 1999 and $5.4 million in the three months ended September 30, 1999. We incurred net losses of $29.2 million in 1997, $30.8 million in 1998, $24.5 million in 1999 and $9.0 million in the three months ended September 30, 1999. As of September 30, 1999, we had an accumulated deficit of $118.7 million.

    We operate in a single business segment. We generate net revenues from sales of our systems and, in connection with our direct sales activity, from installation, maintenance contracts and support of those systems. Revenue derived from systems sales, comprised of unit sales of our WAVEXpress base station and base station controller, our WAVEXchange, our Network In A Box and our WAVEView management system, constituted 96% of net revenues in 1997, 92% of net revenues in 1998 and 88% of net revenues in 1999. Revenue is recognized when all of the following have occurred: the system has been shipped, title and risk of loss have passed to the customer, we have the right to invoice the customer, collection of the receivable is probable and we have fulfilled all contractual obligations to the customer. Revenue from installation is recognized as the services are performed to the extent of direct installation costs incurred, and the excess is deferred and recognized over the estimated life of the product, while revenue from extended warranty coverage and customer support is recognized ratably over the period of the service contract. Trial sales directly to wireless service providers are not recognized as revenue until the trial is completed. Trials of our systems conducted by communications equipment providers and systems integrators are typically shipped from inventory held by those parties and do not result in incremental revenue to us.

    Currently, our revenues are generated by sales to communications equipment providers and system integrators that may either sell our systems on a stand-alone basis or integrate them with their systems and by our direct sales force. In fiscal year 1999, sales to communications equipment providers represented 61% of total revenues, sales to systems integrators accounted for 23% of total revenues and direct sales to wireless service providers represented 16% of total revenues.

    Net revenues outside the United States represented approximately 83%, 49%, 30% and 27% of total net revenues in fiscal years 1997, 1998, 1999 and for the three months ended September 30, 1999, respectively. We have derived and expect to continue to derive a majority of our revenues from products installed outside the U.S. by both non-U.S. and U.S. based communications equipment providers, systems integrators and wireless service providers, subjecting our revenue stream to risks from economic uncertainties, currency fluctuations, political instability and uncertain cultural and regulatory environments. All of our revenues are in U.S. dollars, which reduces our exposure to fluctuations in revenues attributable to changes in currency exchange rates. In addition, we face risks inherent in conducting global business. These risks include extended collection time for receivables, reduced ability to enforce obligations and reduced protection for our intellectual property.

    We recorded revenue from our first product sale in May 1997. We have a limited history of generating significant revenues, and many of our products have only recently been introduced. We have incurred substantial operating losses since our inception and we expect to incur net losses in the future which may be substantial. Most of our expenses are fixed in the near term, and we may not be able to quickly reduce spending if our revenue is lower than anticipated. Therefore, net losses in a given quarter could be greater than expected. You have limited historical financial data and operating results with which to evaluate our business and our prospects. You must consider our prospects in light of the early stage of our business in a new and rapidly evolving market. This makes it difficult to assess whether we can successfully execute our business strategy. See "Risk Factors."

    Communications equipment providers, system integrators and wireless service providers typically perform numerous tests and extensively evaluate products before incorporating them into their networks. The time required for testing, evaluation and design of our systems into the service provider's network typically ranges from six to twelve months. During the trial period we sell a limited number of units. The successful completion of the trial phase often results in another sale of additional units intended for deployment in commercial service. Our business could be adversely affected if a significant customer reduces or delays orders during our sales cycle or chooses not to deploy networks incorporating our systems.

    Cost of revenues consists of material costs, direct labor costs, warranty costs, royalties, overhead related to manufacturing our products, amortization of intangible assets, and customer support costs. Gross profit is affected by changes in the average selling price of our products and the proportion of our net revenue derived from the sale of products and services, and our mix of products. Our WAVEXchange and Network In A Box products contain software features that earn us a higher relative gross profit than our WAVEXpress/BTS. Revenue derived from indirect sales typically carries a lower gross profit percentage than direct sales.

    Research and development expenses consist primarily of compensation and related costs for research and development personnel and expenses for testing facilities and equipment. All research and development costs are expensed as they are incurred. We expect to continue to make substantial investments in research and development and anticipate that these expenses will continue to increase in absolute dollars.

    Selling, general and administrative expenses consist primarily of compensation and related costs for sales and sales support personnel, marketing personnel, financial, accounting, human resource and general management personnel, sales commissions, marketing programs, legal and professional services, travel expenses, bad debt expenses and other general corporate expenses. We expect to incur substantial expenditures related to sales and marketing activities, the recruitment of additional sales and marketing personnel and the expansion of our domestic and international distribution channels. We expect selling, general and administrative expenses to increase in absolute dollars due to the addition of sales and marketing personnel and due to the additional costs related to the anticipated growth of our business and operation as a public company.

    We are planning to consolidate our manufacturing activities with a single contract manufacturer. Accordingly, our dependence on this manufacturer will increase. Problems encountered during the consolidation or future problems relating to the manufacturer's inability to meet our quality and delivery specifications could harm our operating results.

    Since our inception, we have used share option programs for key employees as compensation to attract strong business and technical talent. We have recorded compensation expense for our option grants. The expense is equal to the excess of the fair market price on the date of grant or sale over the option exercise price. Of the total deferred compensation, approximately $6.4 million, $7.6 million, $5.3 million and $2.8 million was amortized in fiscal years 1997, 1998, 1999 and the three months ended September 30, 1999, respectively. The balance in deferred compensation of $10.2 million at September 30, 1999 is being amortized on an accelerated basis over the vesting period of the applicable options, which is typically four years.

    Our products operate on the GSM standard. GSM competes with other digital standards, including code division multiple access, or CDMA, and time division multiple access, or TDMA. GSM also competes with analog standards. In the event that TDMA or CDMA become the dominant digital wireless communication standard in geographic markets we are seeking to address, the acceptance of our products and our revenues and operating results would be harmed.

    Our industry is intensely competitive, and many of our competitors are major telecommunications equipment providers with resources that are significantly greater than ours. In addition to competitive pressures, we will also likely encounter declining sales prices and profit margins over time as products mature.

RESULTS OF OPERATIONS

    The following table presents certain consolidated statement of operations data for the periods indicated as a percentage of net revenues.

                                                                             THREE MONTHS
                                                                                ENDED
                                  FISCAL YEARS ENDED JUNE 30,               SEPTEMBER 30,
                              ------------------------------------      ----------------------
                                1997          1998          1999          1998          1999
                              --------      --------      --------      --------      --------
As a Percentage of Net
  Revenues:
  Net revenues..............     100.0 %       100.0 %       100.0 %      100.0 %       100.0 %
  Cost of revenues..........     196.5          94.3          72.5         55.2          73.9
                              --------      --------      --------       ------        ------
  Gross margin..............     (96.5)          5.7          27.5         44.8          26.1
Operating expenses:
  Research and development..     769.6         117.7          82.0         86.3          66.2
  Selling, general and
    administrative..........     376.0          59.6          43.0         39.2          38.8
  Amortization of deferred
    stock compensation......     346.4          58.5          30.4         33.9          52.4
                              --------      --------      --------       ------        ------
Total operating expenses....   1,492.1         235.8         155.4        159.4         157.5
                              --------      --------      --------       ------        ------
  Loss from operations......  (1,588.5)       (230.1)       (127.8)      (114.6)       (131.4)
  Interest expense..........     (26.0)         (8.6)        (13.9)        (1.1)        (36.4)
  Other income (loss) net...      35.5           3.2           0.9          2.3           1.1
                              --------      --------      --------       ------        ------
  Loss before income
    taxes...................  (1,579.1)       (235.5)       (140.8)      (113.5)       (166.7)
  Income tax expense........      (6.0)         (1.7)         (0.7)          --            --
                              --------      --------      --------       ------        ------
  Net loss..................  (1,585.1)%      (237.2)%      (141.5)%     (113.5)%      (166.7)%
                              ========      ========      ========       ======        ======

    Sales to major customers are as follows (in thousands):

                                                    NET REVENUES
                                -----------------------------------------------------
                                                                     THREE MONTHS
                                         FISCAL YEARS                   ENDED
                                        ENDED JUNE 30,              SEPTEMBER 30,
                                ------------------------------   --------------------
                                  1997       1998       1999       1998        1999
                                --------   --------   --------   --------    --------
Nortel Networks...............   $   --     $2,392     $8,797     $2,379      $  942
ADC Telecommunications/
  Microcellular Systems,
  Ltd.........................      279      6,099      3,449      1,405       1,122
Hutchison Telecommunications
  (Hong Kong).................    1,251      2,754      1,409        200         257
Total Access Communications...        8      1,750        505         --         500
HangZhou Topper Electric
  Corporation.................       --         --        400         --       2,068
Alcatel.......................       --         --      1,217        503          88

                                                % OF TOTAL NET REVENUES
                                --------------------------------------------------------
                                                                       THREE MONTHS
                                         FISCAL YEARS                     ENDED
                                        ENDED JUNE 30,                SEPTEMBER 30,
                                -------------------------------   ----------------------
                                  1997        1998       1999       1998          1999
                                ---------   --------   --------   --------      --------
Nortel Networks...............        --%      18%        51%        53%           18%
ADC Telecommunications/
  Microcellular Systems,
  Ltd.........................        15       47         20         31            21
Hutchison Telecommunications
  (Hong Kong).................        68       21          8          4             5
Total Access Communications...        --       13          3         --             9
HangZhou Topper Electric
  Corporation.................        --       --          2         --            38
Alcatel.......................        --       --          7         11             2

    The percentage of net revenues on a fiscal year basis comprised by sales to Nortel Networks may decline due in part to the broadening of our customer base. Nortel Networks is a principal shareholder of ours and an employee of Nortel Networks serves on our board of directors. ADC Telecommunications, Alcatel and the corporate parent of Hutchinson Telecommunications are shareholders of ours. Microcellular Systems was created by a spin-off from ADC Telecommunications. Due in part to general improvements in economic conditions in several key Asian markets, we may experience increased sales in Asia in future periods.

    We have also begun negotiations for a purchase/resale agreement with Intasys Corporation, one of our shareholders. Intasys plans to market our products in Canada. As of September 30, 1999, we had recorded $2.8 million in services receivable from shareholder as a result of our issuance to Intasys of a warrant to purchase 615,000 common shares at $1.00 per share. This warrant expires on the effectiveness of our initial public offering. See Note 9 to the consolidated financial statements.

COMPARISON OF THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999

NET REVENUES

    Net revenues increased 20% or $0.9 million from $4.5 million for the three months ended September 30, 1998 to $5.4 million for the three months ended September 30, 1999. This increase was due to continued increases in the number of active customers and the continued deployment of our systems. Four customers accounted for all of our net revenues in the three months ended September 1998 while 11 customers accounted for all of our net revenues in the three months ended September 1999. Sales to Nortel Networks and ADC Telecommunications accounted for 53% and 31%, respectively, of net revenues in the three months ended September 30, 1998, while sales to HangZhou Topper Electric Corporation and Microcellular Systems in the United Kingdom accounted for 38% and 21%, respectively, of net revenues in the three months ended September 30, 1999.

COST OF REVENUES

    Cost of net revenues increased 60% or $1.5 million during the three months ended September 30, 1999 compared with the three months ended September 30, 1998. As a percentage of net revenues, cost of revenues increased from 55% for the three months ended September 30, 1998 to 74% for the three months ended September 30, 1999, due to the mix of products sold. In the three months ended September 30, 1998, 38% of net revenues was attributed to our WAVEXchange and Network In A Box products, which earn higher gross profits, while 43% was attributed to our WAVEXpress/BTS, which earns lower gross profits. In the three months ended September 30, 1999, 24% of net revenues was attributed to our WAVEXchange and Network In A Box products, which earn higher gross profits, while 65% was attributed to our WAVEXpress/BTS, which earns lower gross profits. The product mix in any quarter will vary depending on the customer's application and network design, and therefore our gross profits will fluctuate. Due to the relatively short time that we have been shipping our complete product line, we are unable to forecast with certainty our product mix on a quarterly basis. However, we expect that our gross profits will fluctuate on a quarterly basis.

RESEARCH AND DEVELOPMENT EXPENSES

    Research and development expenses declined approximately $0.3 million or 8% from $3.9 million for the three months ended September 30, 1998 to $3.6 million for the three months ended September 30, 1999. The decrease was primarily due to a $0.5 million reduction in non-recurring engineering costs and engineering contractor expenses, partially offset by a $0.2 million increase in engineering staff and recruiting expenses.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses increased $329,000 or 19% during the three months ended September 30, 1999 compared with the three months ended September 30, 1998. Approximately $274,000 of the increase was due to increased sales and administration personnel and approximately $61,000 was due to increased sales commissions on higher revenue. Selling, general and administrative expenses are expected to continue to increase as we expand our marketing and sales support staff to support the increased number of customers we serve and as we increase our general, administrative and management expenses to provide support as a public company. For example, our chief financial officer joined our payroll in July 1999, and our president and chief operating officer joined our payroll in September 1999.

AMORTIZATION OF DEFERRED STOCK COMPENSATION

    Amortization of deferred stock compensation increased $1,297,000 or 85% during the three months ended September 30, 1999 compared with the three months ended September 30, 1998. During the three months ended September 30, 1999, options to purchase 1,973,750 common shares were granted at an average exercise price of $1.45 resulting in an addition to deferred stock compensation expense of $9.3 million.

INTEREST EXPENSE

    Interest expense increased from $49,000 in the three months ended
September 30, 1998 to $1,959,000 in the three months ended September 30, 1999. Of the 1999 amount, $1,744,000 was due to amortization of the discount ascribed to the warrants issued in conjunction with the bridge loan financing. See
"Note (8) to Consolidated Financial Statements." The notes were converted to Series H1 preferred shares as of September 10, 1999. As a result of the conversion of the notes into Series H1 preferred shares in September, the unamortized discount was converted to additional paid-in-capital, and no further interest expense will be incurred relative to the bridge loan financing. Should we elect to borrow funds under our committed revolving line of credit, we will incur interest expense during any periods when amounts are outstanding under the line. At current interest rates, the maximum borrowings under the available line would result in quarterly interest expense of approximately $112,000. There are no current plans to draw down any of the available funds under this revolving line of credit.

COMPARISON OF FISCAL YEARS ENDED JUNE 30, 1997, 1998 AND 1999

NET REVENUES

    We began generating revenue in May 1997. Net revenues increased
$11.2 million, from $1.8 million in 1997 to $13.0 million in 1998. This increase was due primarily to the generation of revenue in four quarters of 1998 versus only two months of 1997.

    Net revenues increased $4.3 million or 33%, from $13.0 million in 1998 to $17.3 million in 1999. This increase was principally due to increased sales to Nortel Networks, who began marketing our products in the fourth quarter of 1998. Nortel Networks accounted for $8.8 million of our 1999 net revenues, an increase of $6.4 million over 1998. This increase, however, was offset by a reduction in sales, through ADC Telecommunications who, with our consent, assigned our distribution agreement to Microcellular Systems, a new company formed by a group of former ADC Telecommunications employees in the spring of 1999. ADC Telecommunications accounted for $3.4 million of our sales in 1999 and $6.1 million in 1998. Also, in the second half of fiscal 1998, wireless service providers in Asia were adversely impacted by local economic conditions and accordingly curtailed their planned programs to deploy our products aggressively in their networks. Thus, sales to Hutchison Telecommunications (Hong Kong) and Total Access Communications each declined to less than 10% of our revenues in fiscal 1999. Net revenues in 1999 included $1.0 million related to training and support services provided to a communications equipment provider. We incurred $0.2 million of expenses related to this net revenue.

COST OF REVENUES

    Cost of revenues increased $8.7 million from $3.6 million in 1997 to $12.3 million in 1998. This increase is primarily attributable to the increase in net revenues described above. As a percentage of net revenues, cost of revenues decreased from 196% in 1997 to 94% in 1998, due primarily to a smaller rate of increase in customer support costs than in net revenues. The 1998 cost of revenues includes an approximately $1.4 million charge due to an inventory write-off of product originally ordered to satisfy anticipated product orders from our Asian customers in the second half of fiscal 1998, but which could not be shipped due to the economic status in that region.

    Cost of revenues increased $0.2 million from $12.3 million in 1998 to $12.5 million in 1999. As a percentage of net revenues, cost of revenues decreased from 94% in 1998 to 72% in 1999. The decrease in the percentage of net revenues was primarily due to lower cost of revenues associated with the WAVEXchange and Network In A Box products introduced in the first half of fiscal 1998.

RESEARCH AND DEVELOPMENT EXPENSES

    Research and development expenses increased $1.1 million or 8% from $14.2 million in 1997 to $15.3 million in 1998. This increase in 1998 was primarily due to an increase in non-recurring engineering costs of $1.3 million in conjunction with regulatory testing and development of our radios, depreciation expenses of $0.6 million, and facilities related expenses of $0.9 million. The 1997 expenses included $1.7 million in preproduction manufacturing and service support expenses. These expenses were classified as costs of revenue in 1998.

    Research and development expenses decreased $1.1 million or 7% from $15.3 million in 1998 to $14.2 million in 1999 due to a reduction in non-recurring engineering costs and engineering contractor expenses of $1.1 million, as well as due to reduced hiring and relocation expenses of $0.3 million and $0.5 million for prototype materials. These reductions were offset with other expense increases including additional personnel costs of $0.4 million, increased depreciation expense of $0.2 million and intangible amortization of $0.3 million.

    We anticipate an acceleration in research and development expenditures. From 1997 through 1999, however, the growth in our research and development expenditures was affected by our difficulties in attracting and retaining trained personnel. Nevertheless, we have recently begun to increase our research and development expenses with an increase in research and development staff from 67 employees at June 30, 1999 to 75 employees at September 30, 1999. We expect to continue to add staff to future product development activities, including products utilizing the Internet Protocol and products utilizing the next generation of wireless standards.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses increased $0.8 million from $6.9 million in 1997 to $7.7 million in 1998. This increase consists of the addition of employees in our Hong Kong and Beijing offices to support our direct sales activity in the Pacific region and expenses associated with our participation in the 1998 GSM World Congress in Cannes, France.

    Selling, general and administrative expenses declined $0.3 million from $7.7 million in 1998 to $7.4 million in 1999. This decrease was due to a shift in our sales strategy to emphasize indirect sales channels. Selling general and administrative expenses began increasing in the fourth quarter of 1999 as we began making investments in marketing programs and increasing our presence in Hong Kong and Paris.

AMORTIZATION OF DEFERRED STOCK COMPENSATION

    Amortization of deferred stock compensation increased $1.2 million from $6.4 million in 1997 to $7.6 million in 1998. Amortization of deferred stock compensation decreased $2.3 million from $7.6 million in 1998 to $5.3 million in 1999.

INCOME TAXES

    There is no income tax on income earned in Bermuda.

    In 1997, 1998 and 1999 our U.S. subsidiary incurred net losses for United States federal and state income tax purposes; and we recorded a provision for income taxes of $111,000, $220,000 and $113,000, respectively, related to current international income tax provided on the profits attributable to our foreign operations. As of June 30, 1999, we had $23.8 million of federal and $12.7 million of state net operating loss carryforwards to offset future taxable income. The difference between available net operating losses and our accumulated deficit as reported for financial statement purposes is principally because losses incurred in Bermuda are not subject to a carry-forward since there is no tax on income earned in Bermuda, and the losses attributable to our U.S. subsidiary relate to the manufacturing and development operations of our U.S. subsidiary and not to our global sales and marketing activity.

QUARTERLY RESULTS OF OPERATIONS

    The following presents net revenues for our seven most recent quarters ended October 1, 1999.

                                                                      THREE MONTHS ENDED
                                 ---------------------------------------------------------------------------------------------
                                 MAR 27,       JUNE 26,       SEPT 25,      DEC 25,       MAR 25,       JULY 2,        OCT 1,
                                   1998          1998           1998          1998          1999          1999          1999
                                 --------      ---------      --------      --------      --------      --------      --------
Net revenues...............      $ 1,009        $ 5,465       $ 4,487       $ 4,097       $ 4,024       $ 4,685       $ 5,377

    We believe that period-to-period comparisons of our operating results are not necessarily meaningful. You should not rely on them to predict future performance. The amount and timing of our operating expenses may fluctuate significantly in the future as a result of a variety of factors. We face a number of risks and uncertainties encountered by early stage companies, particularly those in rapidly evolving markets such as the wireless communications industry. We may not be able to address these risks and difficulties successfully. In addition, we may not be able to continue to add new customers on a regular basis and our revenue may not grow, and we may not achieve or maintain profitability in the future.

    Our quarterly and annual operating results have fluctuated in the past and are likely to fluctuate significantly in the future. It is likely that in some future quarter our operating results will fall below the expectations of securities analysts and investors. In this event, the market price of our common share could significantly decline.

    See "Risk Factors--Our quarterly operating results are likely to fluctuate significantly and may fail to meet the expectations of securities analysts and investors, causing our stock price to decline" for more information on the factors affecting our quarterly results.

    Our sales cycle, which is typically between six and twelve months, contributes to fluctuations in our quarterly operating results. Further, the emerging and evolving nature of the market for systems such as our Network In A Box may lead prospective customers to postpone their purchasing decisions. In addition, general concerns regarding year 2000 compliance may further delay purchase decisions by prospective customers.

    Most of our expenses, such as employee compensation and lease payments for facilities and equipment, are relatively fixed in the near term. In addition, our expense levels are based, in part, on our expectations regarding future revenues. As a result, any shortfall in revenues relative to our expectations could cause significant changes in our operating results from quarter to quarter.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, we have financed our operations primarily through the sale of preferred equity securities and more recently through the sale of secured convertible notes and warrants.

    The following tables describe the preferred share issuances and debt financings that have funded our operations from inception through November 30, 1999:

PREFERRED STOCK FINANCINGS


                                                                        WARRANTS
                                   CONSIDERATION  PRICE     PREFERRED      OR
                                      ($           PER       SHARES      OPTIONS    EXERCISE
DATE CLOSED             SERIES     MILLIONS)      SHARE      ISSUED      ISSUED     PRICE/SHARE   PRINCIPAL INVESTOR(S)     NOTES

    8/94                  A           $ 2.8       $ 0.83    3,400,000   1,000,000     $1.00     EXCELlink                    (1)
    8/94                  B           $ 3.2       $ 1.20    2,670,000         --         --     Mainwell
    1/95                  C           $ 1.5       $ 1.50    1,000,000         --         --     EXCELlink, Sasson
    5/95                  D           $14.0       $ 3.00    4,680,000    100,000      $0.30     Mayfield, Morgan Stanley,    (2)
                                                                                                Sasson
    3/96                  E           $25.7       $10.00    2,567,167         --         --     Holodeck Ltd.                (3)
    5/97                  F           $17.3       $11.50    1,500,000         --         --     UCOM Company
                                                                                                International Limited
    3/98                  G           $24.5       $ 5.35    3,714,286   2,000,000     $7.00     Nortel Networks              (4)
    6/99                  H           $ 2.5       $ 7.00      360,000         --         --     ADC Telecommunications       (5)
    9/99                 H1           $12.0       $ 6.23    1,715,715    See          $1.00     Intasys, DAMAC, MediaTel     (6)
                                                                         Note 6
    11/99                I1           $12.2       $ 8.00    1,526,663         --         --     Alcatel USA

(1) A warrant to purchase an additional 1,000,000 Series A preferred shares at $1.00 per share was issued to EXCELlink and was exercised in May 1995. EXCELlink subsequently transferred the 1,000,000 Series A preferred to third parties.

(2) 80,000 of the 4,680,000 Series D preferred shares were sold to 15 sophisticated individual investors. Stock options to purchase a total of 100,000 common shares were issued to the Mayfield entities and were exercised in March 1997.

(3) All Series E preferred shares were sold to 75 sophisticated individual investors. Holodeck purchased 400,000 Series E preferred shares.

(4) Nortel Networks was the sole investor in the Series G preferred financing. The 3,714,286 Series G preferred shares listed includes shares issued in exchange for patent license rights and services to be rendered under an original equipment manufacturing agreement. The warrant issued to Nortel Networks is for 2,000,000 Series G preferred shares at $7.00 per share. Using the Black-Scholes option valuation model, $4,629,000 of the amount raised in the Series G preferred financing is attributed to the warrant. Additional information regarding this preferred stock financing is provided under "Certain Transactions-Series G Preferred Financing" and "Consolidated Financial Statements-Note 9".

(5) The purchase price for the 360,000 Series H preferred shares listed was paid by the cancellation and satisfaction of all outstanding invoices and indebtedness by us for services performed by ADC Telecommunications.

(6) In addition to the 1,715,715 Series H1 preferred shares listed, an additional 1,872,335 Series H1 preferred shares were issued upon the automatic conversion of our 1999 convertible note and warrant financing. Additional information regarding the conversion is provided under "Certain Transactions-Convertible Note and Warrant Financing".

Each preferred share converts automatically into 1 common share upon completion of our initial public offering.

DEBT FINANCINGS


                         FUNDS
                        BORROWED ($   ANNUAL
DATE CLOSED             MILLIONS)     RATE              DESCRIPTION OF DEBT                 PRINCIPAL INVESTOR(S)          NOTES

      5/96                 $ 6.0         12%     Note Convertible into Series E       Holodeck Ltd.                         (1)
                                                 Preferred Shares
   2/97-8/97               $ 1.6         (2)     Note Payable                         PhoenixCor                            (2)
   12/98-6/99              $12.7          8%     Notes Convertible into Series H1     EXCELlink, Holodeck, Mayfield,        (3)
                                                 Preferred Shares                     Morgan Stanley, Nortel Networks,
                                                                                      UCOM, other shareholders

 (1) The note and all accrued interest was paid in full in May 1998.

 (2) Financing of capital equipment under a $2.5 million secured line of credit. The line of credit has expired. The current outstanding balance is $0.7 million. The interest rate is 6% above average term treasury notes.

 (3) Notes payable, convertible by their terms upon closing of at least
     $10 million in permanent preferred share financing which occurred on September 10, 1999, including interest accrued at 8% per annum through September 10, 1999.

    During the second quarter of fiscal 1999, we experienced a shortage of cash. As a result, in December 1998 we initiated a bridge loan and warrant financing with our principal investors. Nortel Networks loaned us $1.4 million in December. An additional $3.7 million was loaned to us in March 1999 by Nortel Networks, EXCELlink, Mayfield Funds and Morgan Stanley Dean Witter Venture Partners. In May and June 1999, other preferred investors loaned us
$7.6 million. Each of our
then preferred shareholders were given the opportunity to participate in this financing and, if they participated at a minimum percentage of their initial investment, we granted them the right to exchange their existing preferred shares for a more senior security in the same series. In conjunction with these loans, we issued five year warrants to purchase 6,345,931 common shares at $0.70 per share. These warrants were valued using the Black-Scholes model at $5,877,018. Approximately 95% of our preferred shareholders participated at least to their minimum level to attain the senior security. See Note 8 to the Consolidated Financial Statements.

    As of September 30, 1999, cash and cash equivalents were $13.0 million. In November 1999, we received $12.0 million in net proceeds from the sale of additional preferred shares.

    We expect the net proceeds of this offering to be $61.6 million, based on an assumed offering price of $9.00 and after deducting underwriting discounts and estimated offering expenses. In addition, as a result of the exercise of warrants which would otherwise expire on the effectiveness of the offering, we could receive additional proceeds of up to $15.1 million. We plan to use
$4.5 million of the net proceeds for capital expenditures during fiscal 2000. We also will use a portion of the net proceeds to fund increased facility rent of $1.0 million per year beginning in fiscal 2000. We expect to use the remainder of the net proceeds for general corporate purposes including research and development and working capital.

    Cash used in operating activities was $1.2 million for the three months ended September 30, 1999, $13.3 million in 1999, and $21.0 million in 1998.

    Cash used in investing activities was $1.0 million for the three months ended September 30, 1999, $2.0 million in 1999 primarily for capital equipment purchases, and cash provided by investing activities was $0.3 million in 1998 resulting from the sale of short term investments partially offset by capital equipment purchases.

    Cash provided by financing activities was $11.4 million for the three months ended September 30, 1999, $11.8 million in 1999, and $13.1 million in 1998. Cash provided by financing activities in 1999 was primarily due to issuances of convertible notes and warrants while in 1998 cash provided by financing activities was primarily due to issuances of preferred shares and sale of a related warrant, partly offset by payments on notes payable to shareholders.

    Our accounts receivable balances have been dominated by large amounts due from our principal customers who are all large, internationally recognized corporations. While terms of sale vary from customer to customer, payment practices of these large corporations have resulted in delays in collection and our quarterly days sales outstanding was 134 days based on the accounts receivable as of June 30, 1999. Based on quarterly sales and accounts receivable as of September 30, 1999 we reduced quarterly days sales outstanding to 109 days. Depending on the mix of sales to U.S. and non-U.S. based customers, and depending on the mix of terms of sale, our days sales outstanding will fluctuate from period to period.

    In November 1999 we received a commitment for a $5 million revolving line of credit from a commercial bank. This credit facility would allow us to borrow up to 70% of eligible accounts receivable at interest rates equal to the bank reference rate plus 1.25%. The lender would obtain a security interest in essentially all of our assets, and advances would be subject to our compliance with quarterly financial covenants including minimum tangible net worth, minimum earnings before interest, taxes, depreciation and amortization, and compliance with selected balance sheet ratios. While the lender has provided a firm commitment, we cannot be certain that we will execute a loan agreement.

    We have no material commitments other than obligations under our facilities leases. See note 11 of Notes to Consolidated Financial statements for more information on our facilities leases. Our future capital requirements will depend upon many factors, including the timing of research and product development efforts and expansion of our marketing efforts. We expect to continue to expend significant but smaller amounts on property and equipment related to the expansion of our facilities, and on research and development laboratory and test equipment, as the capital required for volume manufacturing is being committed by our contract manufacturers. We provide six or twelve month forecasts to our contract manufacturers. We generally commit to purchase products to be delivered within the next 60 days covered by these forecasts with cancellation fees. As of December 1, 1999, we had committed to make purchases totaling $4.4 million from these manufacturers in the next 60 days. In addition, in specific instances we may agree to assume liability for limited quantities of specialized components with lead times beyond this 60-day period.

    In future periods, we generally anticipate significant increases in our working capital needs on a period-to-period basis primarily as a result of planned increases in sales and marketing activity. In conjunction with the expected increases in sales, we expect higher levels of inventory and trade accounts receivable. While we also expect an increase in trade accounts payable and other liabilities, we do not expect that they will offset the increases in inventory and trade accounts receivable.

    We believe that continued substantial investment in research and development is critical to attaining our strategic product and cost-reduction objectives. We also expect to expand our field sales and customer support organizations as customers move from trials to large scale deployments. The growth of our business and operation as a public company will require additional personnel and related costs, resulting in increases in our selling, general and administrative expenses.

    We believe that the net proceeds of this offering, together with our existing cash balances, will be sufficient to meet our capital requirements at least through the next 12 months. However, we may need or could elect to seek additional funding prior to that time. In November 1999, we received a commitment from a financial institution for a revolving line of credit in the amount of $5,000,000 for a one year term subject to advances against eligible accounts receivable. In the event that we need to raise additional funds, we may not be able to do so on terms favorable to us. Furthermore, if we issue equity securities, shareholders may experience dilution or the new equity securities may have rights, preferences and privileges senior to those of existing holders of common shares. If additional funds are raised through the issuance of debt securities, such securities would have rights, preferences and privileges senior to holders of common shares, and the terms. If we cannot raise funds on terms favorable to us, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. See "Use of Proceeds," "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for more information on our capital requirements.

YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish between 20th and 21st century dates. This may result in software failures or the creation of erroneous results.

    We have largely completed our year 2000 readiness compliance and tested current versions of our products and vendor's software. We believe all current versions of our products are "year 2000 compliant," as defined below, when configured and used in accordance with the related documentation, and provided that the underlying operating system of the computer on which our products run and any other software used with or in the computer on which our products run, are compliant.

    We define "year 2000 compliant" as the ability to:

    - correctly handle date information needed for the December 31, 1999 to January 1, 2000 date change;

    - function according to the product documentation provided for this date change, without changes in operation resulting from the advent of a new century, assuming correct configuration;

    - if the date elements in interfaces and data storage specify the century, store and provide output of date information in ways that are unambiguous as to century; and

    - recognize the year 2000 as a leap year.

    We have tested software obtained from third parties that is incorporated into our products, and we believe that licensed software is year 2000 compliant. Despite testing by us and by current and potential clients, and assurances from developers of products incorporated into our products, our products may contain undetected errors or defects associated with year 2000 date functions. Known or unknown errors or defects in our products could result in delay or loss of revenue, diversion of development resources, damage to our reputation, or increased service and warranty costs, any of which could materially adversely affect our business, operating results or financial condition. Some industry analysts have predicted significant litigation regarding year 2000 compliance issues, and we are aware of such lawsuits against other vendors. Because of the unprecedented nature of such litigation, it is uncertain whether or to what extent we may be affected by it.

    We have initiated an assessment of our material internal information technology systems, including both our own software products and third party software and hardware technology. We have completed testing and we believe that we are compliant. If our information technology systems are not year 2000 compliant, we may not have allowed sufficient time for remediation of any deficiencies. To the extent that we are not able to test the technology provided by third party vendors, we are seeking assurances from vendors that their systems are year 2000 compliant. We have completed the inventory/ assessment of licensed software included in our products and have confirmed that the licensed software that we incorporate in our products is year 2000 compliant. This confirmation has been achieved through a combination of internal testing, vendor's year 2000 Readiness Disclosures, and an ongoing certification program addressing all of our suppliers and vendors.

    We are not currently aware of any material operational issues or costs associated with preparing our internal information technology for the year 2000. Our costs incurred through September 30, 1999, have totaled less than $25,000. We expect to incur less than $100,000 in costs to complete our year 2000 compliance efforts. However, we may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal information technology systems.

    We do not currently have any information concerning the year 2000 compliance status of some of our customers. If our current or future customers fail to achieve year 2000 compliance or if they divert technology expenditures to address year 2000 compliance problems, our business could suffer.

    We have funded our year 2000 plan from available cash and have not separately accounted for these costs in the past. To date, these costs have not been material. We expect to incur additional costs related to the year 2000 plan for administrative personnel to manage the project, outside contractor assistance, technical support for our products, product engineering and customer satisfaction. In addition, we may experience material problems and costs with year 2000 compliance that could adversely affect our business, results of operations, and financial condition.

    We have developed and documented contingency plans for business partners deemed to be at risk. We have also developed contingency plans for all of our business areas. In addition, we have contingency plans for critical internal inventory items, hardware and software, used in our internal infrastructure and our product cycle. These plans have been documented and distributed to potentially affected users of our systems. The overall cost of developing and implementing our plan may be material. Finally, we are also subject to external forces that might generally affect industry and commerce, such as utility or transportation company year 2000 compliance failures and related service interruptions.

    We believe our year 2000 worst case scenario would be the failure of a sole or limited source supplier to be year 2000 compliant. Our failure or the failure of one of these suppliers to be year 2000 compliant could seriously interrupt our manufacturing process, thereby substantially reducing our revenues.

FINANCIAL MARKET RISK

    Our financial market risk includes risks associated with international operations and related foreign currencies. We anticipate that international sales will continue to account for a significant portion of our consolidated revenue. Our international sales are in U.S. dollars and therefore are not subject to foreign currency exchange risk. Expenses of our international operations are denominated in each country's local currency and therefore are subject to foreign currency exchange risk; however, through June 30, 1999, we have not experienced any significant negative impact on our operations as a result of fluctuations in foreign currency exchange rates.

                                    BUSINESS

OVERVIEW

    We provide compact wireless communications systems using GSM, an international standard for voice and data communications. We have pioneered what we believe is the only commercially available system that provides all of the infrastructure equipment and software necessary to support an entire wireless network within a single, compact enclosure. We have designed our systems to serve the following applications in a cost-effective manner:

    - WIRELESS OFFICES. Our systems allow wireless users in organizations such as large corporations, government entities and universities to maintain contact with the organization's private telephone network whether the users are in their offices, out of their offices or moving between locations.

    - COMMUNITY NETWORKS. Our systems enable wireless service providers to add capacity in heavy usage areas and to provide telephone service in previously unserved communities.

    Our core product, WAVEXpress, delivers a comprehensive set of wireless network capabilities which are based on the GSM standard. WAVEXpress systems can serve as:

    - a base station to receive and transmit voice and data signals over radio frequencies;

    - a switch to route voice and data signals to their correct destinations;

    - a base station controller to manage voice and data signals between the base station and the switch; or

    - any combination of these functions depending on our system's hardware and software configuration.

    Our all-in-one solution, the Network In A Box, provides the capabilities of a complete wireless network in an enclosure approximately the size of a personal computer tower.

    We market and sell our solutions around the world utilizing a three-tiered sales strategy which includes selling to communications equipment providers, to systems integrators which integrate our systems with the products of other companies and through our own direct sales force. Since 1997 we have sold over 1,000 units which have been installed in 17 countries worldwide. We have established a strategic alliance with Nortel Networks, which accounted for 51% of our revenues in 1999 and which owns 24.0% of our outstanding shares. We have also recently entered into a strategic alliance with Alcatel Business Systems, which included the purchase by Alcatel USA of 4.6% of our outstanding shares. These alliances include purchase and distribution agreements through which both companies will market our products to their customers.

INDUSTRY

RAPID GROWTH FOR MOBILE WIRELESS COMMUNICATIONS

    In recent years, worldwide demand for mobile wireless communications has increased dramatically. According to International Data Corporation, the worldwide wireless market is expected to grow from 303 million users in 1998 to approximately 1.1 billion by 2003, a compounded annual growth rate of approximately 29%. This rapid growth has been driven by the increasing availability, functionality and affordability of wireless products and services.

    Changes in the worldwide regulatory environment, including the elimination of monopolies for public communications services, privatization of government-owned communications organizations and competitive licensing of radio frequency spectrum by regulatory authorities, have led to an increase in the number of communications service providers seeking to meet the rapidly growing demand for mobile wireless communications. In Europe, for example, recent European Union directives prohibit member countries from restricting competitive access to mobile and local service after January 1, 1998. In the United States, the Telecommunications Act of 1996 opened local telephone networks to new competition. Similar trends in developing countries are creating significant opportunities for new entrants in the communications market. This increasingly competitive environment is rapidly driving down the prices that end-users pay for services.

COMMUNICATIONS EQUIPMENT MARKET

    Wireless service providers are investing in expanding and upgrading their networks to add capacity and keep pace with the demand for value-added services. These investments are being driven by increased competition, strong subscriber growth and new product innovation. Such investments enable wireless service providers to extend geographic coverage, improve call quality, and deliver enhanced features and services. Despite reductions in the cost of communications equipment, service providers' capital budgets have continued to increase substantially. According to Dataquest, the digital wireless communications equipment market is expected to grow from approximately $31 billion in 1998 to over $41 billion by the end of 2002. Growth rates experienced by the industry as a whole may not, however, reflect growth rates that we will experience. In addition, recessionary conditions in Asia have resulted in reduced demand for wireless communications systems.

GLOBAL SYSTEM FOR MOBILE COMMUNICATIONS STANDARD

    The GSM standard competes primarily with the code division multiple access standard, or CDMA, the time division multiple access standard, or TDMA, and analog standards. According to The Comprehensive Guide to Wireless Technologies, all of the digital standards, including GSM, CDMA and TDMA, offer clearer voice communications than the older analog standards. We believe that digital standards will attract even more users in the future as functions such as high-speed data communications become available. The GSM standard allows users to receive text messages and allows users to roam across international boundaries without an interruption in service. The TDMA and CDMA standards provide similar advanced messaging capabilities, but do not allow users to roam internationally because the phones do not have a removable personal identity card, like GSM phones, to identify the user to the network regardless of location. Without this portable identity card, roaming of the user's phone is limited to networks that operate in the same frequency range as the user's home network. CDMA, which uses a wide frequency range with unique mathematical codes to distinguish different users, does not have a maximum number of calls it can handle at a given time, but rather can accommodate additional calls only by slightly degrading the quality of all ongoing calls. GSM and TDMA, which transmit and receive information in predefined time slots in a narrowly defined frequency range, cannot expand the maximum number of calls to accommodate surges in demand.

    According to International Data Corporation, GSM is the world's most widely accepted digital wireless standard with 132 million users in 1998 and is projected to grow to 556 million users by 2003. In 1998, GSM accounted for approximately 44% of the world wireless market while CDMA, TDMA and analog accounted for 8%, 6% and 31% of the world market, respectively. GSM is the dominant standard in Europe as a result of the European Union's decision to endorse a single unifying digital standard in the 1980s. In Asia, the rate of acceptance of the GSM standard is growing rapidly as wireless service providers have selected GSM to offer differentiated services and to increase capacity. On November 1, 1999, the GSM Association and the Universal Wireless Communications Consortium, the governing bodies of the GSM and TDMA standards, respectively, announced an agreement to jointly develop standards that enable GSM and TDMA systems to operate together. International standards organizations are also working to develop the next generation of standards that will replace all three of these technologies.

    Early in the history of the wireless market, analog standards achieved a strong presence in the United States while the GSM standard was being adopted in Europe. According to Allied Business Intelligence, Inc., at the end of 1998 there were 3 million GSM users in the United States, which represented 4.3% of all wireless users in the United States. Today, although the acceptance of the GSM standard in North America is in its early stages, increased penetration of the GSM standard is being driven by its ability to support international roaming, and will be further driven by its advanced data transmission and messaging capabilities. GSM has been adopted in North America by communications service providers, including Microcell, OmniPoint, PacBell and VoiceStream. Both CDMA and TDMA have a significant presence in the United States. Sprint PCS and GTE have deployed CDMA and AT&T Wireless has deployed TDMA in the United States.

NEXT GENERATION WIRELESS STANDARD

    An international consortium of standards bodies is working to establish the specifications of the next generation of wireless standards, often referred to as the third generation wireless standard, and to ensure its interoperability with existing network standards. Since the installed base of wireless networks was not designed to be interoperable with what we expect will be the next generation standard, significant capital expenditures will be required to update them. We believe wireless service providers will attempt to preserve their previous investments in infrastructure and will seek incremental solutions that will facilitate upgrading to the next generation wireless standard while ensuring interoperability among disparate networks. Industry analysts expect the next generation standard to use the Internet Protocol to enable high speed data transmissions over wireless networks. The Internet Protocol is the networking standard used to communicate voice and data across the Internet. Using the Internet Protocol for wireless network access would provide potential cost-savings for wireless service providers by allowing them to use the existing Internet infrastructure. We expect these developments will increase the demand for cost-effective, flexible, wireless networks that can be easily upgraded to the emerging next generation standard.

KEY DEVELOPING MARKET OPPORTUNITIES

    Rapid technological innovation in wireless communications is creating new and varied market opportunities.

    WIRELESS OFFICES. Wireless office networks combine the mobility and flexibility of wireless communications with all of the features of traditional wireline networks, and enable organizations such as large corporations, government entities and universities to integrate their private office networks with public wireless networks. This integration enables abbreviated dialing while the user remains within the private office network. After the user leaves the office building, incoming calls are routed to the user's mobile phone via the public wireless network. Wireless office networks can increase productivity by making it possible to reach employees through a single phone number at all times, regardless of location, while providing significant cost savings for the organization. The wireless office market enables wireless service providers to expand their customer base, reduce subscriber turnover, provide customized billing and establish a presence from which to offer wireless data networks. The Yankee Group estimates the market for GSM wireless office networks will be
10.9 million distinct phone lines in 2002 in the European corporate market alone. GSM wireless office networks compete with a digital European cordless telephone standard known as DECT. In 1998, DECT had an installed base of
1.6 million wireless office lines in Europe compared to 410,000 for GSM. However, unlike GSM, the DECT standard does not permit roaming outside the office premises. While some handset vendors either offer or are considering offering phones that support both DECT and GSM, the Yankee Group expects a limited market for such a product for both technical and economic reasons. The Yankee Group estimates the European market for DECT wireless office networks will be 4.7 million wireless office lines in 2002.

    COMMUNITY NETWORKS. Community networks enable the introduction of wireless service to areas that are currently not served by wireless providers or that may not have any telephone service. Wireless solutions such as wireless local loop networks offer the most cost-effective way to provide telephone service to areas with no current service. Wireless local loop networks are wireless communications systems that connect users to the public telephone network using radio signals as a substitute for traditional telephone connections. These markets offer substantial growth potential due to the relatively low level of rural and remote telephone service penetration and the continued need for low-cost communications services. According to Frost & Sullivan, the wireless local loop market is expected to grow from approximately $4.6 billion in 1998 to $16.5 billion in 2002. Wireless solutions provide a high-value proposition in developing countries since these solutions are generally less expensive than establishing a traditional telephone infrastructure, according to Frost & Sullivan. To succeed in the community networks market, we believe wireless service providers need to employ network systems that minimize initial capital expenditures while providing the flexibility to scale cost-effectively as demand grows. In addition, wireless service providers need to minimize ongoing operating costs, the largest of which are the charges associated with routing calls through a central switch, where traditionally all calls are processed.

PRIMARY OBJECTIVES OF THE WIRELESS SERVICE PROVIDER

    To better serve their existing user base and to gain market share, wireless service providers are focused on the following primary objectives:

    COST-EFFECTIVE NETWORK DEPLOYMENT. The deployment of traditional wireless networks requires significant capital expenditures. A typical wireless network consists of a switch to route voice and data signals to their correct destinations, multiple base station controllers to aggregate and manage voice and data signals between the switch and the base station and many base stations to transmit and receive voice and data signals over radio frequencies. Wireless networks are typically designed to support large user bases. Service providers need cost-effective ways to address smaller user bases. As service providers face increasing price competition, they will depend on communications equipment providers for cost-effective and technologically advanced infrastructure systems.

    EXTENSION OF COVERAGE. In the past, wireless networks have been deployed primarily in urban centers and other heavy usage areas. Increasing demand for improved service over wider geographic areas has prompted wireless service providers to accelerate the expansion of their networks. In addition, wireless service providers are deploying networks in locations where service has previously been inadequate or prohibitively expensive to provide.

    IMPROVED QUALITY OF SERVICE. Currently, wireless networks in metropolitan areas are prone to a lower quality of service when heavy usage causes capacity limits to be exceeded. Furthermore, wireless service in buildings, tunnels and subways is often interrupted or unavailable. Similarly, wireless services in remote areas are often limited due to the lack of a fully-developed wireless infrastructure. Improving the quality of wireless service involves increasing network capacity and capabilities to address current network constraints.

    VALUE-ADDED SERVICES. The extreme competition faced by wireless service providers requires them to offer differentiated, value-added services including the ability to roam across regional, national and international boundaries without an interruption in service, access to high-speed data transmission and other features such as voicemail and caller ID. In order to address increasing competitive pressures, wireless service providers must use flexible systems that enable them to deploy numerous services in a timely and cost-efficient manner.

    As wireless service providers seek to achieve these objectives in an extremely competitive market, they will increasingly require communications equipment providers to develop wireless network solutions that enable the flexible, cost-effective delivery of value-added services and that are capable of being easily adapted to the next generation wireless standard.

THE INTERWAVE SOLUTION

    Our systems offer a number of important advantages to GSM service providers, including:

COMPACT, FLEXIBLE AND MODULAR

    Our WAVEXpress products provide a comprehensive set of GSM network capabilities. We believe that we provide the only commercially available system that supports an entire GSM network within a single enclosure approximately the size of a personal computer tower. The WAVEXpress system can serve as a base station, base station controller, switch or any combination of these functions depending on our system's hardware and software configuration. The WAVEXpress product uses only four hardware modules which enables the system to be updated and enhanced by simply exchanging specific hardware modules and upgrading software. Our compact and modular system enables wireless service providers to implement wireless office networks, to fill in coverage blind spots, to increase capacity in heavy usage areas and to provide service to previously unserved areas.

COST-EFFECTIVE NETWORK DEPLOYMENT AND OPERATION

    Our compact, flexible systems enable us to be a price leader, reducing both initial and incremental capital expenditures for network deployment by wireless service providers. The flexible nature of our products enable wireless service providers to rapidly add capacity to their networks in a cost-effective manner. In addition, there are only four WAVEXpress hardware modules, which result in reduced maintenance and training costs, and a reduction in capital necessary to maintain spare parts in inventory. Furthermore, we have a patented switch technology that allows the network to determine whether a call should be directed to its destination by the local network or by a central switch. This proprietary switch capability allows a wireless service provider to reduce its dependence on the central switch and increase network efficiency, resulting in lower operating costs.

INTEROPERABILITY WITH EXISTING GSM NETWORKS

    We maintain strict adherence to GSM standards to ensure that our systems are compatible with other communications equipment providers' products. We have proven our systems' interoperability in live networks with equipment from all major communications equipment providers, including Alcatel, Ericsson, Lucent, Nokia, Nortel Networks and Siemens. Our systems are also compatible with existing private telephone systems. Interoperability enables wireless service providers to upgrade their existing systems without having to replace their entire network, facilitating the introduction of new capabilities and services in a timely and cost-effective manner. We plan to maintain our systems' interoperability despite changes to software, equipment configuration, network design and upgrades to the various network standards.

RAPID TIME-TO-MARKET FOR NEW, VALUE-ADDED SERVICES

    Service providers using our wireless network systems can achieve rapid time-to-market for new services which they can offer to new and existing users. Our flexible design enables the system to be readily upgraded through simple hardware additions and software reconfigurations. These features allow service providers to decrease the implementation time required to offer new services to customers. Our WAVEView products also allow for the control of all functions and components of the network through a single management system. This enables service providers to customize and expand service offerings to users without deploying additional systems that require incremental training and testing. Our expandable systems provide small, low-cost alternatives to expensive digital communications infrastructure equipment. Furthermore, since our systems are based on the Internet Protocol, we believe wireless service providers will be able to easily adapt to the next generation wireless standard through simple software upgrades or specific hardware replacements, instead of time-consuming deployment of and costly investment in new network equipment.

STRATEGY

    Our goal is to be the premier global provider of cost-effective, compact wireless systems in targeted segments of the GSM market. The key elements of our strategy include:

PROVIDE GSM WIRELESS OFFICE SYSTEMS

    We intend to provide cost-effective network systems for large organizations such as corporations, universities and government entities. We have developed a wireless office system that can function as a stand-alone network or as an add-on to a new or existing network. Our system, and specifically our switch technology, reduces costs for an organization by allowing a user's calls to any campus to stay inside the organization's network. Nortel Networks and Alcatel are actively marketing our wireless office system.

DELIVER NEXT GENERATION SOLUTIONS USING THE INTERNET PROTOCOL

    Our research and development efforts are focused on using our WAVEXpress products to offer voice and data communications over the Internet. We plan to capitalize on the flexibility of our system design to speed our customers' transition to the emerging next generation standard once its specifications are finalized. Our fully-functional, GSM voice communications system that uses the Internet Protocol was demonstrated at the February 1999 GSM World Congress. We expect this system to be commercially available in early 2000.

FURTHER PENETRATE EXISTING MARKET OPPORTUNITIES

    To date, our sales have been predominantly to wireless service providers seeking to fill gaps in coverage, to increase capacity in heavy usage areas and to provide wireless service to previously unserved areas. We believe that these applications will continue to represent a significant market opportunity for our systems. As our customers expand their networks, we plan to generate additional orders. We intend to convert existing trials into large-scale commercial deployments. Currently, we are involved in 16 trials in nine countries. We also believe that our visibility as an early provider of network solutions that use the Internet Protocol will lead to new deployments with new and existing customers. For example, Alcatel will integrate our products that use the Internet Protocol with their corporate office networking products and market them through their enterprise solutions division.

STRENGTHEN AND EXPAND RELATIONSHIPS WITH COMMUNICATIONS EQUIPMENT PROVIDERS

    We intend to use our strategic relationships with communications equipment providers such as Nortel Networks, Alcatel and Sagem to expand our geographic coverage and increase the market share for our solutions. Our relationships with these equipment providers allow us to benefit from their sales forces selling our products and enable us to reach new customers and strengthen our position with existing customers. Communications equipment providers bundle our solutions with their products to address the needs of wireless service providers. Our sales are also enhanced by equipment providers' abilities to offer service and support for our systems. We believe that strengthening these relationships and selectively establishing new relationships will help us to generate new sales.

USE TECHNOLOGICAL LEADERSHIP TO PROVIDE COMPETITIVE ADVANTAGES FOR WIRELESS
  SERVICE PROVIDERS

    We intend to use our leading-edge technology and intellectual property to expand the capabilities of our network systems, streamline system upgrades and simplify the purchasing process. Furthermore, we intend to update our equipment to use the latest generation Power PC processor which will provide significantly more processing power and enhance the service providers' ability to handle heavy data usage. Upcoming enhancements to our systems include the implementation of a Web-based system to manage wireless networks, which will provide all monitoring, configuration and maintenance capabilities. This will enable rapid emergency response and enhance overall system management. Further, our system will be upgraded to use the latest generation PowerPC processor, giving our systems significantly more processing power to enhance service providers' ability to handle heavy data usage. Finally, we intend to develop a Web-based system to enable service providers to configure and purchase our solutions online, streamlining the purchasing process and reducing related purchasing costs.

    [A diagram of our WAVEXpress Network In A Box Configuration. The first caption points to the switch. The second caption points to the base station controller. The third caption points to the base station. There is a Note below which states "Our WAVEXpress products use the same compact enclosure. The hardware and software configuration varies based on the users' requirements."]

PRODUCT LINES

    We operate in a single business segment, the manufacture and sale of compact, wireless communication systems. We have two product lines, WAVEXpress and WAVEView.

WAVEXPRESS

    Our core WAVEXpress product can house any combination of our switch, our base station controller and our base station in a single compact enclosure. The WAVEXpress system is approximately the size of a personal computer tower and weighs less than 50 pounds. Our WAVEXpress product line represented 80% and 88% of our net revenues for fiscal year 1999 and the three months ending
September 30, 1999, respectively.

    WAVEXCHANGE. The WAVEXchange is a wireless switch that routes calls and is designed to allow the network to process calls locally rather than at a central switch, thereby reducing operating costs. The small size and configurability of the WAVEXchange enable wireless service providers to deploy value-added services rapidly. The WAVEXchange can be integrated with existing private telephone networks. The WAVEXchange is the only GSM switch on the market that can act either as a base station controller extension of a central switch or as a local switch, on a call-by-call basis. The WAVEXchange uses standard GSM interfaces and can be configured with up to 16 connections that support up to 4,000 users, depending on the requirements of the network. We began shipping WAVEXchange products in June 1998.

    WAVEXPRESS/BSC. The WAVEXpress/BSC is a compact base station controller that aggregates and manages the communications between the WAVEXpress/BTS and the central switch or a local WAVEXchange switch. The wall-mountable WAVEXpress/BSC, one of the smallest GSM base station controllers on the market, connects to any central switch supporting the GSM standard. The WAVEXpress can be configured with up to 16 connections depending on the requirements of the network. We began shipping the WAVEXpress/BSC in December 1996.

    WAVEXPRESS/BTS AND TURBOWAVE/BTS. The WAVEXpress/BTS is a base station which accommodates up to three radios providing up to 22 simultaneous communication channels. Versions of the WAVEXpress/BTS are available in all three GSM frequency bands: 900 MHz and 1800 MHz for Europe and Asia and 1900 MHz for the Americas. The WAVEXpress/BTS connects the user to the network with no need for additional components. In addition, we offer a higher powered version of the WAVEXpress/BTS, the TurboWAVE, which is available in two configurations. The TurboWAVE offers broader geographic coverage with over 20 kilometers of range. In covering a longer range, the TurboWAVE offers the service provider benefits from increased coverage, greater reduction in transmission costs and lower infrastructure costs per user. We began shipping the WAVEXpress/BTS in December 1996 and the TurboWAVE/BTS in December 1997.

    NETWORK IN A BOX. The Network In A Box offers the ability to support a complete GSM network by integrating the switch, base station controller and base station in a single WAVEXpress unit. The Network In A Box is designed for rapid deployment and provides easy network expansion as usage and coverage requirements increase. Ideally suited for wireless office networks, the Network In A Box can support a stand-alone GSM network or it can integrate with most private telephone networks to provide wireless GSM interoperability with a corporate telephone network. We have a patented switch technology which allows a single Network In A Box to act as a wireless extension to a private telephone network and as an extension to a public wireless network on a call-by-call basis. In remote and rural communities, the Network In A Box enables rapid deployment of GSM capabilities. Since a high percentage of calls stay within the local network, transmission costs to a central switch are minimized. Coverage and capacity can be increased quickly and easily by adding WAVEXpress/BTS and WAVEXpress/BSC units to the network. The Network In A Box can also serve as a cost-efficient GSM starter network allowing wireless service providers to match their infrastructure expenditures to usage growth. We began shipping the Network In A Box in August 1998.

    WAVEXPRESS/BS PLUS. The WAVEXpress/BS Plus combines the functions of a base station controller and base station in a single product. A WAVEXpress/BS Plus can support up to 600 users and up to three external WAVEXpress/BTS base stations to serve up to 2,400 users.

WAVEVIEW

    WAVEVIEW. The WAVEView is a management system for wireless service network components. Our system simplifies the process of deploying new network components, allowing the user to manage all aspects of wireless user profiles. The WAVEView also allows wireless service providers to monitor network faults in real-time and includes a comprehensive help function that guides users through management tasks. We began shipping WAVEView in May 1998. Our WAVEView product line represented 8% and 6% of our net revenue for fiscal year 1999 and the three months ending September 30, 1999, respectively.

    PRODUCT NAME                    FUNCTION                        PRODUCT FEATURES
---------------------------------------------------------------------------------------------
WAVEXchange            Wireless switch that routes         -  Small size, low price per user
                       telephone calls through the GSM     -  Design allows capacity to be
                       network and can also act as a base     increased by adding components
                       station controller                  -  Can accomodate up to 4,000
                                                              users
WAVEXpress/BSC         Base station controller that        -  Supports up to 16 connections
                       supports up to 30 base stations,
                       depending on the configuration
WAVEXpress/BTS         Base station that supports the      -  Accommodates up to three radios
                       radio interface between wireless       and 22 channels
                       phones and the rest of the network
TurboWAVE/BTS          A WAVEXpress/BTS with high-         -  Extends range to over 20
                       powered radio transmitters             kilometers

    PRODUCT NAME                    FUNCTION                        PRODUCT FEATURES
---------------------------------------------------------------------------------------------
Network In A Box       All-in-one wireless network that    -  Incorporates all of the
                       includes the switch, base station   functionality of the WAVEXchange,
                       control and base station functions     WAVEXpress/BSC and
                       in a single enclosure                  WAVEXpress/BTS in a single
                                                              enclosure
                                                           -  Supports up to two radios and
                                                           500 users
WAVEView               Management system that manages      -  Operates on a standard UNIX
                       multiple base stations, base           system with multiple system
                       station controllers and switches       administrators. UNIX is a
                                                              standard computer operating
                                                              system used for technical
                                                              applications worldwide.
                                                           -  Supports remote connections and
                                                              dial-in access

APPLICATIONS OF OUR NETWORK SYSTEMS

    Our network systems allow wireless service providers to expand capacity and coverage on a permanent or emergency basis, to operate wireless office networks and to provide service to remote and rural areas. The following case studies show how our network solutions have been implemented to create value for wireless service providers:

WIRELESS OFFICE NETWORK
    PROBLEM:                                   Employees spend little time in offices and
                                               have difficulty staying in contact as they
                                               travel between campus sites. Corporation
                                               wants to provide abbreviated dialing and
                                               other services over a wireless network, with
                                               access to the public network
    INTERWAVE SOLUTION:                        Network In A Box, WAVEView
    VALUE PROPOSITION:                         -  increase user base and overall minutes of
                                                  use
                                               -  centralize management of telephone,
                                               wireless and data networks
                                               -  switch calls at local network level to
                                               reduce transmission costs
                                               -  create different rate structure from main
                                                  network
                                               -  employees can have same phone number at
                                                  work and home

COMMUNITY NETWORKS

    Fill-in Capacity Coverage

    PROBLEM:                                   Need to provide wireless service in the
                                               subways in Beijing

    INTERWAVE SOLUTION:                        WAVEXpress/BTS, WAVEXpress/BSC, WAVEView

    VALUE PROPOSITION:                         -  increase existing customer usage

                                               -  improve network coverage

                                               -  improve network quality

                                               -  small size and ease of installation

    Mobile, Temporary Capacity Expansion
    PROBLEM:                                   Wireless service provider wants to deliver
                                               service to natural disaster area to aid
                                               relief efforts

    INTERWAVE SOLUTION:                        Network In A Box, WAVEView

    VALUE PROPOSITION:                         -  enhance humanitarian relief efforts

                                               -  increase customer usage

                                               -  generate additional roaming revenue

    Rural and Remote Services

    PROBLEM:                                   Wireless service provider wants to establish
                                               cost-effective communications service to
                                               rural regions in the Democratic Republic of
                                               Congo

    INTERWAVE SOLUTION:                        WAVEXpress/BTS, WAVEXpress/BSC, WAVEXchange,
                                               WAVEView

    VALUE PROPOSITION:                         -  provide basic telephone services in the
                                                  Democratic Republic of Congo

                                               -  minimize initial capital investment

                                               -  allow service provider to add capacity in
                                               a cost-effective manner as user base grows

                                               -  switch calls at local network level to
                                               reduce transmission cost

CUSTOMERS

    We have developed relationships with communications equipment providers, systems integrators and wireless service providers. The following table identifies our customers, the applications of our products and the intended end users of communications networks employing our products. For the fiscal year ended June 30, 1999, 51% of our revenues were derived from sales to Nortel Networks and 20% of our revenues were derived from sales to ADC Telecommunications. The other customers listed in the table each represented less than 10% of our revenues for the fiscal year ended June 30, 1999.

                 CUSTOMER                          APPLICATION                 END USERS
------------------------------------------------------------------------------------------------
COMMUNICATIONS EQUIPMENT PROVIDERS:

Nortel Networks                             - Rural and remote         - Wireless users in
                                              community networks         developing countries

                                            - Wireless office          - Large organizations
                                              networks

Alcatel(1)                                  - Wireless office          - Large organizations
                                              networks

Sagem(1)                                    - Specialized mobile       - Large organizations and
                                              radio                      military personnel

SYSTEMS INTEGRATORS:

Microcellular Systems(2)                    - Fill-in capacity         - Subway passengers in
                                                                         Beijing

HangZhou Topper Electric Corporation        - Mobile, temporary        - Dislocated people and
                                              capacity expansion         emergency workers in
                                                                         disaster areas

WIRELESS SERVICE PROVIDERS:

Hutchison Telecommunications (Hong Kong)    - Fill-in capacity         - Wireless users in
                                                                         Hong Kong

Total Access Communications                 - Fill-in capacity         - Wireless users in
                                                                         Bangkok

(1) Currently engaged in testing of our products for incorporation into networks.

(2) Created by a spin-off from ADC Telecommunications in May 1999.

SALES AND MARKETING

    We market and sell our solutions around the world utilizing a three-tiered sales strategy which includes selling to communications equipment providers, to systems integrators that integrate our systems with the products of other companies and through our own direct sales force.

    We currently have 29 systems which are deployed in networks in Australia, Austria, Central African Republic, China, Democratic Republic of Congo, France, Gambia, Greece, Italy, Japan, Kosovo, Somalia, Taiwan, Tajikistan, Thailand, the United Kingdom and the United States. We also have 16 trial systems located in networks in Australia, China, France, Germany, South Africa, Sri Lanka, Taiwan, the United Kingdom and the United States. We have provided additional information about the geographic segments in which we operate in Note 14 to our consolidated financial statements.

COMMUNICATIONS EQUIPMENT PROVIDERS

    NORTEL NETWORKS. In March 1998, we entered into a five-year purchase and distribution agreement with Nortel Networks. According to the terms of the agreement, Nortel Networks has agreed to minimum purchase commitments of our products on a quarterly basis through December 2000. The agreement requires that we provide certain product features by various milestone dates. In addition, the agreement precludes us from entering into similar agreements with Ericsson and Nokia until January 2001.

    The agreement was amended in April 1999 with respect to Nortel Networks' obligations to meet specific quarterly purchase commitments and to specify our requirements to meet certain product development milestones that are important to Nortel Networks. In the first six quarters since the original agreement was executed, Nortel Networks has purchased over $12 million of our products.

    The agreement with Nortel Networks is one of a number of agreements executed as part of a strategic alliance between our two companies. We also entered into a patent license agreement whereby we acquired a license to certain patents held by Nortel Networks and a technical information agreement whereby services for systems testing facilities and equipment are provided. We have entered into a number of financing transactions with Nortel Networks. Nortel Networks has made an aggregate investment of $29.5 million in our company consisting of $25.0 million in cash and delivery of license and technical information agreements valued at $4.5 million. Assuming the exercise of all warrants held by Nortel Networks, they own approximately 24.0% of our outstanding shares and will own approximately 20.1% of our common shares following the offering. See "Certain Transactions".

    ALCATEL. In July 1998, we entered into a two-year, non-exclusive purchase and distribution agreement with Alcatel CIT. This agreement targeted specific wireless service providers located in Western Europe where Alcatel CIT has a significant supplier presence. Through September 30, 1999, Alcatel CIT had purchased approximately $1.3 million of our products for initial testing along with training and support services. In October 1999, we entered into a new two-year, non-exclusive purchase and distribution agreement with Alcatel Business Systems. Under this agreement, Alcatel Business Systems will integrate our products, including those that use the Internet Protocol, with their corporate office networking products and market them through their enterprise solutions division. Alcatel Business Systems will provide us with $450,000 in engineering funds. Alcatel Business Systems, which has made minimum purchase commitments through December 2001 under the agreement, intends to resell our products primarily to their corporate office customers. Under the agreement, we agree to modify our products to contain certain features by various milestone dates. In November 1999, Alcatel USA invested approximately $12.2 million in our company by purchasing for cash approximately 1.5 million preferred shares at $8.00 per share. As a result, Alcatel USA currently owns approximately 4.6% of our outstanding shares.

    SAGEM. In February 1999, we entered into a five-year, non-exclusive purchase and distribution agreement with Sagem, S.A. Through September 1999, Sagem had purchased approximately $500,000 of our products for internal testing and sales demonstration. Sagem is not currently obligated to meet any minimum volume purchase commitments.

SYSTEMS INTEGRATORS

    ADC TELECOMMUNICATIONS/MICROCELLULAR SYSTEMS. In early 1997, we entered a four-year, non-exclusive distribution agreement with ADC Telecommunications, which led to nearly $9.8 million in revenue between 1997 and early 1999. In May 1999, ADC Telecommunications assigned the agreement to Microcellular Systems, a company started by former ADC Telecommunications mobile systems division employees. Microcellular Systems, headquartered in the U.K., is targeted at providing systems integration and service/support to specific key wireless service providers in Western Europe. Microcellular Systems accounted for $1.1 million of our revenue representing 21% of our net revenue for the three months ended September 30, 1999. Microcellular Systems is not currently obligated to meet any minimum volume purchase commitments. ADC Telecommunications also provided us with development support and testing services. Between July 1998 and March 1999, we worked closely with the company to jointly develop products for the North American market. In conjunction with this activity, ADC Telecommunications acquired 360,000 shares of our preferred shares in exchange for development services valued at approximately
$2.5 million. This agreement concluded in May 1999.

    HANGZHOU TOPPER ELECTRIC CORPORATION. In June 1999, we began selling our products in China through HangZhou Topper Electric, a private company incorporated in China. We have sold $2.5 million of our products to HangZhou Topper Electric through September 30, 1999. Sales to HangZhou Topper Electric represented 38% of our revenues in the three months ended September 30, 1999. We intend to enter into a joint venture agreement with HangZhou Topper Electric whereby the joint venture will manufacture our products for the China market, as well as develop new products. HangZhou Topper Electric is not currently obligated to meet any minimum volume purchase commitments.

DIRECT SALES

    We established a direct sales presence in Hong Kong in late 1995 and in Paris in mid-1996. As a result, we have established a five-year cooperation agreement with Telstra, headquartered in Australia, and a multi-year cooperation agreement with France Telecom, headquartered in Paris, providing us with information sharing opportunities with them. Through two GSM wireless service providers, Hutchison Telecommunications (Hong Kong), a unit of Hutchison Whampoa, and Total Access Communications, a subsidiary of UCOM Group of Thailand, we have deployed our network solutions in Hong Kong and Bangkok, respectively.

CUSTOMER SUPPORT--CUSTOMER ADVOCACY/ENGINEERING SERVICES

    Our support organization provides pre-sale, installation and post-sale support to wireless service providers who have purchased systems directly from us. We offer 24-hour telephone support seven days a week. We provide manuals and extensive training to support their deployment and operation of our systems. We offer an ongoing maintenance program for our products, which consists of product enhancements, product updates and technical support. System operators may renew maintenance and support on an annual basis by paying a maintenance fee. We also provide extensive support to communication equipment providers and systems integrators through product training, 24-hour help-desk support and emergency problem resolution. In addition, we work closely with their first-line support organizations to insure that they have the necessary skills and specific product knowledge to assist their customers with installation, management and other network support requirements.

RESEARCH AND DEVELOPMENT

    To maintain our technology leadership position, we focus our research and development efforts on improving the functionality and performance of our current products and developing new products. We obtain extensive development input from our customers and actively monitor changes in the marketplace. We are currently investing significant resources to:

    - develop high-speed data capabilities while significantly reducing manufacturing costs;

    - expand the capacity of our base station;

    - modify our WAVEView management system to adapt to the Internet Protocol;
      and

    - deliver product enhancements that allow communications equipment providers to offer additional value-added services required by wireless service providers.

    We believe our future success will depend, in part, on our ability to continue to develop and introduce new products and enhancements to our existing products. Our research and development expenditures totaled approximately
$14.2 million, $15.3 million and $14.2 million in the fiscal years ended
June 30, 1997, 1998 and 1999, respectively.

    We perform our research and product development activities in our Redwood City and Hong Kong offices. As of September 30, 1999, our research and development staff consisted of 75 full-time or contracted employees, that we supplement from time to time with independent contractors and outside development resources.

PROPRIETARY RIGHTS

    Our success and ability to compete depends in part upon our proprietary technology. We rely on a combination of patent, copyright and trade secret laws as well as non-disclosure agreements to protect our proprietary technology. We currently hold 14 United States patents and have 15 United States patent applications pending. Many of these patent applications have also been filed in a number of other countries. We cannot be certain that patents will be issued with respect to pending or future patent applications or that our patents will be upheld as valid or will be sufficient to prevent the development of competitive products. We seek to protect our intellectual property rights by limiting access to the distribution of our software, documentation and other proprietary information. In addition, we have entered into confidentiality agreements with our employees and certain customers, vendors and strategic partners. Despite these efforts, it may be possible for unauthorized third parties to copy certain portions of our products, to design around our patents, or to reverse-engineer or otherwise obtain and use our proprietary information. In addition, we cannot be certain that others will not develop substantially equivalent or superceding proprietary technology, or that equivalent products will not be marketed in competition with our products, thereby substantially reducing the value of our proprietary rights. We are also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others. In this regard, there can be no assurance that third parties will not assert infringement claims in the future with respect to our current or future products or that any such claims will not require us to enter into license arrangements or result in protracted and costly litigation, regardless of the merits of such claims.

    No assurance can be given that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms. In addition, the laws of some countries do not protect our proprietary rights to the same extent as do the laws of the United States. Accordingly, we may not be able to protect our proprietary rights against unauthorized third-party copying or use, which could significantly harm our business.

    In March, 1998, we acquired a license to certain GSM related patents held by Nortel Networks in conjunction with Nortel Networks' equity investment in us.

MANUFACTURING

    We rely heavily on contract manufacturers to provide labor and capital-intensive production capacity. We currently use two primary contractors--PEMSTAR Inc.'s Quadrus contract manufacturing division and GSS/ARRAY Technology.

    PEMSTAR, Inc. is responsible for manufacturing the majority of our components and final system assembly. PEMSTAR has over 140,000 square feet of manufacturing space in San Jose, California. Our initial manufacturing agreement was signed in October 1995. GSS/ARRAY Technology is responsible for the manufacture of our radio modules which they build for us pursuant to periodic purchase orders. GSS/ARRAY has 100,000 square feet of total space in San Jose, California and was recently acquired by ACT Manufacturing.

    While relying on contractors for most of our manufacturing needs, we also conduct final assembly and systems test operations at our Redwood City facility. These functions are expected to be transferred to our contract manufacturers by the middle of calendar year 2000. Accordingly, our dependence on our manufacturers will increase. Problems encountered during the consolidation or future problems relating to our manufacturers' inability to meet our quality and delivery specifications could harm our operating results.

    Since we typically have long sales cycles, we rely on a detailed sales forecast to determine our production requirements and meet the ordering needs of our contract manufacturers. We utilize the sales forecast to control our inventory levels, and due to the hardware and software configuration of our product line we are able to easily reconfigure our products in order to respond to specific customer purchase orders in a timely manner. Our business is generally not subject to any cyclicality, but rather our customers place periodic purchase orders with us based on their requirements for our products.

    Our systems include a number of components which come from sole source suppliers such as Lucent, Motorola and Xilinx. Our contract manufacturers procure these components from distributors or directly from the sole source manufacturer. We do not have any contracts with these sole source suppliers, but we communicate with them frequently in order to insure the continuing availability of components. Generally, if a manufacturer decides to discontinue a critical component, it would provide enough time for us and our contract manufacturers to locate alternative components. However, we might be required to redesign our products or take other steps which could delay their availability.

    We plan to consolidate the manufacturing of all of our products with PEMSTAR by the middle of calendar year 2000.

COMPETITION

    The GSM wireless market is rapidly evolving and highly competitive. We believe that our business is affected by the following competitive factors:

    - conformity to industry standards;

    - breadth of product line;

    - implementation of additional product features and enhancements, including improvements in product performance, reliability, size and scalability;

    - cost;

    - ease of deployment;

    - sales and distribution capability; and

    - and technical support and service.

    We expect that competition in each of our markets will increase in the future. We currently compete against GSM communications equipment providers such as Ericsson, Lucent, Motorola, Nokia, and Siemens. We also compete with the TDMA and CDMA product offerings from these same communications equipment providers and expect that a number of them will develop competing data communications products and technologies in the near future. We also compete with the CDMA product offerings of Samsung and LG. While Alcatel and Nortel Networks are our customers, we do compete in several market applications. Most of these leading GSM communications equipment providers focus on solutions that address large numbers of subscribers. Equipment providers are beginning to focus on markets with smaller subscriber bases as we do currently. All of the major GSM communications equipment providers have at least partial GSM solutions that address our target markets.

    Increased competition is likely to result in price reductions, shorter product life cycles, reduced gross margins, longer sales cycles and loss of market share, any of which would seriously harm our business. We cannot assure you that we will be able to compete successfully against current or future competitors or to preclude us from making or selling certain products or that competitive pressures we face will not seriously harm our business and results of operations.

EMPLOYEES

    As of September 30, 1999, we employed or contracted 166 full-time persons, including 20 in operations, 50 in marketing, sales and customer support, 75 in research and development and 21 in finance and administration. Of these employees, 14 were contract employees who were primarily engaged in software engineering and systems integration and testing. None of our employees is represented by a labor union and we have experienced no work stoppages to date. We believe our relationship with our employees is good.

FACILITIES

    Our principal administrative and engineering facilities are located in leased facilities totaling approximately 28,500 square feet located in Redwood City, California. We have recently signed a lease for approximately 56,000 square feet in Menlo Park, California for our principal administrative and engineering facilties. The five-year lease commences December 15, 1999. We expect to sublet the premises in Redwood City following our relocation in early 2000 until the expiration of our Redwood City lease in 2002. However, we cannot be certain that we will be successful in subletting the facilities or that subletting the facilities will allow us to cover all of our current costs under the lease. In addition, we lease sales, service and systems testing facilities totaling approximately 5,900 square feet in Hong Kong and approximately 3,500 square feet in Paris, France. The leases for the Hong Kong facilities expire in 2001 and 2003 and the lease for the Paris facility expires in 2005.

GOVERNMENT REGULATION

    We must obtain regulatory approval for our products to be used in some jurisdictions. Regulators in Europe, Asia and North America have approved our products as being compliant with GSM standards. We may sell and deploy our products in these jurisdictions and in other jurisdictions which rely on these jurisdictions for approvals. In some cases, specific country compliance testing may be required. The delays inherent in this regulatory approval process may cause the rescheduling, postponement or cancellation of the installation of our products by our customers which, in turn, may significantly reduce sales of products to such customers.

    We are also subject to US government export controls. We rely on our customers to inform us when they plan to deliver our products to other countries and we regularly inform our customers of the export controls with which they must comply.

LEGAL PROCEEDINGS

    On June 28, 1999, we filed a complaint against JetCell Corporation in the United States District Court for the Northern District of California (INTERWAVE COMMUNICATIONS INTERNATIONAL LTD., V. JETCELL CORPORATION, Case No. C99-3125) alleging misappropriation of trade secrets and infringement of United States Patent Nos. 5,734,979 and 5,818,824. One of the founders of JetCell Corporation is a former employee of interWAVE and JetCell also employs another former employee of interWAVE. The complaint seeks injunctive relief and damages. On July 19, 1999, JetCell filed an answer to the complaint and a series of counterclaims against us. The answer denied the allegations made in the complaint and the counterclaims included allegations against us of unfair trade practices, unfair competition, defamation, patent misuse and patent invalidity. The answer and counterclaims seek injunctive relief, damages, invalidation of our patents and a dismissal of the complaint. On August 9, 1999, we filed an answer to JetCell's counterclaims denying the allegations made in the counterclaims. We are unable to predict the outcome of the litigation and do not expect it to be resolved in the near future. However, if we are unable to settle these proceedings in a satisfactory manner, the legal proceedings may be time consuming and expensive and the outcome could be adverse to us. If the outcome is adverse to us, we would experience more competition in our markets and may be required to license technology required for our products, either of which could harm our business and financial results.

    We may from time to time become a party to various legal proceedings arising in the ordinary course of our business. However, other than as described above, we are not currently involved in any material legal proceedings.

    interWAVE, Network In A Box, TurboWAVE, WAVEview, WAVEXchange, WAVEXpress, WAVEXpress BS Plus are trademarks of interWAVE. Nortel Networks is a trademark of Nortel Networks Corporation. Other trademarks or service marks appearing in this prospectus belong to their respective holders.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The following table sets forth certain information regarding our directors, executive officers and key employees, as of November 4, 1999:

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Priscilla M. Lu...........................  47         Chief Executive Officer and Chairman of
                                                       the Board
Ian V. Sugarbroad.........................  53         President and Chief Operating Officer
Thomas W. Hubbs...........................  55         Executive Vice President and Chief
                                                       Financial Officer
Roger C. Cheung...........................  50         Vice President of Engineering
Denis A. Cote.............................  45         Vice President of Worldwide Sales
Edward W. Futcher.........................  45         Vice President of Technology
Michele D. Hogan..........................  51         Vice President of Finance
H. David Jones............................  54         Vice President of Product Marketing
Frank Seto................................  43         Vice President of Operations
Roderick E. Thorne........................  58         Vice President of Compliance and Quality
Lork Sang Chow............................  65         Director
Pascal R. Debon...........................  52         Director
Kevin A. Fong(2)..........................  45         Director
William J. Harding(1).....................  52         Director
James S. Loh..............................  48         Director
Moses K. Tsang (2)........................  50         Director
Andrew C. Wang (1)(2).....................  63         Director

------------------------

(1) Member of the audit committee.

(2) Member of the compensation committee.

    PRISCILLA M. LU founded our company in 1994 and has served as our Chief Executive Officer and Chairman of the Board since June 1999 and as President from June 1994 to August 1999. From 1992 to 1994, Dr. Lu was Vice President and General Manager of the Network Systems Division at Network Equipment Technologies, a wide-area network equipment provider. From June 1976 to December 1991, Dr. Lu worked for AT&T Bell Laboratories, a unit of AT&T that is now Lucent Technologies, where she served as Business Unit Managing Director of the Imaging and Multimedia Business Group and held other management positions.
Dr. Lu holds a B.S. and M.S. in Computer Science and Mathematics from the University of Wisconsin and a Ph.D. in Electrical Engineering and Computer Science from Northwestern University.

    IAN V. SUGARBROAD has served as our President and Chief Operating Officer since September 1999. From 1976 to August 1999, Mr. Sugarbroad worked for Nortel Networks, a telecommunications equipment company. From January 1998 to August 1999, Mr. Sugarbroad was Vice President of Business Development, GSM Solutions, located in Paris, France. From November 1996 to December 1997, Mr. Sugarbroad was Vice President and General Manager of Nortel Networks wireless terminals business in Dallas, Texas. Mr. Sugarbroad holds a B.Sc. in Physics from the University of London and a M.Sc. in Physics and a M.B.A. from the University of Western Ontario.

    THOMAS W. HUBBS has served as our Executive Vice President and Chief Financial Officer since July 1999 and as Senior Vice President and Chief Financial Officer from December 1995 to April 1998. From November 1998 to
July 1999, Mr. Hubbs consulted with us in a variety of financial and business development capacities. From April 1998 to October 1998, Mr. Hubbs served as Senior Vice President and Chief Financial Officer for Walker Interactive Systems, Inc., a financial systems software provider. From February 1987 to August 1995, Mr. Hubbs served as Vice President and Chief Financial Officer for VeriFone, Inc., a transaction automation systems company. Mr. Hubbs is a board member of Celeritek, Inc.
Mr. Hubbs holds a B.S. degree in Business Administration from Lehigh University and a M.B.A. from the University of Santa Clara.

    ROGER C. CHEUNG has served as our Vice President of Engineering since September 1999. From February 1994 to September 1999, Mr. Cheung was Chief Architect, Computer Systems Development at Hewlett-Packard Company, a computer and electronics equipment manufacturer. Dr. Cheung holds a B.S. degree in Electrical Engineering from Lehigh University and a M.S. and Ph.D. in Electrical Engineering from the University of California, Berkeley.

    DENIS A. COTE has served as our Vice President of Worldwide Sales since November 1998. From April 1979 until joining us in November 1998, Mr. Cote worked for Harris Corporation, a telecommunications equipment supplier. From November 1993 to November 1998, Mr. Cote was Vice President of World Wide Marketing and Sales for Harris Farinon, a subsidiary of Harris Corporation.
Mr. Cote holds a B.S. in electrical engineering and a M.B.A. from the University of Montreal.

    EDWARD W. FUTCHER has served as our Vice President of Technology since September 1999 and as our Vice President of Engineering from March 1998 to September 1999 and was acting Vice President of Engineering from July 1997 to March 1998. From May 1997 to July 1997, Dr. Futcher was Senior Director of Systems and Software Development. From May 1994 to May 1997, he was Director of Engineering at Tellabs, a telecommunications equipment supplier. From
October 1987 to May 1994, Dr. Futcher was the founder and President for
Novus, Inc., a software developer. Dr. Futcher holds a B.Sc. in Physics and a Ph.D. in Theoretical Physics from the University of London.

    MICHELE D. HOGAN has served as our Vice President of Finance since
August 1994. From July 1985 until January 1994, Ms. Hogan was employed by Network Equipment Technologies, a wide-area network equipment provider, where she served as Director of Operations, Finance. Ms. Hogan holds a B.S. in Sociology from the University of Santa Clara, and a M.B.A. from San Jose State University.

    H. DAVID JONES has been Vice President of Product Marketing since
September 1999 and was Vice President of Sales from April 1996 to March 1997, and Director of Sales from August 1994 to March 1996. From November 1998 until September 1999, Mr. Jones consulted with us in a number of sales and marketing capacities. From April 1997 until May 1998, he was co-founder and Vice President of Sales and Marketing for Symmetry Communications Systems, Inc., a high speed wireless communications company. He holds a B.S. in Business Administration from Capital University and a M.B.A. from Ohio University.

    FRANK SETO has served as our Vice President of Operations since October 1999. From July 1998 until October 1999, Mr. Seto was Director of Global Operations Finance at Lucent Technologies, a telecommunications equipment company. From August 1986 until July 1998, Mr. Seto was Manufacturing Operations Controller and Divisional Controller at 3Com Corporation, an electronics equipment manufacturer. Mr. Seto holds a B.S. in Business Administration from the University of California, Berkeley and a M.B.A. from Golden Gate University.

    RODERICK E. THORNE has served as our Vice President, Compliance and Quality since September 1999, was our Director, Hardware Engineering from June 1996 until September 1999 and served in other roles from August 1994 until June 1996. Mr. Thorne holds a B.S. in Electrical Engineering from Yale University and a M.S. and Ph.D. in Electrical Engineering from the University of California, Berkeley.

    LORK SANG CHOW has served as a director of our company since 1994. Mr. Chow has retired. Mr. Chow holds a diploma from Pui Ching Middle School.

    PASCAL R. DEBON has served as a director of our company since 1998.
Mr. Debon has been in general management positions with Nortel Networks since 1994. Mr. Debon is President of Wireless Solutions for Nortel Networks, based in Dallas, Texas, and was formerly President of GSM Networks at Nortel Networks in Paris. Mr. Debon holds a B.S. in Economics from l'Universite de Nanterre.

    KEVIN A. FONG has served as a director of our company since 1995. Mr. Fong has been a General Partner of Mayfield Fund, a venture capital firm, since 1989. Mr. Fong is a board member of Legato Systems, Inc. and Vixel Corporation and several private companies. Mr. Fong holds a B.S. in Electrical Engineering from the University of California, Berkeley, and a M.S. in Electrical Engineering and a M.B.A. from Stanford University.

    WILLIAM J. HARDING has served as director of our company since July 1995. Dr. Harding has been a Managing Member of Morgan Stanley Dean Witter Venture Partners, a venture capital firm, since 1994. From 1985 to 1994, Dr. Harding was a General Partner of J.H. Whitney & Co., an investment management company.
Dr. Harding is a board member of Commerce One, Inc. and Persistence
Software, Inc. Dr. Harding holds a B.S. in Engineering Mathematics and a M.S. in Systems Engineering from the University of Arizona, and a Ph.D. in Engineering from Arizona State University.

    JAMES S. LOH has served as a director of our company since 1994. Mr. Loh was recently appointed Vice Chairman, Barclays Capital, the investment banking division of Barclays PLC, a global financial institution. From 1988 to 1999, Mr. Loh was a Senior Vice President of UBS AG, a global investment bank and has been a Principal at Mainwell Holdings, a venture capital firm, since 1993.
Mr. Loh has a B.Sc. in Business Economics from the University of Bridgeport and a M.B.A. from the University of Chicago.

    MOSES K. TSANG has served as a director of our company since 1994.
Mr. Tsang has been General Partner at Ankar Capital Management, a venture capital firm, since 1999. From 1998 to 1999, Mr. Tsang was employed by Goldman Sachs Asia LLC, an investment banking firm, as an Advisory Director. From 1994 to 1998, Mr. Tsang was a Limited Partner and during 1994 he served as Chairman. Mr. Tsang has a B.S. from Minnesota State University and a M.S.W. from the University of Iowa.

    ANDREW C. WANG has served as a director of our company since 1994. Dr. Wang has been Chairman of Industrial Technology Investment Corporation, a venture capital firm, and Taiwan Mask Corporation, a semiconductor manufacturer, since 1989. From 1992 to 1997, Dr. Wang was President and Chief Executive Officer of Optical Microwave Network, Inc., a microwave component company. From 1994 to 1997, Dr. Wang was Chairman and Chief Executive Officer of Mobile
Telesystems, Inc., a satellite communications company. Dr. Wang holds a B.S. in Electrical Engineering from the National Taiwan University, a M.S. in Electrical Engineering from the University of California, Berkeley, and a Ph.D. in Electrical Engineering from Stanford University.

BOARD OF DIRECTORS

    We currently have eight directors. Our directors hold office until the next annual meeting of shareholders or until their successors are duly elected or appointed. All eight of our directors were elected pursuant to voting agreements between us and certain of our shareholders. The most recent voting agreement required that the parties to the agreement vote all of their shares so as to elect as directors two persons designated by holders of the common shares, one person designated by EXCELlink Corporation, one person designated by Mainwell Corporation, one person designated by Sasson International Holdings, Inc., one person designated by Mayfield VII and Mayfield Associates Fund II, one person designated by Morgan Stanley Venture Capital Fund II and one person designated by Nortel Networks. All of the voting agreements terminate on the effective date of our initial public offering. Following this offering, our board of directors will be divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our shareholders.

BOARD COMMITTEES

    The audit committee currently consists of Messrs. Fong, Harding and Wang. The audit committee reviews our annual audit and supervises independent auditors that review the company's internal accounting procedures and financial management practices.

    The compensation committee currently consists of Messrs. Fong, Tsang and Wang. The compensation committee makes recommendations concerning salaries, stock options, incentives and other forms of compensation for directors, officers and other employees of our company. The compensation committee also administers our common share plans.

DIRECTOR COMPENSATION

    Our 1999 option plan provides for grants of options to purchase common stock to our directors who are not employees. Non-employee directors will receive annual 10,000 share option grants annually on an ongoing basis, commencing with our 2001 annual meeting. In November 1999, each of our non-employee directors received an option to purchase 50,000 common shares at an exercise price of $7.60 per share. In addition, our directors are reimbursed for expenses incurred in connection with attending board and committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the members of the compensation committee is currently, or has been at any time since our formation, one of our officers or employees. During the fiscal year ended June 30, 1999, no executive officer of our company served as a member of the board of directors or compensation committee of any entity that has one or more officers serving as a member of our board of directors or compensation committee.

EXECUTIVE OFFICERS

    Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among our directors or officers.

EXECUTIVE COMPENSATION

    In fiscal year 1999, we paid an aggregate $917,582 in cash compensation to the directors and officers named under the caption "Directors, Executive Officers and Key Employees," as a group.

    At November 5, 1999, our directors and officers, as a group, held options to purchase a total 2,086,003 common shares, at exercise prices ranging from $0.30 to $5.25 per share. These options are scheduled to expire on various dates between February 15, 2006 and March 18, 2009.

                           SUMMARY COMPENSATION TABLE

    The following table sets forth all compensation awarded to, earned by, or paid to our Chief Executive Officer and the other four most highly compensated executive officers, each of whose total cash compensation exceeded, or would exceed on an annualized basis, $100,000 during the year ended June 30, 1999.

                                                                                            OTHER
                                                                                            ANNUAL
NAME AND PRINCIPAL POSITION                               YEAR      SALARY     BONUS     COMPENSATION
---------------------------                             --------   --------   --------   ------------
Priscilla M. Lu
  Chief Executive Officer.............................    1999     $200,000    $   --       $21,443
Thomas W. Hubbs
  Executive Vice President............................    1999      210,600        --            --
Edward W. Futcher
  Vice President, Technology..........................    1999      155,961    $6,750            --
Michele B. Hogan
  Vice President, Finance.............................    1999      140,961    19,500            --
Denis Cote
  Vice President, Worldwide Sales.....................    1999      132,367    30,000            --

    Dr. Lu's other annual compensation consists of educational and child care expenses for family members. On October 4, 1999, Dr. Lu's annual base salary was increased to $285,000.

    Thomas W. Hubbs, Executive Vice President and Chief Financial Officer, rejoined us in July 1999. In the fiscal year ended June 30, 1999, Mr. Hubbs served as our acting Chief Financial Officer on a consulting basis, and all compensation in the table for Mr. Hubbs reflects consulting fees.

    Mr. Cote's salary consists of $98,077 in salary and $34,290 in sales commissions.

    Ian V. Sugarbroad, President and Chief Operating Officer, joined us in September 1999. Mr. Sugarbroad's salary on an annualized basis is $250,000.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information with respect to stock options granted during fiscal year 1999 to the other four executive officers who received salary compensation of more than $100,000 and who received option grants in the last fiscal year.

                                                      INDIVIDUAL GRANTS
                                      --------------------------------------------------   POTENTIAL REALIZABLE
                                                    PERCENT OF                                   VALUE AT
                                                      TOTAL                                   ASSUMED ANNUAL
                                      NUMBER OF      OPTIONS                               RATES OF SHARE PRICE
                                      SECURITIES     GRANTED                                 APPRECIATION FOR
                                      UNDERLYING   TO EMPLOYEES   EXERCISE                      OPTION TERM
                                       OPTIONS      IN FISCAL       PRICE     EXPIRATION   ---------------------
NAME                                   GRANTED         1999       PER SHARE      DATE         5%          10%
----                                  ----------   ------------   ---------   ----------   ---------   ---------
Thomas W. Hubbs.....................   185,000          7.7%        $0.70      03/18/09    $ 81,442    $206,390
Edward W. Futcher...................    80,000          3.3          0.70      03/18/09      35,218      89,250
                                        20,000          0.8          1.15      07/28/08      14,465      36,656
Michele D. Hogan....................    50,000          2.1          0.70      03/18/09      22,011      55,781
                                        12,000          0.5          1.15      07/28/08       8,679      21,994
Denis Cote..........................   140,000          5.8          1.15      11/12/08     101,252     256,593
                                        40,000          1.7          0.70      03/18/09      17,609      44,625

    As of November 4, 1999, 121,250 of the options granted to Mr. Hubbs in the last fiscal year have vested. The options vested 50% on the date of grant, and the balance vest in a series of monthly installments over the next two years of service. In the event the ownership of our company changes substantially, 50% of Mr. Hubbs unvested options shall vest automatically.

    As of November 4, 1999, 17,917 of the options granted to Mr. Futcher in the last fiscal year have vested. The options vest in a series of monthly installments over the four years of service following the date of grant.

    As of November 4, 1999, 11,042 of the options granted to Ms. Hogan in the last fiscal year have vested. The options vest in a series of monthly installments over the four years of service following the date of grant.

    As of November 4, 1999, 90,833 of the options granted to Denis Cote in the last fiscal year have vested. 100,000 of the options vest in a series of monthly installments over the four years of service following the date grant. 40,000 of the options vest upon achievement of revenue targets.

    In accordance with the rules of the SEC, the above shows the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of share price appreciation of 5% and 10%, compounded annually. These amounts do not represent our estimate of future share price. Actual gains, if any, on option exercises will depend on the future performance of our common shares.

                  OPTION GRANTS SINCE END OF LAST FISCAL YEAR

    The following table sets forth information with respect to stock options granted from the end of the last fiscal year until November 4, 1999 to the executive officers and directors. From the end of the last fiscal year until November 4, 1999, options to purchase 2,366,747 common shares were granted at a weighted average exercise price of 2.08.

                                                                             POTENTIAL REALIZABLE
                                               INDIVIDUAL GRANTS                   VALUE AT
                                      -----------------------------------    ASSUMED ANNUAL RATES
                                      NUMBER OF                                 OF SHARE PRICE           VALUE OF
                                      SECURITIES                            APPRECIATION FOR OPTION    OPTION GRANT
                                      UNDERLYING   EXERCISE                          TERM               AT ASSUMED
                                       OPTIONS       PRICE     EXPIRATION   -----------------------      INITIAL
NAME                                   GRANTED     PER SHARE      DATE         5%           10%       OFFERING PRICE
----                                  ----------   ---------   ----------   ---------   -----------   --------------
Ian V. Sugarbroad...................   500,000       $0.70      07/29/09    $220,113    $  557,810      $4,150,000
Thomas W. Hubbs.....................   100,000        0.70      07/29/09      44,023       111,562         830,000
Roger C. Cheung.....................   390,000        1.50      08/26/09     367,903       932,339       2,925,000
Denis Cote..........................    40,000        1.50      08/30/09      37,734        95,625         300,000
                                        40,000        5.25      10/07/09     132,067       334,686         150,000
Michele D. Hogan....................    30,000        1.50      08/26/09      28,300        71,718         225,000
H. David Jones......................   100,000        1.50      08/27/09      94,334       293,061         750,000
                                        50,000        5.25      10/07/09     165,085       418,357         187,500
Frank Seto..........................   200,000        4.00      09/27/09     503,116     1,274,994       1,000,000
Roderick E. Thorne..................    57,000        4.00      09/27/09     143,388       363,373         285,000

    In accordance with the rules of the SEC, the above shows the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of share price appreciation of 5% and 10%, compounded annually. These amounts do not represent our estimate of future share price. Actual gains, if any, on option exercises will depend on the future performance of our common shares.

                             YEAR-END OPTION VALUES

    The following table sets forth information for our Chief Executive Officer and our other executive officers who received salary compensation of more than $100,000 in fiscal year ending June 30, 1999, relating to the number and value of securities underlying exercisable and unexercisable options held at June 30, 1999.

                                         NUMBER OF SECURITIES UNDERLYING      VALUE OF UNEXERCISED
                                             UNEXERCISED OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                                JUNE 30, 1999 (#)               JUNE 30, 1999 ($)
                                         -------------------------------   ---------------------------
NAME                                      EXERCISABLE     UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                                     -------------   ---------------   -----------   -------------
Priscilla M. Lu........................     391,667            8,333       $3,395,753      $  72,247
Thomas W. Hubbs........................     106,250           78,750          881,875        653,625
Edward W. Futcher......................      41,979          147,813          331,785      1,194,082
Michele D. Hogan.......................       2,960           60,292           24,210        494,528
Denis Cote.............................      22,500          157,500          177,750      1,253,250

    The value of unexercised in-the-money options represents the difference between the fair market value of the underlying common shares using an assumed initial public offering price of $9.00 per share and the exercise price of the option, multiplied by the number of shares underlying the option.

EMPLOYMENT AGREEMENTS

    In June 1999, we entered into an employment agreement with Thomas Hubbs, our Executive Vice President and Chief Financial Officer. The agreement provides for an annual base salary of $260,000 and quarterly bonuses up to 30% of his then annual salary per year, beginning in fiscal year 2000, upon meeting corporate objectives established by the board of directors. The agreement also provides Mr. Hubbs with incentive stock options to purchase an aggregate of 100,000 common shares subject to time-based vesting over a four-year period. The agreement provides that Mr. Hubbs is an employee at will, which means that his employment may be terminated at any time at our sole discretion. The agreement also provides that if Mr. Hubbs' duties or position is changed in a detrimental manner towards him upon a sale of our assets or merger with or into another entity, we will owe him severance of one year salary and accelerate the vesting of some of his option shares.

    In September 1999, we entered into an employment agreement with Ian Sugarbroad, our President and Chief Operating Officer. The agreement provides for an annual base salary of $250,000 and quarterly bonuses up to $50,000 per year upon meeting revenue and expense targets. The agreement also provides
Mr. Sugarbroad with incentive stock options to purchase an aggregate of 300,000 common shares subject to time-based vesting over a four-year period. In addition, Mr. Sugarbroad may earn up to 50,000 common shares for each of the next four years in quarterly bonuses. The agreement provides that Mr. Sugarbroad is an employee at will, which means that his employment may be terminated at any time at our sole discretion. If we terminate Mr. Sugarbroad's employment without cause, we must pay him up to 100% of his annual salary for one year. The agreement also provides that if Mr. Sugarbroad's duties or position is changed in a detrimental manner towards him upon a sale of our assets or a merger with or into another entity, we will owe him severance of one year salary and accelerate the vesting of some of his option shares.

EMPLOYEE BENEFIT PLANS

1999 OPTION PLAN

    Our option plan was approved by our board in September 1999 and will be submitted to our shareholders for their approval prior to the date of this offering to become effective on the date of this offering. Our option plan provides for the grant of incentive stock options to employees and for the grant of nonstatutory stock options and share purchase rights to employees, directors and consultants. Unless terminated sooner, this option plan will terminate automatically in 2009. The 1999 option plan will have 2,607,805 initial shares available for grant, which were the reserved and unissued shares under the 1994 stock plan The amount reserved under the option plan will automatically increase at the end of each fiscal year by the lesser of 2,000,000 shares or 4.0% of outstanding shares on such date or an amount determined by the board.

    The option plan may be administered by the board or a committee of the board, which committee must, in the case of options intended to qualify as "performance-based compensation" consist of two or more "outside directors." The administrator of the option plan has the power to determine the terms of the options or share purchase rights granted, including the exercise price of each option or share purchase right, the number of shares subject to each option or share purchase right, the exercisability of options, and the form of consideration payable upon exercise of an option or share purchase right. In addition, the administrator has the authority to amend, suspend or terminate the option plan, provided that no action by the administrator may affect any of the common shares previously issued and sold or any option previously granted under the option plan.

    Options and share purchase rights granted under the option plan are not generally transferable by the optionee, and each option and share purchase right is exercisable during the lifetime of the optionee only by the optionee. Options granted under the option plan must generally be exercised within three months after the end of optionee's status as our employee, our director or as our consultant. In the case of termination by reason of death or disability, an option will generally remain exercisable for a period of 12 months. In no event may an option be exercised later than the expiration of the option's term. Options generally vest over a 4-year period at a rate of 1/4 of the shares subject to the option after the first year and 1/48 of the shares subject to the option each following month.

    In the case of share purchase rights, unless the administrator determines otherwise, the restricted share purchase agreement entered into at the time a share purchase right is exercised grants us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with us for any reason including death or disability. The purchase price for shares repurchased pursuant to the restricted share purchase agreement is the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The administrator determines the rate at which a repurchase option will lapse.

    The administrator determines the exercise price of nonstatutory stock options granted under the option plan, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, as amended, the exercise price must at least be equal to the fair market value of the common shares on the date of grant. The exercise price of all incentive stock options granted under the option plan must be at least equal to the fair market value of the common shares on the date of grant and the term of such option may not exceed ten years. With respect to any participant who owns shares possessing more than 10% of the voting power of all classes of our outstanding capital shares, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The administrator determines the term of all other options.

    Commencing with our 2001 annual meeting of shareholders, each of our non-employee directors will automatically be granted an option to purchase 10,000 shares each year following the date of our annual shareholder's meeting, if on such date he or she will have served on the board of directors for at least the previous 6 months. Each option will have a term of 10 years and the exercise price will be 100% of the fair market value per common share on the date of grant. Each option will vest as to 1/12 of the shares each month following the date of grant, provided the optionee still serves as a director on those dates.

    The option plan provides that in the event that we merge with or into another corporation, sell substantially all of our assets or enter a similar transaction, the successor corporation will assume or substitute each option or right. If the outstanding options or rights are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise the option or right as to all of the shares subject to the option or right, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or right will terminate upon the expiration of the 15-day period.

1999 EMPLOYEE SHARE PURCHASE PLAN

    Our employee share purchase plan was adopted by the board in September 1999 and will be submitted to our shareholders for their approval prior to the date of this offering, to become effective on the date of this offering. A total of 300,000 of our common shares have been reserved for issuance under the employee share purchase plan. The amount reserved under the employee share purchase plan will be increased automatically at the end of each fiscal year in the amount of the lesser of 200,000 shares, 0.5% of the outstanding shares on such date or an amount determined by the board.

    The board of directors or a committee appointed by the board of directors administers the employee share purchase plan. The board of directors or its committee has full and exclusive authority to interpret the terms of the employee share purchase plan and determine eligibility.

    The employee share purchase plan contains successive, overlapping 24-month offering periods. Each offering period includes four 6-month purchase periods. The offering periods generally start on the first trading day on May 1 and November 1 of each year, except for the first offering period, which commences on the date of this offering and ends on the last trading day before October 31, 2001.

    Employees are eligible to participate in our employee share purchase plan if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year, although any employee who would own shares representing 5% or more of the total combined voting power or value of all classes of our capital shares may not participate in the employee share purchase plan. In addition, no employee of ours may be granted an option to purchase shares under the plan if that person's right to purchase shares under all of our employee share purchase plans accrues at a rate that exceeds $25,000 worth of shares for each calendar year. The employee share purchase plan permits participants to purchase common shares through payroll deductions of up to 15% of the participant's compensation which includes the participant's base straight time gross earnings, commissions, payments for overtime, profit sharing payments, shift premium payments, incentive compensation, incentive payments and bonuses. The maximum number of shares a participant may purchase during any single offering period is 10,000 shares.

    Amounts deducted and accumulated under the employee share purchase plan are used to purchase common shares at the end of each 6-month purchase period. The price of shares purchased under the employee share purchase plan is 85% of the lower of the fair market value of the common shares at the beginning of the offering period or after a purchase period end. If the offering period commences on the date of this offering, the price of the shares purchased shall be the price to the public of the shares offered in this offering. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us. Rights granted under the employee share purchase plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the employee share purchase plan.

    The employee share purchase plan provides that, in the event that we merge with or into another corporation or sell substantially all of our assets, each outstanding right to purchase shares under the employee share purchase plan during the offering period then in progress may be assumed or substituted for by the successor corporation. If the successor corporation refuses such assumption or substitution, the offering period then in progress will be shortened and a new purchase date will be set at or prior to the closing of that transaction after which time the employee share purchase plan will terminate.

    The employee share purchase plan will terminate in 2009. The board has the authority to amend or terminate the employee share purchase plan, except that no such action may adversely affect any outstanding rights to purchase shares under the employee share purchase plan.

1994 STOCK PLAN

    This stock plan was adopted on July 13, 1994. This plan provides for the grant of incentive stock options to our employees, including employee directors, and nonstatutory stock options and stock purchase rights to our employees, directors and consultants. We have reserved 10,730,000 common shares for issuance under this plan. As of September 30, 1999, options to purchase 5,130,509 common shares were outstanding at a weighted average exercise price of $1.10, 2,991,686 shares had been issued upon exercise of outstanding options, and 2,607,805 shares were available for future grant and have been added to the 1999 option plan.

    This stock plan is administered by our board of directors or by a committee appointed by our board of directors. The administrator determines the terms of options granted under the option plan, including the number of shares subject to the option, exercise price, term and exercisability. Unless terminated earlier by our board of directors, this option plan shall terminate on July 12, 2004.

    Incentive stock options granted under the option plan must have an exercise price of at least 100% of the fair market value of the common shares on the date of grant and at least 110% of the fair market value in the case of an optionee who holds more than 10% of the total voting power of all classes of our shares. Nonstatutory stock options granted under the option plan must have an exercise price of at least 85% of the fair market value of the common shares on the date of grant. If an optionee holds more than 10% of the voting power of all classes of our capital shares, any options granted to that optionee must have an exercise price of at least 110% of the fair market value of the common shares on the date of grant. Payment of the exercise price may be made in cash or other consideration as determined by the administrator. The term of an incentive stock option cannot exceed 10 years, and the term of an incentive stock option granted to a holder of more than 10% of our voting power cannot exceed five years.

    No option may be transferred by the optionee other than by will or the laws of descent or distribution. Each option may be exercised during the lifetime of the optionee only by the optionee or permitted transferee. Options granted under the option plan generally must be exercised within 90 days after termination of the optionee's status as our employee, our director or our consultant, or within 6 months if termination is due to the disability of the optionee or 12 months if termination is due to the death of the optionee, but in no event later than the expiration of the option's term.

    In the event that we merge with or into another corporation, or sell substantially all of our assets, each outstanding option may be assumed or an equivalent option substituted by the successor organization. However, if the successor corporation does not agree to assume or substitute the option, the option will terminate. Our board of directors has the authority to amend or terminate the option plan provided that no action that impairs the rights of any holder of an outstanding option may be taken without the holder's consent. In addition, our shareholders must approve any modification to the option plan.

401(K) PLAN

    In 1995, we adopted a 401(k) plan covering our full-time employees located in the United States. The 401(k) plan is intended to qualify under
Section 401(k) of the Internal Revenue Code, so that contributions to the 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) plan, and so that we can deduct our contributions, if any, when made. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the lesser of 20% of their annual pre-tax gross compensation or the statutorily prescribed annual limit of $10,000 in 1999 and to have the amount of the reduction contributed to the 401(k) plan. Matching contributions by us, if any, are vested when made; all other contributions, and earnings on such contributions, are at all times fully vested. We did not contribute to the plan in the fiscal year ending June 30, 1999, but have agreed to match up to $1,000 of employee contributions in a calendar year beginning with the fiscal year ending June 30, 2000.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

    Our bye-laws provide that we shall indemnify our directors, officers, employees and other agents but for acts of fraud and dishonesty on the part of indemnified parties. Our bye-laws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our bye-laws expressly permit indemnification.

    WE WILL BE ENTERING INTO AGREEMENTS TO INDEMNIFY OUR DIRECTORS AND EXECUTIVE OFFICERS, IN ADDITION TO THE INDEMNIFICATION PROVIDED FOR IN OUR BYE-LAWS. These agreements, among other things, will indemnify our directors and executive officers for certain expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any director or executive officer in any action or proceeding, including any action by or in our right arising out of that person's services as a director, officer, employee, agent or fiduciary for us, any subsidiary of ours or any other company or enterprise to which the person provides services at our request. The agreements do not provide for indemnification in cases where

    - the claim is brought by the indemnified party;

    - the indemnified party has not acted in good faith;

    - the claim arises under section 16(b) of the exchange act; or

    - the indemnified party has engaged in acts, omissions or transactions for which the indemnified party is prohibited from receiving indemnification under the agreement or applicable law.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

    At present, there is no pending litigation or proceeding involving any of our directors or officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

SERIES G PREFERRED FINANCING

SERIES G PREFERRED SHARES AND WARRANTS

    In March and April 1998, we sold 3,714,286 Series G preferred shares and a warrant to purchase 2,000,000 shares of Series G preferred shares at $7.00 per share to Nortel Networks for an aggregate purchase price of $24,500,000. We incurred financing costs of $1,756,000 in association with this financing.

    Consideration of the purchase price consisted of:

    - a cash payment by Nortel Networks of $20,000,000

    - the signing and delivery of a technology patent license agreement by Nortel Networks granting us a license to certain Nortel Networks' patents with a value of $1,000,000 and;

    - the signing and delivery of a technical information agreement by Nortel Networks granting us access to Nortel Networks' technical assistance, testing services and other documentation and support with a value to us of $3,500,000

    The warrant to purchase 2,000,000 Series G preferred shares at $7.00 per share expires on the earlier of March 27, 2001, the closing of an initial public offering or a sale of all or substantially all of our assets. Nortel Networks has notified us of its intent, which may be withdrawn, to exercise this warrant at the time of this offering. We therefore assumed the exercise and subsequent conversion into common shares as indicated throughout this filing.

    The Series G preferred shares contain a $7.00 per share liquidation preference and converts to common shares on a one-to-one basis. Concurrently with the sale of the Series G preferred shares, Nortel Networks entered into a registration rights agreement with us providing the registration rights described in "Description of Share Capital--Registration Rights" and a voting agreement providing for the election of our board of directors. Additional information regarding the voting agreement is provided below.

    Assuming the exercise of all warrants held by Nortel Networks, they currently own approximately 24.0% of our common shares and will own 20.1% of our common shares following the offering. Pascal R. Debon, President of Wireless Solutions for Nortel Networks, is a member of our board of directors. Sales to Nortel Networks represented 51% and 18% of our net revenues for fiscal years 1999 and the three months ending September 30, 1999, respectively.

PATENT LICENSE AGREEMENT

    The patent license agreement provides us with a license to certain patents held by Nortel Networks. The patent licenses continue in one year periods and are subject to renewal at the end of each year with the consent of Nortel Networks and us.

    Nortel Networks may terminate the patent technology license agreement if it is assigned by us to a third party. However, Nortel Networks may not terminate the agreement if the third party is not a competitor of Nortel Networks, we transfer all or substantially all of our assets to the third party, the financial condition of the third party is not substantially worse than ours at March of 1998 and the third party agrees to assume all of our obligations under the patent technology license agreement. If the patent technology license agreement is terminated due to assignment to a third party prior to the fourth anniversary of its March 27, 1998 effective date, Nortel Networks shall refund, at its option, to us the amounts set forth below either in cash or our shares. However, Nortel Networks shall pay the refund in cash if the fair market value of one share of our Series G preferred shares is less than six dollars and six cents per share.

         Date of Termination of                  Percent                                    Cash
        Patent License Agreement                 Refund               Shares               Payment
  Prior to 1(st) anniversary                       80%                132,063             $800,000
  After 1(st) and prior to 2(nd)
  anniversary                                      60%                99,047              $600,000
  After 2(nd) and prior to 3(rd)
  anniversary                                      40%                66,032              $400,000
  After 3(rd) and prior to 4(th)
  anniversary                                      20%                33,016              $200,000

TECHNICAL INFORMATION AGREEMENT

    The technical information agreement provides us access to Nortel Networks' technical assistance and testing services and other support and technical information relating to the functionality, performance, testing, development and interfaces with Nortel Networks' products. The information agreement terminates upon termination of the purchase and distribution agreement signed concurrently with the technical information agreement.

    Nortel Networks may terminate portions of the technical information agreement relating to technical information, technical assistance and technology development if it is assigned by us to a third party. However, Nortel Networks may not terminate any portion of the agreement if the third party is not a competitor of Nortel Networks, we transfer all or substantially all of our assets to the third party, the financial condition of the third party is not substantially worse than ours at March of 1998 and the third party agrees to assume all of our obligations under the technical information agreement.

    If a portion of the technical information agreement is terminated due to assignment to a third party prior to the fourth anniversary of its March 27, 1998 effective date, Nortel Networks shall refund, at its option, to us the amounts set forth below payable in either cash or our shares. However, Nortel Networks shall pay the refund in cash if the fair market value of one share of our Series G preferred shares is less than six dollars and six cents per share.

         Date of Termination of                  Percent                                    Cash
     Technical Information Agreement             Refund               Shares               Payment
  Prior to 1(st) anniversary                       65%                375,556            $2,275,000
  After 1(st) and prior to 2(nd)
  anniversary                                      45%                260,000            $1,575,000
  After 2(nd) and prior to 3(rd)
  anniversary                                      30%                173,333            $1,050,000
  After 3(rd) and prior to 4(th)
  anniversary                                      15%                86,667              $ 525,000

PURCHASE AND DISTRIBUTION AGREEMENT

    Concurrently with the sale of Series G preferred shares, Nortel Networks entered into a purchase and distribution agreement with us in which Nortel Networks agreed to purchase goods and services according to certain specifications and we agree to supply the goods and services.

    This agreement establishes minimum amounts of goods to be purchased by Nortel Networks for each quarter starting in June 1998 and ending in December 2000. The agreement requires that we provide certain product features by various milestone dates. The minimum amounts of goods to be purchased can be periodically adjusted to reflect the prevailing conditions of markets for the goods. If the established minimum amount of goods for each quarter above is not purchased, Nortel Networks shall pay us a percentage of the shortfall of goods not purchased for that quarter. We shall credit Nortel Networks in the subsequent quarter the amount paid for Nortel Networks' shortfall if Nortel Networks makes up the shortfall with an excess in orders in the following quarter.

    This agreement further provides that until December 31, 1999 we shall not enter into a purchase and distribution agreement with Nokia or Ericsson for products developed using information contained in or as a result of the technical information or purchase and distribution agreements with Nortel Networks. After December 31, 1999, the above restriction shall be terminated only if the annual purchase by Nortel Networks for the calendar years 2000, 2001 and 2002 is less than eighty (80%) percent of the established minimum amounts.

    This agreement between us and Nortel Networks may be immediately terminated, in whole or in part, by either party if the other party fails to remedy a breach of an order within 60 days of written request, declares or seeks bankruptcy protection or ceases to carry on business.

AMENDMENT OF BYE-LAWS

    In connection with the sale of Series G preferred shares, we amended our bye-laws to require Nortel Networks' consent before an increase to the authorized number of Series G preferred shares.

    Our bye-laws were further amended to provide for the following until the closing of an initial public offering:

    - Prohibit us from engaging, directly or indirectly, in any business other than the microcellular business except with the prior consent of Nortel Networks or, if the limited exclusivity provisions contained in the purchase and distribution agreement have terminated, with the prior consent of a majority of directors who are neither officers nor employees

    - Prohibit us from acquiring stock or making an investment in any person engaged primarily in the compact wireless communications systems business involving an aggregate of $5,000,000 except with the prior consent of Nortel Networks or, if the limited exclusivity provisions contained in the purchase and distribution agreement have terminated, with the prior consent of a majority of directors who are neither officers nor employees

    - Prohibit us from acquiring stock or making an investment in any person NOT engaged primarily in the compact wireless communications systems business involving an aggregate of $1,000,000 except with the prior consent of Nortel Networks or, if the limited exclusivity provisions contained in the purchase and distribution agreement have terminated, with the prior consent of directors who are neither officers nor employees

    - Prohibit us from selling technology or assets described in the patent license agreement and the technology license agreement outside the ordinary course of business except in compliance with the provisions contained in those agreements or with the prior consent of Nortel Networks

    - Prohibit us from entering into any transaction with any person that is the beneficial owner or is affiliated with a beneficial owner of 5% or more of the outstanding voting shares except with the prior written consent of Nortel Networks

    - Require a majority of our board members to consent to its budget for each fiscal year, and any material expenditures made beyond the limits set by such budget

    - Prohibit us from incurring any debt in an amount exceeding $1,000,000 except with the prior approval of two-thirds of its board members

    - Require our bye-laws to provide for a board consisting of nine members, at least seven of whom will be neither officers nor employees. Further, a majority of the directors holding office will be necessary for a quorum, provided that if the number of directors holding office is less than five and the director nominated by Nortel Networks remains in office, then Nortel Networks' director must be present to constitute a quorum

    - Require our compensation committee to approve any employment agreement with any officer or other employee under which the total compensation package may be expected to exceed $250,000

    - Require transactions taken by any of our majority-owned subsidiaries to be subject to the same provisions described above.

LOAN AGREEMENT

    In December 1998 we entered into a loan agreement with Nortel Networks in which we borrowed $1,400,000 at 12% annual interest. The loan's maturity date was the earlier of:

    - February 21, 1999

    - the date on which we closed a public offering or obtained net cash proceeds in the sale of assets or a financing of $6,000,000

    - the date of the signing and delivery of an agreement providing for our acquisition by another company; or

    - a change in control of our management

    We were able to pay the accrued interest on the note but we were not able to repay the principal amount borrowed at the maturity date of February 21, 1999 causing a default under the terms of the loan agreement. To remedy the default, on April 22, 1999, we issued to Nortel Networks a warrant to acquire 24,000 common shares at $1.15 per share. The warrant expires on the earlier of April 22, 2002 or the closing of an initial public offering.

    The principal balance of $1,400,000 borrowed in the loan agreement was applied as payment for Nortel Networks' participation in our March 1999, convertible loan and warrant financing. As a result, Nortel Networks' $1,400,000 became a loan to us under the convertible loan and warrant financing. Additional information regarding our convertible loan and warrant financing is provided below.

CONVERTIBLE NOTE AND WARRANT FINANCING

    Between March 1999 and June 1999, we entered into convertible note and warrant agreements with 106 investors, all of which were existing shareholders, in which we borrowed an aggregate of $12,691,830 at 8% annual interest. In connection with the convertible note financing, we granted the investors warrants to purchase an aggregate of 6,345,931 common shares at a purchase price of $0.70 per share. These warrants expire at various times between March 2004 and June 2004. On September 10, 1999, the notes along with accrued interest, converted according to their terms into 1,872,335 Series H1 preferred shares. In addition, on September 10, 1999, we granted these investors warrants to purchase up to an additional 253,874 common shares at an exercise price of $1.00 per share. These warrants expire on September 10, 2002 or upon the consummation of an initial public offering.

    As an additional incentive to participate in the convertible note financing, shareholders of series A, B, C, D, E, F and G preferred shares participating in the convertible note financing at a minimum level based on their respective ownership percentage were entitled to exchange their original preferred shares for A-1, B-1, C-1, D-1, E-1, F-1 and G-1 preferred shares, respectively, whose terms were identical to the original preferred shares, except that the new preferred shares would be preferential in liquidation to all original preferred shares.

    The convertible note and warrant agreement provided for the automatic conversion of the outstanding principal balance and accrued interest upon the closing of our next equity financing which raised at least $9,000,000. As a result of the financing that closed on September 10, 1999, the notes and aggregate accrued interest of $414,946 converted, according to the terms of the agreement, into 1,872,335 Series H1 preferred shares. Each investor was issued the number of Series H1 preferred shares calculated by dividing the sum of each investor's note and accrued interest by $7.00. The liquidation preference for all Series H1 preferred shares issued in the equity financing and the subsequent conversion of notes was $7.00 per share. Additional information regarding the Series H1 preferred share financing is provided below.

    The following table shows officers, directors, shareholders and affiliated investors who participated in our convertible note and warrant financing.

                                                                      ANNUAL                              CONVERSION    BENEFICIAL
OFFICERS, DIRECTORS                          DATE OF       NOTE      INTEREST    INITIAL       SECOND       TO H1      OWNERSHIP AS
AND SHAREHOLDERS             INVESTOR          NOTE       AMOUNT       RATE     WARRANT(1)   WARRANT(2)   SHARES(3)     OF 11/5/99
-------------------     -------------------  --------   ----------   --------   ----------   ----------   ----------   ------------
Pascal Debon..........  Nortel                3/3/99    $1,400,000      8%(4)     700,000      28,000      208,311        24.0%
                        Networks              3/3/99     1,147,347      8%        573,674      22,947      170,717
                                             5/26/99     2,452,653      8%      1,226,327      49,054      358,476
                                                        ----------              ---------     -------
                                                         5,000,000              2,500,001     100,001      737,504

William Harding.......  Morgan Stanley Dean   3/3/99       652,782      8%        326,391      13,056       97,128         6.8%
                        Witter Venture
                        Partners

Kevin Fong............  Mayfield Funds        3/3/99       746,037      8%        373,019      14,922      111,004         8.1%

Lork Sang Chow........  EXCELlink(5)          3/3/99       744,817      8%        354,814      14,897      110,824        11.2%

James Loh.............  Mainwell Holdings    3/19/99       436,020      8%        218,010       8,721       64,655         4.6%

Moses Tsang...........  MKT Holdings LLC(6)   4/1/99       503,412      8%        196,706      10,070       74,815         5.5%

Andrew Wang...........  Sasson                6/8/99             0      8%         12,874                        0         7.6%
                        International
                        Holdings LLC(7)

Priscilla M. Lu.......  Priscilla M. Lu       4/7/99       100,000      8%         50,000       2,000       14,771        11.5%

Denis A. Cote.........  Denis A. Cote        3/31/99        35,000      8%         17,500         700        5,177            *

Michele D. Hogan......  Michele D. Hogan     3/29/99        30,000      8%         15,000         600        4,439            *

Thomas W. Hubbs.......  Voleas Ltd.          3/22/99         9,000      8%          4,500         180        1,333            *

                        Cynthia Hubbs Trust  3/23/99         5,000      8%          2,500         100          740            *

                        Bryna Hubbs Trust    3/23/99         5,000      8%          2,500         100          740            *

Edward W. Futcher.....  Edward W. Futcher    3/21/99        10,000      8%          5,000         200        1,482            *

------------------------

 (1) Represents the initial warrants granted to the note and warrant investors, who received one-half of a warrant for each dollar of principal amount invested by each such investor. The warrants are exerciseable at a price of $0.70 per share and expire between March, 2004 and June, 2004.

 (2) Represents additional warrants granted to the note and warrant investors on September 10, 1999. Each investor received .02 additional warrants for each dollar of principal amount invested by each such investor. The warrants are exerciseable at a price of $1.00 per share and expire upon the earlier of September 10, 1999 or an initial public offering.

 (3) Represents the number of Series H1 shares issuable to the note and warrant investors upon conversion of the principal amount and accrued interest.

 (4) Nortel Networks' note in the amount of $1,400,000 represents the conversion of a previous note issued to Nortel Networks for the same principal amount originally at 12% annual interest.

 (5) Represents current holdings in the convertible loan and warrant financing following the assignment of a portion of EXCELlink's original investment of $1,148,528 in principal amount, 574,264 initial warrant and 22,971 second warrant to the following entities:

       Transfer to MKT Holdings LLC of $403,711 of principal amount, 146,855 initial warrant and 8,075 second warrant

       Transfer to Saintsville Limited of 55,000 initial warrant

       Transfer to Cheerio Profits Limited (BVI) of 17,595 initial warrant

 (6) Represents current holdings in the convertible loan and warrant financing following receipt of assignment from the following entities:

       Transfer from EXCELlink of $403,711 of principal amount, 146,855 initial warrant and 8,075 second warrant

       Transfer from Tsang and Associates (Cayman Islands) L.L.C. of $99,701 of principal amount, 49,851 initial warrant and 1,995 second warrant

 (7) Represents current holdings in the convertible loan and warrant financing following the assignment of a portion of Sasson International Holdings LLC's original investment of $1,251,492 in principal amount, 625,746 initial warrant and 25,030 second warrant to the following entities:

       Transfer to Mercantile Teleco Venture of $1,251,492 of principal amount, 312,873 initial warrant and 25,030 second warrant

       Transfer to Saintsville Limited of 195,000 initial warrant

       Transfer to Cool Breeze Holdings Limited of 105,000 initial warrant

SERIES H PREFERRED SHARE FINANCING

    In July 1999 we sold 360,000 Series H preferred shares to ADC
Telecommunications, Inc. at $7.00 per share for a total of $2,520,000. The purchase price was paid by the cancellation and satisfaction of all outstanding invoices and indebtedness by us for services performed by ADC Telecommunications in the aggregate amount of $2,520,000.

SERIES H1 PREFERRED SHARE FINANCING

INVESTMENT BY INTASYS CORPORATION, DAMAC INVESTORS, INC. AND MEDIATEL CAPITAL

    Between July 1 and September 10, 1999 we sold Series H1 preferred shares and issued warrants as follows:

                                                                        Warrants to
                                                                      purchase common
                                                                          shares
                                               Shares H1 Preferred  at $1.00 per share
   Closing Date              Investor              Shares (1)               (2)          Total Consideration
      7/1/99          DAMAC Investors, Inc.          285,715              40,000             $2,000,005
      7/26/99          Intasys Corporation           715,000              100,000             5,005,000
      9/10/99            Mediatel Capital            715,000              100,000             5,005,000

 (1) Liquidation Preference $7.00 per share;

 (2) Warrants valued by Black-Scholes using $1.00 exercise price, $6.26 fair market value, 70% volatility and 6% risk-free rate of return yields warrant value of $5.47 per share.

    The warrants expire on the earlier of three years from the issuance date or upon the effectiveness of an initial public offering.

    Concurrently with the financing, we entered into a memorandum of understanding with Intasys Corporation providing for our distribution and manufacturing of Intasys Corporation's products and for the marketing of our products in Canada. In conjunction with the memorandum of understanding we issued to Intasys Corporation another warrant to purchase 615,000 common shares at an exercise price of $1.00 per share and we received a three-year warrant to purchase 225,225 Intasys Corporation's common shares at an exercise price of $3.31 per share. This second warrant issued to Intasys Corporation also expires on the earlier of three years from the issuance date or upon the effectiveness of an initial public offering.

CONVERSION OF PRINCIPAL UNDER CONVERTIBLE NOTE AND WARRANT FINANCING

    The sale of Series H1 preferred shares to Intasys Corporation and MediaTel Capital met the minimum financing requirements and triggered the automatic conversion provided in the convertible note and warrant agreement. In
September 1999 the notes, along with accrued interest, converted into 1,872,335 Series H1 preferred shares.

TERMS OF SERIES H1 PREFERRED SHARES

    The Series H1 preferred shares contain a $7.00 per share liquidation preference and converts to common shares on a one-to-one basis. Concurrently with the sale of the Series H1 preferred shares, Intasys Corporation, MediaTel Capital and the investors in the convertible note and warrant financing entered into a registration rights agreement with us providing the registration rights described in "Description of Share Capital--Registration Rights".

    Intasys Corporation and MediaTel Capital also entered into a voting agreement with us providing for the election of our board of directors. Additional information regarding the voting agreement is provided below.

SERIES I1 PREFERRED SHARE FINANCING

    In November 1999 we sold 1,526,663 Series I1 preferred shares to Alcatel at $8.00 per share for a total of $12,213,304. We incurred financing costs of $200,000 in connection with this financing.

PURCHASE AND DISTRIBUTION AGREEMENT

    Concurrently with the sale of Series I1 preferred shares, Alcatel entered into an agreement with us in which Alcatel agreed to purchase goods and services according to certain specifications and we agree to supply the goods and services.

    This agreement establishes minimum amounts of goods and services to be purchased by Alcatel in each successive six month period, beginning with the six month period starting January 1, 2000. If the established minimum amount of goods for each six month period is not purchased, Alcatel shall pay us a percentage of the shortfall of goods not purchased for that six months. If Alcatel exceeds its commitment for a six month period, we shall credit Alcatel a percentage of the exceeded amount. The agreement terminates on December 31, 2001, but is automatically renewable for successive twelve month periods.

    If Ericsson, Lucent Technologies, Siemens, Cisco or Nokia purchases more than 15% of our shares, the terms of this agreement with Alcatel will be modified. If Ericsson, Lucent Technologies, Siemens,

Cisco or Nokia purchases more than 50% of our shares, we change our business model or fail to meet the terms of this agreement, the terms of this agreement with Alcatel will be modified.

    This agreement between us and Alcatel may be immediately terminated, in whole or in part, by either party if the other party fails to remedy a breach of the agreement within 90 days of a written request, declares or seeks bankruptcy protection or ceases to carry on business.

TERMS OF SERIES I1 PREFERRED SHARES

    The Series I1 preferred shares contain a $8.00 per share liquidation preference and convert to common shares on a one-to-one basis. Concurrently with the sale of the Series I1 preferred shares, Alcatel USA entered into a registration rights agreement providing the registration rights with us described in "Description of Share Capital--Registration Rights".

    Alcatel USA also entered into a voting agreement with us providing for the election of our board of directors. Additional information regarding the voting agreement is provided below.

LOAN TO DR. LU

    We loaned Dr. Lu $132,000 in August 1999 so that she could exercise her expiring option holdings. The options were exercised for 400,000 of our common shares at an exercise price of $.33 per share. In exchange for the loan, Dr. Lu entered into a promissory note with us in which she agreed to repay the loan on or before August 26, 2004. The note accrues interest at 7.05% and may be prepaid without penalty.

STOCKHOLDER VOTING AGREEMENT

    All eight of our directors were elected pursuant to a voting agreement between us and the shareholders listed at the end of this sub-section. The most recent voting agreement, which supersedes the prior agreements, provides that the parties to the agreement vote all of the shares they own beneficially to elect as directors

    - Two persons designated by the holders of common shares

    - One person designated by EXCELlink Corporation

    - One person designated by Mainwell Corporation

    - One person designated by Sasson International Holdings, Inc.

    - One person designated by Mayfield VII and Mayfield Associates Fund II

    - One person designated by Morgan Stanley venture funds

    - One person designated by Nortel Networks

    The voting agreement further provides for restrictions in the sale of shares consisting of more than 5% of our outstanding shares to any of Nokia, Ericsson, Motorola, Lucent, Siemens or Alcatel or any of their affiliates.

    The voting agreement terminates on the effective date of our initial public offering.

OPTION ISSUANCES

    Since the end of fiscal year 1999, we have issued options to several of our executive officers. Our non-employee directors will also be eligible for option grants under our 1999 option plan. Please see "Management" for information regarding these matters.

FUTURE TRANSACTIONS

    We believe that the transactions described in this section were made on terms no less favorable than could have been obtained from third parties. We plan to adopt a policy that requires all future transactions between us and officers, directors and affiliates to be on terms no less favorable than could be obtained from unaffiliated third parties and such future transactions must be approved by a certain number or percentage of disinterested directors. Under our bye-laws, our directors may participate in transactions involving us or in which we are interested.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth information known to us with respect to the beneficial ownership of our common shares as of November 5, 1999 and as adjusted to reflect the sale of common shares offered in this prospectus:

    - each shareholder known by us to own beneficially more than 5% of our common shares, as explained below;

    - each of our executive officers;

    - each of our directors; and

    - all of our directors and executive officers as a group.

    Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, the common shares subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after November 5, 1999, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

    Unless otherwise indicated below, the address for each shareholder on this table is c/o interWAVE Communications International, Ltd., 656 Bair Island Road, Suite 108, Redwood City, CA 94063. Unless otherwise indicated below, the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

    The percentage of shares beneficially owned are based on the aggregate of

    - 33,126,003 common shares outstanding as of November 5, 1999, assuming conversion of all outstanding preferred shares into common shares, and

    - 7,500,000 common shares issued in this offering. Assumes no exercise of underwriters' over-allotment option. Percentage ownership figures after the offering do not include shares that may be purchased by each person in the offering.

                                                                 SHARES      PERCENT    PERCENT
                                                              BENEFICIALLY    BEFORE     AFTER
BENEFICIAL OWNER                                                 OWNED       OFFERING   OFFERING
----------------                                              ------------   --------   --------
Nortel Networks Corporation(1) .............................    9,075,792      24.0%      20.1%
  8200 Dixie Road, Suite 100
  Brampton, Ontario, L6T 5P6
  Canada

Entities associated with EXCELlink(2) ......................    3,744,235      11.2        9.1
  Lork Sang Chow
  c/o King Fook Finance Co., Ltd.
  30-32 Des Voeux Road
  Hong Kong

Entities associated with Mayfield Funds(3) .................    2,718,911       8.1        6.6
  c/o Kevin Fong
  Mayfield Funds
  2800 Sand Hill Road
  Menlo Park, CA 94025

                                                                 SHARES      PERCENT    PERCENT
                                                              BENEFICIALLY    BEFORE     AFTER
BENEFICIAL OWNER                                                 OWNED       OFFERING   OFFERING
----------------                                              ------------   --------   --------
Sasson International Holdings, Inc.(4) .....................    2,502,274       7.6%       6.2%
  c/o Dr. Andrew Wang
  Sasson International Holdings, Inc.
  710 Lakeway Drive, Suite 140
  Sunnyvale, CA 94086

Entities associated with Morgan Stanley Dean Witter
  Venture Partners(5) ......................................    2,291,545       6.8        5.6
  c/o William J. Harding
  Morgan Stanley Dean Witter Venture Partners
  3000 Sand Hill Road
  Bldg 4, Suite 250
  Menlo Park, CA 94025

Mainwell Corporation(6) ....................................    1,530,397       4.6        3.7
  c/o James Loh
  UBS Securities
  80 Raffles Place, UOB Plaza I
  Singapore 0104

MKT Holdings LLC and related entities(7) ...................    1,185,512       3.5        2.9
  c/o Moses Tsang
  Goldman Sachs & Co.
  37th Floor Asia Pacific Finance Tower
  Citibank Plaza, 3 Garden Road
  Hong Kong

Priscilla M. Lu(8)..........................................    3,815,191      11.5        9.4

Ian V. Sugarbroad(9)........................................       20,000      *          *

Thomas W. Hubbs(10).........................................      290,610      *          *

Roger B. Cheung(11).........................................       40,000      *          *

Denis A. Cote(12)...........................................      120,354      *          *

Edward W. Futcher(13).......................................       73,661      *          *

H. David Jones(14)..........................................       38,124      *          *

Michele D. Hogan(15)........................................      184,622      *          *

Pascal R. Debon(16).........................................    9,075,792      24.0       20.1

Kevin A. Fong(17)...........................................    2,718,911       8.1        6.6

William J. Harding(18)......................................    2,291,545       6.8        5.6

James S. Loh(19)............................................    1,530,397       4.6        3.7

Moses K. Tsang(20)..........................................    1,185,512       3.5        2.9

Andrew C. Wang(21)..........................................    2,502,274       7.6        6.2

Lork Sang Chow(22)..........................................    3,744,235      11.2        9.1

Frank Seto(23)..............................................            0      *          *

Roderick Thorne(24).........................................       58,175      *          *

                                                                 SHARES      PERCENT    PERCENT
                                                              BENEFICIALLY    BEFORE     AFTER
BENEFICIAL OWNER                                                 OWNED       OFFERING   OFFERING
----------------                                              ------------   --------   --------
All directors and executive officers as a group                27,689,403      79.8%      65.6%
  (17 persons)..............................................

------------------------

   * Less than 1% of the outstanding common shares.

 (1) Consists of 4,451,790 shares held by and 4,624,002 shares issuable pursuant to warrants held by Nortel Networks. Mr. Debon, one of our directors, is an employee of Nortel Networks.

 (2) Consists of 3,374,524 shares held by and 369,711 shares issuable pursuant to warrants held by EXCELlink. Mr. Chow, a member of our board of directors, is affiliated with EXCELlink.

 (3) Consists of 117,279 shares held by and 21,954 shares issuable pursuant to warrants held by Mayfield Associates Fund II; and 2,213,691 shares held by and 365,987 shares issuable pursuant to warrants held by Mayfield Associates Fund VII. Mr. Fong, a member of our board of directors, is affiliated with Mayfield Funds.

 (4) Consists of 2,489,400 shares held by and 12,874 shares issuable pursuant to warrants held by Sasson International Holdings, Inc. Mr. Wang, a member of our board of directors, is a principal of Sasson International Holdings, Inc.

 (5) Consists of 322,363 shares held by and 56,055 shares issuable pursuant to warrants held by Morgan Stanley Venture Capital Fund II, CV; 1,293,916 shares held by and 224,997 shares issuable pursuant to warrants held by Morgan Stanley Venture Capital Fund II, LP; 335,819 shares held by and 58,395 shares issuable pursuant to warrants held by Morgan Stanley Venture Investors, LP. Mr. Harding, a member of our board of directors, is affiliated with Morgan Stanley Dean Witter Venture Partners.

 (6) Consists of 1,303,666 shares held by and 226,731 shares issuable pursuant to warrants held by Mainwell Corporation. Mr. Loh, a member of our board of directors, is affiliated with Mainwell Holdings.

 (7) Consists of 527,835 shares held by and 177,766 shares issuable pursuant to warrants held by Tsang & Associates; and 273,135 shares held by and 206,776 shares issuable pursuant to a warrant held by MKT Holdings LLC. Mr. Tsang, a member of our board of directors, is affiliated with MKT Holdings.

 (8) Consists of 1,673,191 shares held by and 52,000 shares issuable pursuant to warrants held by Dr. Lu; 2,000,000 shares held by Best Ventures; 30,000 shares held by Douglas Lu-Hill, Irrevocable Trust; 30,000 shares held by Felicity Lu-Hill, Irrevocable Trust; and 30,000 shares held by the Olivia Lu-Hill Irrevocable Trust. All of the options held by Dr. Lu have been exercised.

 (9) Consists of 20,000 shares issuable pursuant to stock options.

 (10) Consists of 113,750 shares held by Mr. Hubbs; 26,333 shares held by and 4,680 shares issuable pursuant to warrants held by Voleas Ltd.; 740 shares held by and 2,600 shares issuable pursuant to a warrant held by Thomas Hubbs C/F Cynthia Megan Hubbs UTMA/CA; 740 shares held by and 2,600 shares issuable pursuant to a warrant held by Thomas Hubbs C/F Bryna N. Hubbs UTMA/CA; and 139,167 shares which may be acquired pursuant to the exercise of stock options.

 (11) Consists solely of 40,000 shares issuable pursuant to the exercise of stock options.

 (12) Consists of 69,343 shares held by and 18,200 shares issuable pursuant to warrants held by Mr. Cote; and 32,811 shares which may be acquired pursuant to the exercise of stock options.

 (13) Consists of 1,482 shares held by and 5,200 shares issuable pursuant to warrants held by Mr. Futcher; and 66,979 shares issuable pursuant to stock options.

 (14) Consists of 36,041 shares held by Mr. Jones; and 2,083 which may be acquired pursuant to stock options.

 (15) Consists of 160,188 shares held by and 15,600 shares issuable pursuant to warrants held by Ms. Hogan; and 8,834 shares which may be acquired pursuant to stock options.

 (16) Consists of 4,451,790 shares held by and 4,624,002 shares issuable pursuant to warrants held by Nortel Networks. Mr. Debon, one of our directors, is an employee of Nortel Networks.

 (17) Consists of 117,279 shares held by and 21,954 shares issuable pursuant to warrants held by Mayfield Associates Fund II; 2,213,691 shares held by and 365,987 shares issuable pursuant to warrants held by Mayfield Associates Fund VII. Mr. Fong, a member of our board of directors, is affiliated with Mayfield Funds.

 (18) Consists of 322,363 shares held by and 56,055 shares issuable pursuant to warrants held by Morgan Stanley Venture Capital Fund II, CV; 1,293,916 shares held by and 224,997 shares issuable pursuant to warrants held by Morgan Stanley Venture Capital Fund II, LP; 335,819 shares held by and 58,395 shares issuable pursuant to warrants held by Morgan Stanley Venture Investors, LP. Mr. Harding, a member of our board of directors, is affiliated with Morgan Stanley Dean Witter Venture Partners.

 (19) Consists of 1,303,666 shares held by and 226,731 shares issuable pursuant to warrants held by Mainwell Corporation. Mr. Loh, a member of our board of directors, is affiliated with Mainwell Corporation.

 (20) Consists of 527,835 shares held by and 177,766 shares issuable pursuant to warrants held by Tsang & Associates; and 273,135 shares held by and 206,776 shares issuable pursuant to a warrant held by MKT Holdings LLC. Mr. Tsang, a member of our board of directors, is affiliated with MKT Holdings.

 (21) Consists of 2,489,400 shares held by and 12,874 shares issuable pursuant to warrants held by Sasson International Holdings, Inc. Mr. Wang is a principal of Sasson International Holdings, Inc.

 (22) Consists of 3,374,524 shares held by and 369,711 shares issuable pursuant to warrants held by EXCELlink. Mr. Chow, a member of our board of directors, is affiliated with EXCELlink.

 (23) No shares are held by Mr. Seto; and no shares may be acquired pursuant to stock options.

 (24) Consists of 48,820 shares held by Mr. Thorne; and 9,355 shares which may be acquired pursuant to stock options.

                          DESCRIPTION OF SHARE CAPITAL

GENERAL

    After this offering, we will be authorized to issue 100,000,000 common shares, $0.001 par value, and 10,000,000 shares of undesignated preferred shares, $0.001 par value. Immediately after this offering, we estimate there will be approximately 40,626,003 common shares outstanding, 7,478,805 common shares will be issuable upon exercise of outstanding warrants, 5,476,542 common shares issuable on exercise of outstanding options and no preferred shares will be issued and outstanding as of November 5, 1999. The weighted average exercise price of the options is $1.40 and the weighted average exercise price of the warrants is $0.75.

    Our memorandum of association and bye-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring, or preventing a future takeover of us unless such takeover or change in control is approved by the board of directors.

COMMON SHARES

    Holders of common shares are entitled to one vote per share on all matters to be voted upon by the shareholders.

    Holders of the common shares are entitled to receive such dividends as may be declared from time to time by the board of directors out of funds legally available therefor, subject to the terms of any existing or future agreements with holders of our preferred shares. We have never declared or paid cash dividends on our capital shares, expect to retain future earnings, if any, for use in the operation and expansion of our business, and do not anticipate paying any cash dividends in the foreseeable future. In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share ratable in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred shares then outstanding. Holders of common shares have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common shares.

PREFERRED SHARES

    Effective upon the closing of this offering, we will be authorized to issue 10,000,000 shares of undesignated preferred shares, none of which will be outstanding. The board of directors has the authority to issue the preferred shares in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by our shareholders. The issuance of preferred shares, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of us without further action by the shareholders and may adversely affect the market price of, and the voting and other rights of, the holders of common shares. The issuance of preferred shares with voting and conversion rights may adversely affect the voting power of the holders of common shares, including the loss of voting control to others. We have no current plans to issue any preferred shares. The conversion rate of the existing preferred shares to common shares is 1:1. All outstanding shares will convert to common shares upon the closing of this offering.

REGISTRATION RIGHTS

    Certain shareholders holding an aggregate of 32,833,201 shares are entitled to rights with respect to registration of these shares under the securities act. The rights are provided under the terms of an agreement between us and the holders of registrable securities. Beginning six months following the completion of this offering, holders of then outstanding registrable securities may require on up to two occasions and Nortel Networks may require on one occasion that we register their shares for public resale. We are obligated to register these shares only if the outstanding registrable securities have an anticipated public offering price of at least $5,000,000. Also, holders of registrable securities who hold more than one percent of our outstanding registerable securities may require, on one separate occasion in any 12 month period and four occasions in the aggregate, that shares for public resale on Form F-3 or similar short-form registration if the value of the securities to be registered is at least $1,000,000. Furthermore, in the event we determine to register any of our securities under the Securities Act of 1933, either for our own account or for the account of other security holders exercising their registration rights, the holders of registrable securities are entitled to include their common shares in the registration. The registration rights are subject to conditions and limitations, among them our right to limit the number of shares included in the registration which may reduce the number of shares proposed to be registered in view of market conditions. These registration rights are not triggered by this offering. All expenses in connection with any registration, other than underwriting discounts and commissions, will be borne by us. All registration rights will terminate five years following the consummation of this offering.

ANTITAKEOVER EFFECTS OF SOME PROVISIONS OF MEMORANDUM OF ASSOCIATION AND
  BYE-LAWS

    The following provisions, summarized below, are generally expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of increased protection resulting from our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantage of discouraging these proposals because we believe that the negotiation of these proposals could result in an improvement of their terms.

ELECTION AND REMOVAL OF DIRECTORS

    Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our shareholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for shareholders to replace a majority of the directors.

SHAREHOLDER MEETINGS

    Under our bye-laws, only the board of directors, the chairman of the board, the president and any shareholder or group of shareholders holding greater than 10% of the voting shares may call special meetings of shareholders. Under Bermuda law, shareholders may act by written consent only if the written consent is unanimous.

REQUIREMENTS FOR ADVANCE NOTIFICATION OF SHAREHOLDER NOMINATIONS AND PROPOSALS

    Our bye-laws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board. A minimum of 120 calendar days written notice is required. The notice shall specify the place, day and time of the meeting, and the general nature of the business to be considered. No business not referred to in the notice shall be conducted at such meeting.

UNDESIGNATED PREFERRED SHARES

    The authorization of undesignated preferred shares makes it possible for the board of directors to issue preferred shares with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control of us or our management.

AMENDMENT OF BYE-LAWS PROVISIONS

    The amendment of the above provisions relating to the election and removal of directors, shareholder meetings and elimination of shareholder action by written consent requires approval by holders of at least 66% of the outstanding common shares.

NASDAQ NATIONAL MARKET LISTING

    We have been approved, subject to notice of issuance, for listing our shares on the Nasdaq Stock Market's National Market under the symbol "IWAV."

TRANSFER AGENT

    The transfer agent and registrar for the common shares is Norwest Bank Minnesota, N.A. Norwest's telephone number for shareholder inquiries is
(800) 468-9716.

                       CERTAIN BERMUDA LAW CONSIDERATIONS

    The following discussion is based on the advice of Conyers Dill & Pearman, our Bermuda counsel. We have been designated as a non-resident for exchange control purposes by the Bermuda Monetary Authority, Foreign Exchange Control, whose permission for the issue and transfer of common shares has been obtained subject to the common shares being listed on the Nasdaq National Market. This Prospectus has been filed with the Registrar of Companies in Bermuda in accordance with Bermuda law.

    The transfer of common shares between persons regarded as non-resident in Bermuda for exchange control purposes and the issue of shares after the completion of the offering to such persons may be effected without specific consent under the Exchange Control Act, 1972 and regulations thereunder subject to the common shares being listed on the Nasdaq National Market. Issues and transfers of shares to any person regarded as resident in Bermuda for exchange control purposes require specific prior approval under the Exchange Control Act, 1972.

    There are no limitations on the rights of persons regarded as non-residents of Bermuda for foreign exchange control purposes owning common shares to hold or vote their common shares. Because we have been designated as a non-resident for Bermuda exchange control purposes, there are no restrictions on our ability to transfer funds in and out of Bermuda or to pay dividends to United States residents or other non-residents of Bermuda who are holders of common shares, other than in respect of local Bermuda currency. In addition, because we have been designated as a non-resident for Bermuda exchange control purposes, we do not intend to maintain Bermuda dollar deposits and, accordingly, will not pay dividends on the common shares in Bermuda currency.

    In accordance with Bermuda law, share certificates are issued only in the names of corporations or individuals. In the case of an applicant acting in a special capacity (for example, as an executor or trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, we are not bound to investigate or incur any responsibility in respect of the proper administration of any such estate or trust. We will take no notice of any trust applicable to any of its common shares whether or not we had notice of the trust.

    There is no minimum subscription which must be raised by this offering to provide the sums required to be provided for under Section 28 of the Companies Act 1981 of Bermuda.

                                    TAXATION

    We believe that a significant portion of our income will be earned in Bermuda, which currently has no corporate income tax, or other countries with favorable tax regimes such as Hong Kong and the Netherlands in which we or our affiliates conduct activities or in which our customers are located. However, this belief is based upon the anticipated nature and conduct of our business, which may change, and upon our understanding of our position under the tax laws of the various countries in which we have assets or conduct activities, which position is subject to review and possible challenge by taxing authorities and to possible changes in law which may have retroactive effect. The extent to which certain taxing jurisdictions, including the United States, may require us to pay tax or to make payments in lieu of tax cannot be determined in advance. In addition, our operations and the payments due to us may be affected by changes in taxation, including retroactive tax claims or assessments of withholding on amounts payable to us or other taxes assessed at the source, in excess of the taxation anticipated by us based on business contacts and practices of ours and the current tax regimes. There can be no assurance that these factors will not have a material adverse effect on us.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    We and our non-United States subsidiaries will be subject to United States federal income tax at regular corporate rates, as well as branch profits tax, on our income that is effectively connected with the conduct of a trade or business within the United States, and will be required to file federal income tax returns reflecting that income. We intend to conduct our operations so as to reduce the amount of our effectively connected income. However, no assurance can be given that the Internal Revenue Service will agree with the positions taken by us in this regard. Moreover, our United States subsidiary will be subject to United States federal income tax on its worldwide income regardless of its source, subject to reduction by allowable foreign tax credits, and distributions by the United States subsidiary to us will be subject to United States withholding.

BERMUDA TAX CONSIDERATIONS

    Under current Bermuda law, we are not subject to tax on income or capital gains. Furthermore, we obtained from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966, an undertaking that, in the event that Bermuda enacts any legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of the tax will not be applicable to us or to any of our operations, or to our capital, or to our capital shares, until March 28, 2016. This undertaking does not, however, prevent the imposition of property taxes on any of our real property or leasehold interests in Bermuda.

    We are required to pay to the Bermuda government an annual registration fee based upon our assessable capital subject to a maximum fee of BD$26,500.

TAXATION OF SHAREHOLDERS

BERMUDA TAX CONSIDERATIONS

    Under current Bermuda law, no income, withholding or other taxes or stamp or other duties are imposed upon the issue, transfer or sale of capital shares or on any payments thereunder. See "Taxation--Bermuda Tax Considerations" for a description of the undertaking on taxes obtained by us from the Minister of Finance of Bermuda.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of certain United States federal income tax considerations that apply to the acquisition, ownership and disposition of our common shares by United States shareholders as of the date hereof.

    Although the following summary does not purport to describe all of the tax considerations that may be relevant to a prospective purchaser of our common shares, this summary describes the material United States federal income tax consequences to a United States shareholder. No assurance can be given that the conclusions set out below would be sustained by a court if challenged by the Internal Revenue Service. This summary deals only with common shares that are held as capital assets by United States shareholders, and does not address tax considerations applicable to United States shareholders that may be subject to special tax rules, such as dealers or traders in securities, financial institutions, insurance companies, tax-exempt entities, United States shareholders that hold common shares as a part of a straddle, conversion transaction, constructive sale or other arrangement involving more than one position, United States shareholders that owned or are deemed to own 10% or more of the total combined voting power of all classes of our voting shares, United States shareholders that have a principal place of business or "tax home" outside the United States or United States shareholders whose functional currency is not the United States dollar. Further this summary does not address the alternative minimum tax consequences of an investment in our common shares.

    The discussion below is based upon the provisions of the Internal Revenue Code and regulations, rulings and judicial decisions thereunder as of the date hereof; any such authority may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in federal income tax consequences different from those discussed below.

    The discussion set out below is intended only as a summary of certain United States federal income tax consequences of an investment in common shares. Prospective investors are urged to consult their own tax advisors as to the tax consequences of an investment in the common shares, including the application to their particular situation of the tax considerations discussed below, as well as the application of state, local or foreign tax laws. The statements of United States federal income tax law set out below are based on the laws in force and interpretations thereof as of the date of this prospectus, and are subject to any changes occurring after that date.

    A United States shareholder of common shares means a holder that is:

    - a citizen or resident of the United States;

    - a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof; or

    - an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

    TAXATION OF DIVIDENDS. Distributions received from us by United States shareholders will constitute dividends for U.S. federal income tax purposes and will be taxable in the United States as ordinary income to the extent of our current or accumulated earnings and profits. Amounts paid as dividends that exceed our current or accumulated earnings and profits will be treated first as a non-taxable return of capital that reduces the United States shareholder's tax basis in the common shares, and any amount in excess of the shareholder's U.S. tax basis will be treated as either long-term or short-term capital gain, depending on the shareholder's holding period for the common shares. Dividends paid by us are not eligible for the dividends received deduction otherwise allowed to United States shareholders on dividends from U.S. corporations.

    TAXATION OF CAPITAL GAINS. A United States shareholder will recognize gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of common shares in an amount equal to the difference between the amount realized from the sale, exchange or other disposition and the shareholder's tax basis in the common shares. In most cases, the gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such shareholder's holding period for the common shares is more than one year. The deductibility of capital losses is restricted and may only be used to reduce capital gains, except that individual taxpayers may deduct annually $3,000 of capital loss in excess of their capital gains.

    U.S. INFORMATION REPORTING AND BACKUP WITHHOLDING. Distributions made by us with respect to our common shares and gross proceeds received from the disposition of the common shares may be subject to certain information reporting requirements to the Internal Revenue Service and to a 31% backup withholding tax. However, backup withholding generally will not apply to payments made to a United States shareholder who furnishes a correct taxpayer identification number and provides certain other required information. If backup withholding applies, the amount withheld is not an additional tax, but is credited against the shareholder's United States federal income tax liability.

    PASSIVE FOREIGN INVESTMENT COMPANIES. We will be classified as a passive foreign investment company for United States federal income tax purposes if we satisfy either of the following two tests:

    - 75% or more of our gross income is passive income; or

    - on average for the taxable year, 50% or more of our assets by value or by adjusted basis produce or are held for the production of passive income.

    We do not believe that we satisfy or, after the completion of this offering, will satisfy either of the tests for passive foreign investment company status. Because the determination of whether the common shares constitutes shares of a passive foreign investment company will be based upon the composition of our income and assets from time to time, there can be no assurance that we will not be considered a passive foreign investment company for any future fiscal year. If we are a passive foreign investment company for any taxable year, U.S. holders would be required to either:

    - pay an interest charge together with tax calculated at maximum ordinary income rates on certain "excess distributions"; or

    - if a qualified electing fund election is made, to include in their taxable income certain undistributed amounts of our income.

    Each U.S. holder should consult its own tax advisor regarding the advisability of making the qualified electing fund election.

                        SHARES ELIGIBLE FOR FUTURE SALE

    We cannot provide any assurance that after this offering has been completed a significant public market for our common shares will develop or be sustained. The sale of substantial numbers of our common shares in the public market, or the possibility of a sale, could adversely affect prevailing market prices for our common shares. Furthermore, only a limited number of our common shares currently held by our shareholders will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below. Future sales of substantial amounts of our shares in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

    Upon completion of this offering and assuming no exercise after that date of the underwriters' over-allotment option or of any outstanding options or warrants, we expect to have 40,626,003 common shares outstanding based on shares outstanding as of November 5, 1999.

    Of the common shares, 7,500,000 of the shares that we expect to sell in the offering, and any common shares sold upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the securities act. However, there will be trading restrictions imposed on "affiliates" and "control persons" as defined under Rule 144. The remaining common shares held by existing shareholders are restricted securities as that term is defined in Rule 144 of the securities act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the securities act, which rules are summarized below. As a result of the contractual restrictions described below and the provisions of Rule 144, the restricted securities will be eligible for sale in the public market immediately following the offering subject to the expiration of 180-day lock-up agreements with representatives of the underwriters and to volume limitations and other conditions under Rule 144. Following this offering, the holders of an aggregate of 26,487,270 of the outstanding common shares and 7,478,805 common shares issuable upon the exercise of warrants have the right to require us to register their shares for sale upon meeting requirements to which the parties have previously agreed. See "Description of Share Capital--Registration Rights" for additional information regarding registration rights.

    The following table indicates approximately when the 40,604,808 of our common shares, held by existing shareholders, that are not being sold in the offering but which will be outstanding at the time the offering is complete will be eligible for sale into the public market:

ELIGIBILITY OF RESTRICTED SHARES FOR SALE IN PUBLIC MARKET
----------------------------------------------------------
At effective date...........................................           0
90 days after effective date................................           0
180 days after effective date...............................  26,359,343
After 180 days post-effective date..........................  14,245,465

    The shares eligible for sale includes shares outstanding as of November 5, 1999 and assumes conversion of all outstanding preferred shares into common shares and the exercise of the 9,478,805 warrants outstanding as of November 5, 1999.

LOCK-UP AGREEMENTS

    Our officers and directors and substantially all our existing shareholders have signed lock-up agreements under which they agreed not to dispose of or hedge any common shares or securities convertible into or exchangeable for common shares for a period of 180 days from the date of this prospectus. Dispositions can be made sooner with the prior written consent of Salomon Smith Barney Inc.

OPTIONS AND WARRANTS

    As of November 5, 1999, a further 2,215,954 and 300,000 of the common shares will be reserved for future issuance pursuant to our 1999 option plan and 1999 employee share purchase plan, respectively. An aggregate of 1,824,108 common shares issuable upon the exercise of the outstanding options will be vested
180 days following the date of this prospectus. At the date of the offering, a total of 1,370,509 shares issuable on the exercise of options held by employees shall be vested and exercisable and not subject to the lock-up agreements. We intend to file, shortly after to effectiveness of this offering, a registration statement on Form F-3 or F-8 under the securities act covering all common shares reserved for issuance under the share plans and subject to outstanding options under our 1994 stock plan. Substantially all of the common shares issuable upon exercise of outstanding options are subject to 180-day lock-up agreements with the representatives of the underwriters.

    At the date of the offering, none of the shares issuable on exercise of outstanding warrants will be eligible for sale. After 180 days following the date of the prospectus upon the expiration of the lock-up agreements, 9,478,805 of the common shares issuable on exercise of the outstanding warrants will first become available for sale in the public markets. The warrants expire prior to March 3, 2004.

RULE 144

    In general, under Rule 144, as in effect on the date of this prospectus, any person who has beneficially owned restricted securities for at least one year will be entitled to sell in any three-month period a number of shares that does not exceed the greater of:

    - 1% of the then outstanding common shares which are approximately 406,260 shares immediately after the offering; or

    - the average weekly trading volume of our common shares on the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the SEC. Sales of restricted securities pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about us. Our affiliates must also comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell common shares which are not restricted securities.

RULE 144(K)

    Under Rule 144(k), a person who is not deemed to have been one of our "affiliates" at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, generally including the holding period of any prior owner other than an "affiliate," is entitled to sell those shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

RULE 701

    Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by employees, directors, officers, consultants or advisers between May 20, 1988, the effective date of Rule 701, and the date the issuer becomes subject to the reporting requirements of the securities exchange act, pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the exchange act, along with the shares acquired upon exercise of such options beginning May 20, 1988. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, such securities may be sold:

    - by persons other than our affiliates, subject only to the manner of sale provisions of Rule 144; and

    - by our affiliates under Rule 144 without compliance with its one-year minimum holding period requirements.

                                  UNDERWRITING

    Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each of the underwriters named below has severally agreed to purchase, and we have agreed to sell to the underwriters, the respective number of common shares set forth opposite the name of each underwriter below:

                                                                NUMBER OF
NAME                                                          COMMON SHARES
----                                                          -------------
Salomon Smith Barney Inc....................................
Banc of America Securities LLC..............................
SG Cowen Securities Corporation.............................
                                                                ---------

  Total.....................................................    7,500,000
                                                                =========

    The underwriting agreement provides that the obligations of the several underwriters to purchase the common shares included in this offering are subject to the approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the common shares offered hereby other than those covered by the over-allotment option described below if they purchase any of the common shares.

    The underwriters, for whom Salomon Smith Barney Inc., Banc of America Securities LLC and SG Cowen Securities Corporation are acting as representatives, initially propose to offer some of the common shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the common shares to various securities dealers at the
public offering price less a concession not exceeding $      per common share.
The underwriters may allow, and these dealers may reallow, a concession not
exceeding $      per common share to certain brokers and dealers. After the initial offering of the common shares to the public, the public offering price and other selling terms may from time to time be varied by the representatives. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

    We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 1,125,000 additional common shares at the public offering price less the underwriting discount. The underwriters may exercise this option solely to cover over-allotments, if any, in connection with this offering. To the extent that the underwriters exercise this option, each of them will be obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to the underwriters' initial commitment.

    interWAVE, each of our officers and directors and our other shareholders have agreed with the representatives that, for a period of 180 days after the date of this prospectus, they will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any common shares or any of our securities convertible into or exchangeable for common shares other than, in the case of interWAVE, shares pursuant to any employee stock option plan, stock ownership plan or dividend reinvestment plan of interWAVE in effect at the time the underwriting agreement is signed and common stock issuable upon the conversion of securities or the exercise of warrants outstanding at the time the underwriting agreement is signed, and in the case of the officers, directors and shareholders, shares of common stock disposed of as bona fide gifts approved by Salomon Smith Barney Inc. Salomon Smith Barney Inc. in its sole discretion may release any of the securities subject to the lock-up agreements at any time without notice. The release of any lock-up is considered on a case by case basis. Factors in deciding whether to release shares may include the length of time before the lock-up expires, the trading price of the common stock and whether the person seeking the release is an officer, director or affiliate of interWAVE. Salomon Smith Barney Inc. has no current intention to release shares subject to the lock-up agreements.

    At our request, the underwriters have reserved for sale, at the initial public offering price, up to 375,000 common shares for directors, officers, employees and customers and vendors of ours. We cannot assure you that any of the reserved shares will be so purchased. The number of shares available for sale to the general public in the offering will be reduced by the number of reserved shares sold. Any reserved shares not so purchased will be offered to the general public on the same basis as the other shares offered hereby.

    Prior to this offering, there has been no public market for the common shares. Consequently, the initial public offering price for the common shares was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the price at which they are sold by the underwriters or that an active trading market in the common shares will develop and continue after the offering.

    We have been approved, subject to notice of issuance, for listing our shares on the Nasdaq Stock Market's National Market under the symbol "IWAV."

    The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional common shares.

                                                            PAID BY INTERWAVE
                                                       ---------------------------
                                                       NO EXERCISE   FULL EXERCISE
                                                       -----------   -------------
Per share............................................       $              $
Total................................................       $              $

    The expenses of the offering, exclusive of the underwriting discounts and commissions, are estimated to be $1,200,000 and are payable entirely by us.

    The expenses consist of the following:

    - an SEC registration fee of $22,770;

    - an NASD filing fee of $9,125;

    - a Nasdaq application fee of $90,000;

    - estimated blue sky qualification fees and expenses of $10,000;

    - estimated printing and engraving expenses of $250,000;

    - estimated legal fees and expenses of $350,000;

    - estimated accounting fees and expenses of $250,000;

    - estimated transfer agent and registrar fees of $25,000; and

    - estimated miscellaneous fees and expenses of $193,105.

    In connection with the offering, Salomon Smith Barney Inc. on behalf of the underwriters, may over-allot, or engage in syndicate covering transactions, stabilizing transactions and penalty bids. Over-allotment involves syndicate sales of common shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of common shares made for the purpose of preventing or retarding a decline in the market price of the common shares while the offering is in progress. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member. These activities may cause the price of the common shares to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or in the over-the-counter market, or otherwise and, if commenced, may be discontinued at any time.

    We estimate that our portion of the total expenses of this offering will be $1,200,000.

    The prospectus may be used by underwriters and dealers in connection with offers and sales of the common shares, including common shares initially sold outside the United States, to persons located in the United States.

    We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the securities act, or to contribute to payments the underwriters may be required to make with respect to any of those liabilities.

    Initial sales of the common shares offered in the United States will be settled in U.S. dollars. Subsequent trading of common shares effected on the Nasdaq National Market will be settled in U.S. dollars in accordance with the normal settlement practices of the Nasdaq.

                                 LEGAL MATTERS

    The validity of the common shares offered hereby and other matters of Bermuda law relating to the offering are being passed upon for us by Conyers Dill & Pearman, Bermuda. Certain legal matters relating to the offering are being passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, with respect to U.S. law. Certain legal matters relating to the offering are being passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, San Francisco, California.

                                    EXPERTS

    The consolidated financial statements of interWAVE Communications International, Ltd. and subsidiaries as of June 30, 1999 and 1998, and for each of the years in the three-year period ended June 30, 1999, have been included in this prospectus and registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, a registration statement on Form F-1 under the U.S. securities act with respect to the common shares offered by this prospectus. This prospectus, which forms a part of the registration, does not contain all the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits.

    Any statement in this prospectus about any of our contracts or other documents is only a summary of the material provisions of the contract or document. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus. You must review the exhibits themselves for a complete description of the contract or document.

    You may review a copy of the registration statement, including exhibits and schedules filed with it, at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the regional offices of the SEC located at 7 World Trade Center, 13(th) Floor, New York, New York 10048 and at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Section of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549, at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as interWAVE that file electronically with the SEC. We have applied for quotation of the common shares on the Nasdaq national market, and reports and other information about us may also be inspected at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

    You may read and copy any reports, statements or other information that we file with the SEC at the addresses indicated above, and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

    Prior to this offering, we have not been required to file reports under the exchange act. Following consummation of the offering, we will be required to file reports and other information with the SEC under the exchange act. You are invited to read and copy any reports, statements or other information that we file with the SEC.

    We intend to provide to our shareholders proxy statements and annual reports prepared in accordance with applicable law. Our annual reports will contain audited consolidated financial statements following the end of each fiscal year, and we will make available quarterly reports containing unaudited summary consolidated financial information for each of the first three fiscal quarters of each fiscal year. As a foreign private issuer under the exchange act, we will be exempt from provisions of that act which require us to provide proxy statements in prescribed form to shareholders and which relate to short swing profit reporting and liability.

                  INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of KPMG LLP, Independent Auditors....................     F-2

Consolidated Balance Sheet as of June 30, 1998 and 1999.....     F-3

Consolidated Statement of Operations for the years ended
  June 30, 1997, 1998 and 1999..............................     F-4

Consolidated Statements of Stockholders' Equity and
  Comprehensive loss for the years ended June 30, 1997, 1998
  and 1999..................................................     F-5

Consolidated Statement of Cash Flows for the years ended
  June 30, 1997, 1998 and 1999..............................     F-7

Notes to Consolidated Financial Statements..................     F-9

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
interWAVE Communications International, Ltd.:

    We have audited the accompanying consolidated balance sheets of interWAVE Communications International, Ltd. and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the three year period ended June 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of interWAVE Communications International, Ltd. and subsidiaries as of June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three year period ended June 30, 1999 in conformity with generally accepted accounting principles.

                                                 /s/ KPMG LLP

San Francisco, California
September 10, 1999

         INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                       SEPTEMBER 30,
                                                                 JUNE 30,                                   1999
                                                           --------------------                        --------------
                                                             1998       1999      SEPTEMBER 30, 1999
                                                           --------   ---------   ------------------     PRO FORMA
                                                                                     (UNAUDITED)        (UNAUDITED)
                                    ASSETS
Current assets:
  Cash and cash equivalents..............................  $  7,340   $   3,919       $  12,988           $ 39,047
  Short-term investments.................................        75          --              --                 --
  Trade receivables, net of allowance of $125, $333 and
    $173 at June 30, 1998 and 1999, and September 30,
    1999, respectively...................................     5,776       6,999           6,540              6,540
  Inventories............................................     3,949       6,339           5,346              5,346
  Prepaid expenses and other current assets..............       893         844           1,192              1,192
                                                           --------   ---------       ---------           --------
    Total current assets.................................    18,033      18,101          26,066             52,125
Property and equipment, net..............................     6,622       5,334           5,524              5,524
Intangibles, net.........................................     3,023       2,855           2,722              2,722
Other assets.............................................     1,935         278             768                768
                                                           --------   ---------       ---------           --------
    Total assets.........................................  $ 29,613   $  26,568       $  35,080           $ 61,139
                                                           ========   =========       =========           ========
                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................................  $  4,526   $   2,757       $   3,538           $  3,538
  Accrued expenses and other current liabilities.........     1,515       2,354           2,237              2,237
  Convertible notes......................................        --       8,754              --                 --
  Current portion of notes payable.......................       540         590             680                680
  Deferred revenue.......................................       511         323             157                157
  Income taxes payable...................................       171         215             215                215
  Customer deposits......................................        --       1,500           1,500              1,500
                                                           --------   ---------       ---------           --------
    Total current liabilities............................     7,263      16,493           8,327              8,327
Deferred revenue, long-term..............................     2,087          --              --                 --
Notes payable, net of current portion....................     1,074         486             261                261
Other long-term liabilities..............................       736         789             924                924
                                                           --------   ---------       ---------           --------
    Total liabilities....................................    11,160      17,768           9,512              9,512
Commitments and contingencies
Shareholders' equity:
  Convertible preferred shares, $0.83 par value;
    28,250,000 shares authorized at June 30, 1998 and
    56,500,000 shares authorized at June 30, 1999 and
    September 30, 1999, respectively; 19,531,453,
    20,177,168 and 23,479,503 shares issued and
    outstanding at June 30, 1998 and 1999 and
    September 30, 1999, respectively; aggregate
    liquidation preference of $90,488, $95,008 and
    $118,124 at June 30, 1998 and 1999 and
    September 30, 1999, respectively.....................    16,211      16,747          19,488                 --
  Common shares, $0.001 par value; 100,000,000 shares
    authorized; 4,793,747, 5,071,921 and
    6,074,019 shares issued and outstanding at June 30,
    1998 and 1999 and September 30, 1999, respectively...         5           5               6                 33
  Additional paid-in capital.............................    95,400     109,712         140,075            185,595
  Deferred stock compensation............................    (4,830)     (3,717)        (10,166)           (10,166)
  Services receivable from shareholder...................    (3,143)     (2,071)         (4,784)            (4,784)
  Subscriptions and amounts receivable from
    shareholders.........................................        --      (2,284)           (416)              (416)
  Accumulated other comprehensive income.................        62         128              51                 51
  Accumulated deficit....................................   (85,252)   (109,720)       (118,686)          (118,686)
                                                           --------   ---------       ---------           --------
    Total shareholders' equity...........................    18,453       8,800          25,568             51,627
                                                           --------   ---------       ---------           --------
    Total liabilities and shareholders' equity...........  $ 29,613   $  26,568       $  35,080           $ 61,139
                                                           ========   =========       =========           ========

          See accompanying notes to consolidated financial statements.

         INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     THREE
                                                                                 MONTHS ENDED
                                               FISCAL YEAR ENDED JUNE 30,        SEPTEMBER 30,
                                             ------------------------------   -------------------
                                               1997       1998       1999       1998       1999
                                             --------   --------   --------   --------   --------
                                                                                  (UNAUDITED)
Net revenues...............................  $  1,841   $ 12,995   $ 17,293      4,487      5,377
Cost of revenues...........................     3,617     12,251     12,531      2,477      3,973
                                             --------   --------   --------   --------   --------
    Gross profit (loss)....................    (1,776)       744      4,762      2,010      1,404
                                             --------   --------   --------   --------   --------
Operating expenses:
  Research and development.................    14,169     15,300     14,174      3,872      3,562
  Selling, general and administrative......     6,923      7,742      7,440      1,759      2,088
  Amortization of deferred stock
    compensation...........................     6,377      7,604      5,254      1,523      2,820
                                             --------   --------   --------   --------   --------
    Total costs and expenses...............    27,469     30,646     26,868      7,154      8,470
                                             --------   --------   --------   --------   --------
    Operating loss.........................   (29,245)   (29,902)   (22,106)    (5,144)    (7,066)
Interest expense...........................      (479)    (1,115)    (2,403)       (49)    (1,959)
Other income (loss), net...................       653        415        154        102         59
                                             --------   --------   --------   --------   --------
    Net loss before income taxes...........   (29,071)   (30,602)   (24,355)    (5,091)    (8,966)
Income tax expense.........................       111        220        113         --         --
                                             --------   --------   --------   --------   --------
    Net loss...............................   (29,182)   (30,822)   (24,468)    (5,091)    (8,966)
                                             ========   ========   ========   ========   ========
Basic and diluted net loss per share.......  $  (7.12)  $  (6.68)  $  (4.96)     (1.05)     (1.64)
Weighted average common shares
  outstanding..............................     4,099      4,614      4,934      4,840      5,480

          See accompanying notes to consolidated financial statements.

         INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE LOSS
                       (IN THOUSANDS, EXCEPT SHARE DATA)
  FISCAL YEARS ENDED JUNE 30, 1997, 1998 AND 1999 AND (UNAUDITED) THREE MONTH
                           ENDED SEPTEMBER 30, 1999.

                                                     CONVERTIBLE                                              SERVICES
                                                   PREFERRED STOCK          COMMON STOCK        ADDITIONAL   RECEIVABLE
                                                ---------------------   ---------------------    PAID-IN        FROM
                                                  SHARES      AMOUNT      SHARES      AMOUNT     CAPITAL     SHAREHOLDER
                                                ----------   --------   ----------   --------   ----------   -----------
Balances as of June 30, 1996..................  14,027,000   $11,642     3,940,977     $  4      $ 43,602      $    --
Issuance of Series E, less issuance costs of
  $75.........................................     290,167       241            --       --         2,584           --
Issuance of Series F, less issuance costs of
  $75.........................................   1,500,000     1,245            --       --        15,979           --
Exercise of stock options.....................          --        --       334,963       --            85           --
Deferred stock compensation related to stock
  option grants...............................          --        --            --       --         8,617           --
Amortization of deferred stock compensation...          --        --            --       --            --           --
Stock-based compensation to nonemployees......          --        --            --       --            44           --
Comprehensive loss:
  Net loss....................................          --        --            --       --            --           --
  Foreign currency translation adjustment.....          --        --            --       --            --           --
Total comprehensive loss......................
                                                ----------   -------    ----------     ----      --------      -------
Balances as of June 30, 1997..................  15,817,167    13,128     4,275,940        4        70,911           --
Issuance of Series G and warrants less
  issuance costs of $1,756....................   3,714,286     3,083            --       --        19,661       (3,500)
Issuance of common stock......................          --        --        70,000       --           428           --
Exercise of stock options.....................          --        --       447,807        1           160           --
Performance of services.......................          --        --            --       --            --          357
Deferred stock compensation related to stock
  option grants...............................          --        --            --       --         4,240           --
Amortization of deferred stock compensation...          --        --            --       --            --           --
Comprehensive loss:
  Net loss....................................          --        --            --       --            --           --
  Foreign currency translation adjustment.....          --        --            --       --            --           --
Total comprehensive loss......................
                                                ----------   -------    ----------     ----      --------      -------
Balances as of June 30, 1998..................  19,531,453    16,211     4,793,747        5        95,400       (3,143)
Issuance of Series H, less issuance costs of
  $7..........................................     360,000       299            --       --         2,214           --
Issuance of Series H1.........................     285,715       237            --       --         1,763           --
Exercise of stock options.....................          --        --       278,174       --           153           --
Performance of services.......................          --        --            --       --            --        1,072
Issuance of warrants in connection with bridge
  loan........................................          --        --            --       --         5,878           --
Deferred stock compensation related to stock
  option grants...............................          --        --            --       --         4,141           --
Amortization of deferred stock compensation...          --        --            --       --            --           --
Stock-based compensation to non-employees.....          --        --            --       --           163           --
Comprehensive loss:
  Net loss....................................          --        --            --       --            --           --
  Foreign currency translation adjustment.....          --        --            --       --            --           --
Total comprehensive loss......................
                                                ----------   -------    ----------     ----      --------      -------
Balances as of June 30, 1999..................  20,177,168   $16,747     5,071,921     $  5       109,712       (2,071)
                                                ==========   =======    ==========     ====      ========      =======

                                                SUBSCRIPTIONS
                                                 AND AMOUNTS                     ACCUMULATED
                                                 RECEIVABLE       DEFERRED          OTHER                          TOTAL
                                                    FROM            STOCK       COMPREHENSIVE   ACCUMULATED    SHAREHOLDERS'
                                                 SHAREHOLDER    COMPENSATION       INCOME         DEFICIT         EQUITY
                                                -------------   -------------   -------------   ------------   -------------
Balances as of June 30, 1996..................     $    --          (5,954)           --           (25,248)        24,046
Issuance of Series E, less issuance costs of
  $75.........................................          --              --            --                --          2,825
Issuance of Series F, less issuance costs of
  $75.........................................          --              --            --                --         17,224
Exercise of stock options.....................          --              --            --                --             85
Deferred stock compensation related to stock
  option grants...............................          --          (8,617)           --                --             --
Amortization of deferred stock compensation...          --           6,377            --                --          6,377
Stock-based compensation to nonemployees......          --              --            --                --             44
Comprehensive loss:
  Net loss....................................          --              --            --           (29,182)       (29,182)
  Foreign currency translation adjustment.....          --              --            28                --             28

Total comprehensive loss......................                                                          --
                                                   -------         -------          ----         ---------       --------
Balances as of June 30, 1997..................          --          (8,194)           28           (54,430)        21,447
Issuance of Series G and warrants less
  issuance costs of $1,756....................          --              --            --                --         19,244
Issuance of common stock......................          --              --            --                --            428
Exercise of stock options.....................          --              --            --                --            161
Performance of services.......................          --              --            --                --            357
Deferred stock compensation related to stock
  option grants...............................          --          (4,240)           --                --             --
Amortization of deferred stock compensation...          --           7,604            --                --          7,604
Comprehensive loss:
  Net loss....................................          --              --            --           (30,822)       (30,822)
  Foreign currency translation adjustment.....          --              --            34                --             34

Total comprehensive loss......................
                                                   -------         -------          ----         ---------       --------
Balances as of June 30, 1998..................          --          (4,830)           62           (85,252)        18,453
Issuance of Series H, less issuance costs of
  $7..........................................          --              --            --                            2,513
Issuance of Series H1.........................      (2,000)             --            --                --             --
Exercise of stock options.....................          --              --            --                --            153
Performance of services.......................          --              --            --                --          1,072
Issuance of warrants in connection with bridge
  loan........................................        (284)             --            --                --          5,594
Deferred stock compensation related to stock
  option grants...............................          --          (4,141)           --                --             --
Amortization of deferred stock compensation...          --           5,254            --                --          5,254
Stock-based compensation to non-employees.....          --              --            --                --            163
Comprehensive loss:
  Net loss....................................          --              --            --           (24,468)       (24,468)
  Foreign currency translation adjustment.....          --              --            66                --             66

Total comprehensive loss......................
                                                   -------         -------          ----         ---------       --------
Balances as of June 30, 1999..................      (2,284)         (3,717)          128          (109,720)         8,800
                                                   =======         =======          ====         =========       ========


                                                COMPREHENSIVE
                                                     LOSS
                                                --------------
Balances as of June 30, 1996..................
Issuance of Series E, less issuance costs of
  $75.........................................
Issuance of Series F, less issuance costs of
  $75.........................................
Exercise of stock options.....................
Deferred stock compensation related to stock
  option grants...............................
Amortization of deferred stock compensation...
Stock-based compensation to nonemployees......
Comprehensive loss:
  Net loss....................................      (29,182)
  Foreign currency translation adjustment.....           28
                                                   --------
Total comprehensive loss......................      (29,154)
                                                   ========
Balances as of June 30, 1997..................
Issuance of Series G and warrants less
  issuance costs of $1,756....................
Issuance of common stock......................
Exercise of stock options.....................
Performance of services.......................
Deferred stock compensation related to stock
  option grants...............................
Amortization of deferred stock compensation...
Comprehensive loss:
  Net loss....................................      (30,822)
  Foreign currency translation adjustment.....           34
                                                   --------
Total comprehensive loss......................      (30,788)
                                                   ========
Balances as of June 30, 1998..................
Issuance of Series H, less issuance costs of
  $7..........................................
Issuance of Series H1.........................
Exercise of stock options.....................
Performance of services.......................
Issuance of warrants in connection with bridge
  loan........................................
Deferred stock compensation related to stock
  option grants...............................
Amortization of deferred stock compensation...
Stock-based compensation to non-employees.....
Comprehensive loss:
  Net loss....................................      (24,468)
  Foreign currency translation adjustment.....           66
                                                   --------
Total comprehensive loss......................      (24,402)
                                                   ========
Balances as of June 30, 1999..................


          See accompanying notes to consolidated financial statements.

         INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE LOSS
                                  (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
  FISCAL YEARS ENDED JUNE 30, 1997, 1998 AND 1999 AND (UNAUDITED) THREE MONTH
                           ENDED SEPTEMBER 30, 1999.

                                                     CONVERTIBLE                                              SERVICES
                                                   PREFERRED STOCK          COMMON STOCK        ADDITIONAL   RECEIVABLE
                                                ---------------------   ---------------------    PAID-IN        FROM
                                                  SHARES      AMOUNT      SHARES      AMOUNT     CAPITAL     SHAREHOLDER
                                                ----------   --------   ----------   --------   ----------   -----------
Balances as of June 30, 1999..................  20,177,168   $16,747     5,071,921     $  5      $109,712      $(2,071)
Unaudited activity:
Conversion of the bridge financing to
  Series H1 preferred stock and warrants......   1,872,335     1,555            --       --         9,291           --
Issuance of Series H1, less issuance cost of
  $766........................................   1,430,000     1,186            --       --         8,058           --
Exercise of stock options and issuance of
  shares for services.........................          --        --     1,002,098        1           382           --
Cash received from issuance of preferred
  stock.......................................          --        --            --       --            --           --
Deferred stock compensation related to stock
  option grants...............................          --        --            --       --         9,269           --
Amortization of deferred stock compensation...          --        --            --       --            --           --
Exchange of Warrants in connection with joint
  sales agreement.............................          --        --            --       --         3,363       (2,888)
Performance of services.......................          --        --            --       --            --          175
Comprehensive loss
  Net loss....................................          --        --            --       --            --           --
  Foreign currency translation adjustment.....          --        --            --       --            --           --
Total comprehensive loss......................          --        --            --       --            --           --
                                                ------------------------------------------------------------------------
Balances as of September 30, 1999
  (unaudited).................................  23,479,503   $19,488     6,074,019     $  6      $140,075      $(4,784)

                                                SUBSCRIPTIONS
                                                 AND AMOUNTS                     ACCUMULATED
                                                 RECEIVABLE       DEFERRED          OTHER                          TOTAL
                                                    FROM            STOCK       COMPREHENSIVE   ACCUMULATED    SHAREHOLDERS'
                                                 SHAREHOLDER    COMPENSATION       INCOME         DEFICIT         EQUITY
                                                -------------   -------------   -------------   ------------   -------------
Balances as of June 30, 1999..................     $(2,284)       $ (3,717)         $128         $(109,720)       $ 8,800
Unaudited activity:
Conversion of the bridge financing to
  Series H1 preferred stock and warrants......          --              --            --                --         10,846
Issuance of Series H1, less issuance cost of
  $766........................................          --              --            --                --          9,244
Exercise of stock options and issuance of
  shares for services.........................        (132)             --            --                --            251
Cash received from issuance of preferred
  stock.......................................       2,000              --            --                --          2,000
Deferred stock compensation related to stock
  option grants...............................          --          (9,269)           --                --             --
Amortization of deferred stock compensation...          --           2,820            --                --          2,820
Exchange of Warrants in connection with joint
  sales agreement.............................          --              --            --                --            475
Performance of services.......................          --              --            --                --            175
Comprehensive loss
  Net loss....................................          --              --            --            (8,966)        (8,966)
  Foreign currency translation adjustment.....          --              --           (77)               --            (77)

Total comprehensive loss......................          --              --            --                --             --

                                                ----------------------------------------------------------------------------
Balances as of September 30, 1999
  (unaudited).................................     $  (416)       $(10,166)         $ 51         $(118,686)       $25,568


                                                COMPREHENSIVE
                                                     LOSS
                                                --------------
Balances as of June 30, 1999..................
Unaudited activity:
Conversion of the bridge financing to
  Series H1 preferred stock and warrants......           --
Issuance of Series H1, less issuance cost of
  $766........................................           --
Exercise of stock options and issuance of
  shares for services.........................           --
Cash received from issuance of preferred
  stock.......................................           --
Deferred stock compensation related to stock
  option grants...............................           --
Amortization of deferred stock compensation...           --
Exchange of Warrants in connection with joint
  sales agreement.............................           --
Performance of services.......................           --
Comprehensive loss
  Net loss....................................       (8,966)
  Foreign currency translation adjustment.....          (77)
                                                   --------
Total comprehensive loss......................     $ (9,043)
                                                   ========

Balances as of September 30, 1999
  (unaudited).................................           --

          See accompanying notes to consolidated financial statements.

         INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                       THREE MONTHS ENDED
                                                       FISCAL YEARS ENDED JUNE 30,        SEPTEMBER 30,
                                                      ------------------------------   -------------------
                                                        1997       1998       1999       1998       1999
                                                      --------   --------   --------   --------   --------
                                                                                           (UNAUDITED)
Cash flows from operating activities:
  Net loss..........................................  $(29,182)  $(30,822)  $(24,468)  $ (5,091)  $ (8,966)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
    Depreciation and amortization...................     2,505      3,373      3,497      1,017        924
    Amortization of deferred stock compensation.....     6,377      7,604      5,254      1,523      2,820
    Loss on disposition of property.................         3         79         --         --
    Amortization of discount on debt................        --         --      1,952         --      1,744
    Interest accrued on convertible note payable....        32         --        238         --        170
    Value of consulting services received in
      exchange for shares...........................        44         --      2,679      1,596         --
    Value of engineering services received in
      exchange for shares...........................        --        357      1,072        299        175
    Changes in operating assets and liabilities:
      Trade receivables.............................      (750)    (4,193)    (1,222)      (258)       459
      Inventories...................................    (2,725)      (342)    (2,391)    (1,470)       993
      Prepaid expenses and other current assets.....      (118)      (371)     1,706       (428)       (49)
      Accounts payable..............................      (697)     2,363     (1,769)    (1,019)       781
      Accrued expenses and other current
        liabilities.................................       814        854        937        221      1,383
      Deferred revenue..............................     1,736         88       (776)    (1,570)    (1,666)
                                                      --------   --------   --------   --------   --------
        Net cash used in operating activities.......   (21,961)   (21,010)   (13,291)    (5,180)    (1,232)
                                                      --------   --------   --------   --------   --------
Cash flows from investing activities:
  Sale of short-term investments....................    (4,902)     4,827         75         75
  Purchases of property and equipment...............    (4,552)    (2,540)    (1,728)      (304)      (934)
  Investment in licensed technologies...............       (36)      (937)      (314)      (128)       (47)
  Other assets......................................      (509)    (1,045)        --         63         --
                                                      --------   --------   --------   --------   --------
        Net cash (used in) provided by investing
          activities................................    (9,999)       305     (1,967)      (294)      (981)
                                                      --------   --------   --------   --------   --------
Cash flows from financing activities:
  Proceeds from issuances of common shares..........        --        428         --         --         --
  Proceeds from issuances of convertible preferred
    shares and warrants.............................    20,049     18,245         --         --     11,244
  Proceeds from issuance of convertible notes and
    warrants........................................        --         --     12,164         --         --
  Principal payments on notes payable...............      (109)    (6,073)      (546)      (142)      (135)
  Proceeds from exercise of options.................        85        161        153          8        115
  Other long-term liabilities.......................     1,029        388         --      1,495        135
                                                      --------   --------   --------   --------   --------
        Net cash provided by financing activities...    21,054     13,149     11,771      1,361     11,359
  Effect of exchange rate changes on cash and short
    term investments................................        --         34         66        (67)       (77)
                                                      --------   --------   --------   --------   --------
Net increase (decrease) in cash and cash
  equivalents.......................................   (10,906)    (7,522)    (3,421)    (4,180)     9,069
Cash and cash equivalents at beginning of year......    25,768     14,862      7,340      7,340      3,919
                                                      --------   --------   --------   --------   --------
Cash and cash equivalents at end of year............  $ 14,862   $  7,340   $  3,919      3,160   $ 12,988
                                                      ========   ========   ========   ========   ========

         INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD. AND SUBSIDIARIES

                                 (IN THOUSANDS)

                                                                                       THREE MONTHS ENDED
                                                       FISCAL YEARS ENDED JUNE 30,        SEPTEMBER 30,
                                                      ------------------------------   -------------------
                                                        1997       1998       1999       1998       1999
                                                      --------   --------   --------   --------   --------
                                                                                           (UNAUDITED)
Supplemental disclosures of cash flow information:
  Cash paid during year for interest................  $    438   $    788   $    213   $     49   $     35
                                                      ========   ========   ========   ========   ========
  Noncash investing and financing activities:
    Licensed technology obtained in exchange for
      preferred stock...............................  $     --   $  1,000   $     --   $     --   $     --
    Provision of engineering services in exchange
      for preferred stock...........................  $     --   $  3,500   $     --   $     --   $     --
    Conversion of convertible notes to preferred
      stock.........................................  $     --   $     --   $     --   $     --   $  8,754
    Exchange of warrants in connection with joint
      sales agreement...............................  $     --   $     --   $     --   $     --   $  3,364

          See accompanying notes to consolidated financial statements.

         INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                FISCAL YEARS ENDED JUNE 30, 1997, 1998 AND 1999

(1) THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) DESCRIPTION OF BUSINESS

    InterWAVE Communications International, Ltd. (the Company) develops, manufactures and markets compact mobile wireless network solutions for GSM wireless communications on a global basis. The Company's products are primarily marketed to communication equipment providers, wireless service providers and systems integrators.

    The Company has a fiscal year that ends on the Friday nearest June 30. Fiscal 1997 and 1998 were 52 week years. Fiscal 1999 was a 53 week year. For presentation purposes the accompanying consolidated financial statements and notes refer to the calendar month-end.

    Effective November 1, 1997, the Company sold the assets and liabilities of its offices in the United Kingdom and China to ADC Telecommunications, Inc. for $1,016,806 which was substantially equal to the net book value on the date of sale. All employees of the offices were transitioned to ADC to assist them with the marketing, sale and service of interWAVE products through their channels. As part of the sale, the Company modified its purchase/resale agreement with ADC telecommunications.

    (B) BASIS OF ACCOUNTING AND CONSOLIDATION

    The consolidated financial statements of the Company are presented in conformity with generally accepted accounting principles as adopted in the United States. The consolidated financial information as of September 30, 1999 and for the three-months ended September 30, 1998 and 1999 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for the fair presentation of the financial position at such dates and the operations and cash flows for the periods then ended. Operating results for the three-months ended September 30, 1999 are not necessarily indicative of results that may be expected for the entire year.

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: interWAVE Communications, Inc. (Delaware, USA); interWAVE Communications B.V. (Netherlands); interWAVE Communications Solutions Ltd. (United Kingdom); and interWAVE Communications, S.A. (France). The Company also operates a branch office in Hong Kong. All intercompany balances and transactions have been eliminated in consolidation.

    (C) INITIAL PUBLIC OFFERING AND UNAUDITED PRO FORMA BALANCE SHEET

    In September 1999, the Board of Directors of the Company authorized the filing of a registration statement with the Securities and Exchange Commission
(SEC) that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering (IPO). If the offering is consummated under the terms presently anticipated, all the then outstanding shares of the Company's Series A-1, Series B-1, Series C-1, Series D,
Series D-1, Series E, Series E-1, Series F-1, Series G-1, Series H and
Series H-1 convertible preferred stock will automatically convert into shares of common stock on a one-for-one basis upon the closing of the proposed IPO. In addition, outstanding warrants to purchase 2,000,000 preferred shares and 1,132,874 common shares, will expire upon the closing of the offering, if not exercised earlier. The Company has received a firm committment from the preferred warrant holder that they intend to exercise their warrants. The Company has received indications from the common stock warrant holders that they intend to exercise their warrants. The conversion of all convertible preferred shares and warrants for preferred shares has

         INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD. AND SUBSIDIARIES

                FISCAL YEARS ENDED JUNE 30, 1997, 1998 AND 1999

(1) THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

been reflected in the accompanying unaudited pro forma balance sheet as if it had occurred on September 30, 1999. However, the Company has not reflected the exercise of the common stock warrants since the warrant holders have not yet made a firm commitment. Series G1 preferred shares shall not automatically convert into common shares unless the $25,000,000 aggregate offering price is met and the price is $7.00 per share or greater.

                                                   SEPTEMBER 30, 1999                 SEPTEMBER 30, 1999
                                                   ------------------    PRO FORMA    ------------------
                                                      AS REPORTED       ADJUSTMENT        PRO FORMA
                                                      (UNAUDITED)       (UNAUDITED)      (UNAUDITED)
Shareholders' equity:

Convertible preferred shares.....................       $  19,488         (19,488)               --

Common shares....................................               6              28                33

Additional paid-in capital.......................         140,075          45,519           185,595

Deferred stock compensation......................         (10,166)             --           (10,166)

Services receivable from shareholder.............          (4,784)             --            (4,784)

Subscriptions and amounts receivable from
  shareholders...................................            (416)             --              (416)

Accumulated other comprehensive..................              51              --                51

Accumulated deficit..............................        (118,686)             --          (118,686)
                                                        ---------        --------          --------

Total shareholder equity.........................          25,568          26,059            51,627

------------------------

(1) Assumes the conversion of all preferred shares outstanding as of September 30, 1999.

(2) Assumes the conversion of the shares of Convertible preferred shares as of September 30, 1999, into common shares; and the exercise of warrants for 2,000,000 preferred shares at $7 per share, which warrants will otherwise expire on the effectiveness of the IPO.

(3) Assumes the issuance of 1,526,663 shares of Series I-1 preferred shares sold in November, 1999.

(4) Includes the exercise of stock options to purchase 45,818 common shares at an average exercise price of $.94 that has occurred since September 30, 1999.

    (D) CURRENCY TRANSLATION

    For operations outside of the United States with the local currency as the functional currency, assets and liabilities are translated at year-end exchange rates, and statements of operations are translated at the average exchange rates during the year. Adjustments arising from translation of non-U.S. currency denominated assets and liabilities for these operations are included as a component of other comprehensive income in shareholders' equity.

    For non-U.S. operations with the U.S. dollar as the functional currency, non-U.S. currency denominated assets and liabilities are remeasured into U.S. dollars using historical rates and any measurement gains and losses are included in the consolidated results of operations and, to date, have not been significant.

         INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD. AND SUBSIDIARIES

                FISCAL YEARS ENDED JUNE 30, 1997, 1998 AND 1999

(1) THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    (E) CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Investments with an original maturity of more than three months but less than one year are classified as short-term investments.

    Cash equivalents and short-term investments are classified as "available-for-sale" under the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES.

    The amortized cost of available-for-sale securities are adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in net investment income. As required by SFAS No. 115, available-for-sale securities are recorded at fair value. Unrealized gains and losses are reported as a separate component of accumulated other comprehensive income in stockholders' equity. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in net investment income. The cost of securities sold is based on the specific identification method. Interest on securities classified as available-for-sale are included in other income.

    (F) CONCENTRATION OF RISK

    Financial instruments, which potentially subject the Company to a concentration of credit risk, principally consist of accounts receivable. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable, as a majority of the Company's customers are large, well established companies.

    The following table summarizes information relating to the Company's significant customers with balances greater than 10% of accounts receivable as of:

                                                      JUNE 30,            SEPTEMBER 30,
                                                 -------------------   -------------------
                                                   1998       1999       1998       1999
                                                 --------   --------   --------   --------
                                                                           (UNAUDITED)
ACCOUNTS RECEIVABLE
  Nortel Networks..............................    41%        52%        63%        21%
  Hutchison Telecommunications (Hong Kong).....    24%         7%        10%         0%
  ADC Telecommunications/Microcellular Systems,
    Ltd.(1)....................................    35%         0%        18%        15%
  HangZhou Topper Electric Corporation.........     0%         6%         0%        27%
  Alcatel......................................     0%         9%         8%        11%

------------------------

        (1) Microcellular Systems, Ltd. was created by a spin-off from ADC Telecommunications in May 1999.

         INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD. AND SUBSIDIARIES

                FISCAL YEARS ENDED JUNE 30, 1997, 1998 AND 1999

(1) THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    The following table summarizes information relating to the Company's significant customers with revenues comprising greater than 10% of revenue:

                                                   YEARS ENDED JUNE 30,           SEPTEMBER 30,
                                              ------------------------------   -------------------
                                                1997       1998       1999       1998       1999
                                              --------   --------   --------   --------   --------
                                                                                   (UNAUDITED)
REVENUES
  Nortel Networks...........................     0%        18%        51%        53%        18%
  Hutchison Telecommunications (Hong
    Kong)...................................    68%        21%         8%         4%         5%
  ADC Telecommunications/Microcellular
    Systems, Ltd.(1)........................    15%        47%        20%        31%        21%
  Total Access Communications...............     0%        13%         3%         0%         9%
  Electronia................................    16%         0%         0%         0%         0%
  HangZhou Topper Electric Corporation......     0%         0%         2%         0%        38%
  Alcatel...................................     0%         0%         7%        11%         2%

------------------------

        (1) Microcellular Systems, Ltd. was created by a spin-off from ADC Telecommunications in May 1999.

    (G) INVENTORIES

    Inventories are stated at the lower of average cost or market.

    (H) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, less accumulated depreciation, calculated using the straight-line depreciation method over the estimated useful lives of the related assets, generally two to five years. Leasehold improvements are depreciated over the life of the underlying lease or the estimated useful life, whichever is shorter.

    (I) REVENUE RECOGNITION

    Revenue is recognized when all of the following have occurred: the product has been shipped, title and risk of loss have passed to the customer (generally at time of shipment for US shipments and at time of arrival at an international port for non-US shipments), we have the right to invoice the customer, collection of the receivable is probable, and we have fulfilled all pre-sale contractual obligations to the customer. Revenue for installation services is recognized as the service is performed to the extent of direct installation costs incurred and the excess is deferred and recognized over the estimated life of the equipment. Revenue from extended warranty coverage and customer support is recognized ratably over the period of the service contract. Trial sales made directly to wireless service providers are not recognized as revenue until the trial is successfully completed. Trials conducted by communications service providers and systems integrators are normally shipped from their inventory and do not result in any incremental revenue to us. Although the Company's products contain a software component, the software is not sold separately and the Company is not contractually obligated to provide software upgrades to its customers.

         INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD. AND SUBSIDIARIES

                FISCAL YEARS ENDED JUNE 30, 1997, 1998 AND 1999

(1) THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    The Company provides for estimated warranty costs at the time of sale. Sales agreements include a 12 to 16 month warranty on all hardware and software.

    (J) RESEARCH AND DEVELOPMENT COSTS

    SFAS No. 86 provides for the capitalization of certain software development costs once technological feasibility is established subject to an evaluation of realizability. Capitalized costs are then amortized on a straight-line basis over the estimated product life or based on the ratio of current revenues to projected product revenues, whichever is greater. To date, the Company's products have been available for general release concurrent with the establishment of technological feasibility; and, accordingly, no development costs have been capitalized.

    (K) INTANGIBLES

    The Company capitalizes costs of acquiring licenses from third parties for technologies that have reached technological feasibility and can be incorporated into the Company's products. The Company also capitalizes certain external costs associated with patents and trademarks. Except for the license and technical information agreement discussed in Note 9(a), the Company amortizes these assets straight line over four years or based on the ratio of current revenues to projected revenues whichever is greater. Technology licenses generally contain provisions for royalty payments to licensors based on the number of units sold.

    (L) IMPAIRMENT OF LONG-LIVED ASSETS

    The Company evaluates its long-lived assets, including certain identifiable intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets might not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

    (M) INCOME TAXES

    The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

    (N) LOSS PER SHARE

    Basic loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted loss per share is computed using the weighted average number of common and dilutive potential common shares outstanding during the period, using the

         INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD. AND SUBSIDIARIES

                FISCAL YEARS ENDED JUNE 30, 1997, 1998 AND 1999

(1) THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

as-if-converted method for convertible preferred shares and the treasury stock method for options and warrants. The effect of including convertible preferred shares, options and warrants would have been antidilutive during all periods presented. As a result, such effect has been excluded from the computation of diluted net loss per share during those antidilutive periods. The total number of shares excluded from diluted net loss per share relating to these securities was approximately 20,177,168, 1,939,000, and 3,518,201 shares, respectively, for the fiscal year ended 1999. Pursuant to SEC Staff Accounting Bulletin No. 98, common shares and convertible preferred shares issued for nominal consideration and options and warrants granted for nominal consideration prior to the anticipated effective date of the initial public offering are included in the calculation of basic and diluted net loss per share, as if they were outstanding for all periods presented. To date, the Company has not had any issuances of stock, options or warrants for nominal consideration.

    (O) STOCK-BASED COMPENSATION AND WARRANTS FOR GOODS AND SERVICES

    The Company accounts for stock-based awards to employees using the intrinsic value method. Expense associated with stock-based compensation is being amortized on an accelerated basis over the vesting period of the individual award consistent with the method described in Financial Accounting Standards Board ("FASB") Interpretation No. 28.

    Warrants issued for goods or services are valued at the fair value of the equity instrument or the goods or services received, whichever is more readily determinable. Promises of future services are recorded as contra-equity until such time as the services are received.

    (P) USE OF ESTIMATES

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (Q) COMPREHENSIVE INCOME

    "Other comprehensive income" refers to revenues, expenses, gains and losses that are not included in net income, but rather are recorded directly in stockholders' equity. The only component of other comprehensive income for the years ended June 30, 1997, 1998 and 1999 was cumulative translation adjustments.

    (R) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of cash, cash equivalents, accounts receivable, accounts payable and accrued expenses, other current liabilities and convertible notes approximate fair value due to the short maturity of those instruments. The carrying value of the notes payable approximate fair value due to the variable interest rates on these notes.

         INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD. AND SUBSIDIARIES

                FISCAL YEARS ENDED JUNE 30, 1997, 1998 AND 1999

(2) CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    Cash equivalents and short-term investments have been classified as available-for-sale securities and consisted of the following (in thousands):

                                                                JUNE 30,         SEPTEMBER 30,
Cash Equivalents                                           -------------------   -------------
                                                             1998       1999         1999
                                                           --------   --------   -------------
                                                                                  (UNAUDITED)
    Cash.................................................   $1,637       708         2,312
    Money market funds...................................    2,703     2,216         5,224
    Commercial paper.....................................    3,000       995         5,452
                                                            ------     -----        ------
                                                            $7,340     3,919        12,988
                                                            ======     =====        ======

    Short term investments consisted of repurchase agreements as of June 30, 1998. For all investments in commercial paper and repurchase agreements, cost approximates fair market value.

(3) INVENTORIES

    Inventories consist of (in thousands):

                                                        JUNE 30,         SEPTEMBER 30,
                                                   -------------------   -------------
                                                     1998       1999         1999
                                                   --------   --------   -------------
                                                                          (UNAUDITED)
Work in Process..................................   $2,637     5,290         3,615
Finished goods...................................      204       373           400
Consignment inventory............................    1,108       676         1,331
                                                    ------     -----         -----
                                                    $3,949     6,339         5,346
                                                    ======     =====         =====

(4) PROPERTY AND EQUIPMENT

    A summary of property and equipment is as follows (in thousands):

                                                     JUNE 30,         SEPTEMBER 30,
                                                -------------------   -------------
                                                  1998       1999         1999
                                                --------   --------   -------------
                                                                       (UNAUDITED)
Machinery and equipment.......................  $ 9,119     10,554       11,363
Computer equipment............................    3,093      3,323        3,407
Furniture and fixtures........................      254        260          277
Leasehold improvements........................      140        197          221
                                                -------    -------       ------
                                                 12,606     14,334       15,268
Less accumulated depreciation and
  amortization................................   (5,984)    (9,000)      (9,744)
                                                -------    -------       ------
                                                $ 6,622      5,334        5,524
                                                =======    =======       ======

         INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD. AND SUBSIDIARIES

                FISCAL YEARS ENDED JUNE 30, 1997, 1998 AND 1999

(5) INTANGIBLES

    A summary of intangibles is as follows (in thousands):

                                                        JUNE 30,         SEPTEMBER 30,
                                                   -------------------   -------------
                                                     1998       1999         1999
                                                   --------   --------   -------------
                                                                          (UNAUDITED)
Licensed technology..............................   $1,268     1,243         1,243
Patents & trademarks.............................    2,073     2,387         2,483
                                                    ------     -----        ------
                                                     3,341     3,630         3,726
Less accumulated amortization....................     (318)     (775)       (1,004)
                                                    ------     -----        ------
                                                    $3,023     2,855         2,722
                                                    ======     =====        ======

(6) INCOME TAXES

    Income tax expense (benefit) for the fiscal years ended June 30, 1997, 1998 and 1999 consisted of the following (in thousands):

                                                       CURRENT    DEFERRED    TOTAL
                                                       --------   --------   --------
1997:
  U.S. Federal.......................................    $ 37        --         37
  Other..............................................      63        11         74
                                                         ----       ---        ---
    Total............................................    $100        11        111
                                                         ====       ===        ===
1998:
  U.S. Federal.......................................    $ --        --         --
  Other..............................................     186        34        220
                                                         ----       ---        ---
    Total............................................    $186        34        220
                                                         ====       ===        ===
1999:
  U.S. Federal.......................................    $ --        --         --
  Other..............................................     114        (1)       113
                                                         ----       ---        ---
    Total............................................    $114        (1)       113
                                                         ====       ===        ===

         INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD. AND SUBSIDIARIES

                FISCAL YEARS ENDED JUNE 30, 1997, 1998 AND 1999

(6) INCOME TAXES (CONTINUED)

    The reconciliation between the amount computed by applying the U.S. Federal statutory tax rate of 34% to income taxes and the actual provision for income taxes follows (in thousands):

                                                                JUNE 30,
                                                     ------------------------------
                                                       1997       1998       1999
                                                     --------   --------   --------
Income tax expense at statutory rate...............  $(9,884)   (10,405)    (8,281)
Non-U.S. income taxed at rate other than the U.S.
  federal rate.....................................      (15)      (108)      (218)
Losses, in a zero tax jurisdiction.................    8,538      6,771      4,035
Net losses and temporary differences for which no
  current benefit is recognized....................    1,456      3,782      4,306
Other..............................................       16        180        271
                                                     -------    -------     ------
                                                     $   111        220        113
                                                     =======    =======     ======

    The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows (in thousands):

                                                                 FISCAL YEARS ENDED
                                                                      JUNE 30,
                                                           ------------------------------
                                                             1997       1998       1999
                                                           --------   --------   --------
Deferred tax assets:
  Technology asset.......................................  $ 1,082        916         781
  Inventory..............................................      792      1,611         809
  Allowance for doubtful accounts........................       --         --         305
  Accruals and reserves..................................      185        428         526
  Net operating loss carryforwards.......................    1,128      5,168       9,559
  Research and other tax credit carryforwards............    1,658      2,509       3,481
                                                           -------    -------    --------
    Total gross deferred tax assets......................    4,845     10,632      15,461
  Less valuation allowance...............................   (4,513)   (10,550)    (15,438)
                                                           -------    -------    --------
    Total deferred tax assets............................      332         82          23
Deferred tax liabilities - Fixed assets..................     (343)      (125)        (65)
                                                           -------    -------    --------
      Net deferred tax liabilities.......................  $   (11)       (43)        (42)
                                                           =======    =======    ========

    The net change in the total valuation allowance from the year ended
June 30, 1998, and 1999 was an increase of approximately $6,037,000 and $4,888,000, respectively. Management believes that sufficient uncertainty exists regarding the future realization on deferred tax assets, and, accordingly, a valuation allowance is required.

         INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD. AND SUBSIDIARIES

                FISCAL YEARS ENDED JUNE 30, 1997, 1998 AND 1999

(6) INCOME TAXES (CONTINUED)

    The company has net operating loss carryforwards for federal and California income tax return purposes of approximately $23,796,000 and $12,738,000, respectively. The net operating losses expire in the following years in the following amounts:

                                                              U.S. FEDERAL   CALIFORNIA
                                                              ------------   ----------
Expires in year:
  2001                                                        $        --        24,000
  2002                                                                 --       599,000
  2003                                                                 --     5,716,000
  2004                                                                 --     6,399,000
  2010                                                             13,000            --
  2011                                                             41,000            --
  2012                                                            611,000            --
  2013                                                         10,905,000            --
  2019                                                         12,226,000            --
                                                              -----------    ----------
                                                              $23,796,000    12,738,000
                                                              ===========    ==========

    The company also has foreign net operating losses in France of $323,000; which expires in 2002.

    The Company also has research credit carryforwards for U.S. federal and California income tax return purposes of approximately $1,856,000 and $1,110,000, respectively. The federal research credit carryforwards will expire beginning in 2010 through 2019; California research credits carry forward indefinitely until utilized. The Company also has U.S. federal minimum tax credits of approximately $36,000, which carryforwards indefinitely until utilized. The Company also has California manufacturer's investment credit carryforwards of approximately $479,000, which expire in 2006 through 2009.

(7) EQUIPMENT LINE OF CREDIT

    During 1997, the Company obtained a secured equipment line of credit of $2,500,000. Borrowings bear interest at 6% above the average term Treasury Note two weeks preceding a drawdown. The Company had $1,589,000 outstanding under the secured equipment line of credit as of June 30, 1998, of which approximately $1,074,000 is included in long-term liabilities and $515,374 is included in current portion of notes payable. As of June 30, 1999, the Company had $1,073,000 outstanding under the secured equipment line of credit, of which approximately $486,000 is included in long-term liabilities and $587,000 is included in current portion of notes payable. The Company does not have the ability to borrow additional amounts under this facility. Borrowings under the line of credit are payable monthly with the final payments due in July 2001.

(8) CONVERTIBLE NOTES

    In 1999, as part of a bridge financing the Company issued $12,691,830 of convertible notes payable to a group of its preferred and common shareholders in exchange for $12,163,965 in cash and a note receivable of $527,865. The principal amount, together with interest accrued at 8% per annum, will become due and payable on December 3, 1999 or automatically convert into a new series of preferred

         INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD. AND SUBSIDIARIES

                FISCAL YEARS ENDED JUNE 30, 1997, 1998 AND 1999

(8) CONVERTIBLE NOTES (CONTINUED)

stock upon the closing of a minimum of $10 million of a new series of preferred stock to new investors. As a result of the issuance of Series H-1 preferred shares on September 9, 1999, the notes converted to Series H-1 preferred stock at a price of $7 per share. As an incentive to participate in the convertible note financing, current holders of Series A, B, C, D, E, F and G preferred stock ("original preferred stock") who participated at a minimum level based on their respective ownership percentage were entitled to exchange their original preferred stock for A-1, B-1, C-1, D-1, E-1, F-1 and G-1 preferred stock, respectively ("new preferred stock"), whose terms were identical to the original preferred stock, except that the new preferred stock would be preferential in liquidation to all original preferred stock. As of June 30, 1999, the convertible notes, including accrued interest of $231,211, amount to $12,923,041.

    In conjunction with the bridge loan financing, the participants in the convertible notes were granted a warrant to purchase one share of common stock for each $2 invested in the convertible notes. As a result, the Company issued warrants to purchase 6,345,931 shares of common stock at a price of $0.70 per share, which are exercisable any time for a period of 5 years from date of issuance. The proceeds from the bridge financing were allocated between the convertible notes and the warrants based upon their relative fair values. The amount of $5,592,552 (net of proportionate value of note receivable of $284,466) ascribed to the warrants was estimated using the Black-Scholes option valuation model with the following assumptions: no expected dividend yield; risk free interest rate of 6%; expected volatility 70%; and contractual term of 5 years. The value of the warrants had been recorded as a discount on the convertible notes payable and additional paid-in-capital and will be amortized over the term of the debt.

    The note receivable of $527,865 has been recorded as a reduction of the convertible notes of $243,399 and a reduction of the warrants of $284,466 determined on a basis proportionate to the fair value of the bridge loan and warrants.

    As of June 30, 1999 no warrants have been exercised. Interest expense of $1,951,567 has been recorded in connection with the amortization of the discount in fiscal 1999.

    A summary of the convertible notes is as follows (in thousands):

Convertible notes, plus accrued interest....................  $12,923

Less unamortized discount on term loan in connection with
  the issuance of warrants..................................   (3,926)

Less: proportionate value of note receivable................     (243)
                                                              -------

Convertible notes...........................................  $ 8,754
                                                              =======

         INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD. AND SUBSIDIARIES

                FISCAL YEARS ENDED JUNE 30, 1997, 1998 AND 1999

(9) PREFERRED AND COMMON SHARES

    (A) CONVERTIBLE PREFERRED SHARES

    A summary of outstanding convertible preferred stock is as follows (in thousands, except share data):

                                                   JUNE 30                                SEPTEMBER 30
                            -----------------------------------------------------   -------------------------
                                      1998                        1999                  1999 (UNAUDITED)
                            -------------------------   -------------------------   -------------------------
                              SHARES      LIQUIDATION     SHARES      LIQUIDATION     SHARES      LIQUIDATION
SERIES                      OUTSTANDING   PREFERENCE    OUTSTANDING   PREFERENCE    OUTSTANDING   PREFERENCE
------                      -----------   -----------   -----------   -----------   -----------   -----------
A.........................   3,400,000      $ 2,822             --      $    --             --      $     --
A-1.......................          --           --      3,400,000        2,822      3,400,000         2,822
B.........................   2,670,000        3,204             --           --             --            --
B-1.......................          --           --      2,670,000        3,204      2,670,000         3,204
C.........................   1,000,000        1,500             --           --             --            --
C-1.......................          --           --      1,000,000        1,500      1,000,000         1,500
D.........................   4,680,000       14,040         41,000          123         41,000           123
D-1.......................          --           --      4,639,000       13,917      4,639,000        13,917
E.........................   2,567,167       25,672        109,200        1,072        109,200         1,072
E-1.......................          --           --      2,457,967       24,600      2,457,967        24,600
F.........................   1,500,000       17,250             --           --             --            --
F-1.......................          --           --      1,500,000       17,250      1,500,000        17,250
G.........................   3,714,286       26,000             --           --             --            --
G-1.......................          --           --      3,714,286       26,000      3,714,286        26,000
H.........................          --           --        360,000        2,520        360,000         2,520
H-1.......................          --           --        285,715        2,000      3,588,050        25,116
                            ----------      -------     ----------      -------     ----------      --------
                            19,531,453      $90,488     20,177,168      $95,008     23,479,503      $118,124
                            ==========      =======     ==========      =======     ==========      ========

    The liquidation preferences of the holders of authorized preferred shares are as follows:

                                                                              SERIES
                                 ------------------------------------------------------------------------------------------------
                                    A1         B1         C1         D          D1         E          E1         F1         G1
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
Liquidation preference
  per share(a).................   $0.83      $1.20      $1.50      $3.00      $3.00      $10.00     $10.00     $11.50     $7.00

                                       SERIES
                                 -------------------
                                    H          H1
                                 --------   --------
Liquidation preference
  per share(a).................   $7.00      $7.00

------------------------

       (a) Plus accrued and unpaid dividends. If the assets and funds distributed among the holders of preferred stock are insufficient to permit payment of these amounts, then such assets and funds shall be distributed to the holders of preferred shares in proportion to the respective preferential amounts fixed for each series. Any remaining assets shall be distributed among the holders of common shares on a pro rata basis. A consolidation or merger of the Company involving transfer of more than 50% of the voting power shall be deemed a liquidation except in specific circumstances.

    Each holder of preferred shares is entitled to receive, when and if declared by the Board of Directors, noncumulative dividends at a rate of $0.05 per share. As of June 30, 1999, no dividends have been declared.

         INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD. AND SUBSIDIARIES

                FISCAL YEARS ENDED JUNE 30, 1997, 1998 AND 1999

(9) PREFERRED AND COMMON SHARES (CONTINUED)

    Each holder of preferred shares is entitled to one vote per share.

    Each preferred share is convertible into common shares, at the option of the holder, at any time, on a one-for-one basis subject to adjustment for antidilution events as defined, and will automatically convert into common shares in the event of the consummation of an underwritten initial public offering of not less than $25,000,000. Series G1 preferred shares shall not automatically convert into common shares unless the $25,000,000 aggregate offering price is met and the price is $7.00 per share or greater.

    On March 27, 1998 and April 29, 1998, the Company issued an aggregate of 3,714,286 shares of Series G preferred stock and a warrant to purchase 2,000,000 Series G preferred shares at $7.00 per share to Nortel Networks for an aggregate purchase price of $22,744,000 (net of financing costs of $1,756,000), which consideration consisted of a $20,000,000 cash payment and licensed technology valued at $1,000,000, and a technical information agreement valued at $3,500,000. The amount of $4,629,000 ascribed to the warrants was estimated using the Black-Scholes option valuation model with the following assumptions: no expected dividend yield; risk free interest rate of 5.5%; expected volatility of 70%; and contractual term of 3 years. The warrants expire on March 27, 2001 or upon the effectiveness of an initial public offering, whichever is first, unless previously exercised.

    The licensed technology is being amortized over a five year term. If the license is terminated in less than five years, the Company will receive a prorata refund equal to 20% of the amount paid for the license for each remaining year. The refund may be paid in cash or Series G preferred shares, at the option of the payor, at their original value. The license technology agreement is for one year and automatically renews for the duration of the underlying patents. The technical information agreement provides for the Company to have access to Nortel Network's technical assistance and testing services and other documentation and support. The agreement further provides for a refund as a percentage of the original value as per the following schedule:

March 16, 1999..............................................    65%
March 16, 2000..............................................    45%
March 16, 2001..............................................    30%
March 16, 2002..............................................    15%
March 16, 2003..............................................     0%

    The Company has recorded this agreement as a contra equity and is amortizing the value on a basis consistent with their ability to receive a refund.

    On September 10, 1999, the Company completed an offering of 1,715,715 shares of Series H-1 preferred shares and issued warrants to purchase an aggregate of 240,000 shares of common stock at $1 per share to a group of investors in exchange of $12,010,000 (before financing costs of $766,000). The Series H-1 contains a $7 per share liquidation preference and converts to common shares on a one-to-one basis. The warrants expire three years from the issuance date, or upon the effectiveness of an initial public offering, whichever comes first, unless previously exercised. The sale of Series H-1 preferred shares met the minimum $10 million new financing described in footnote 8, and resulted in the automatic conversion of the convertible notes and interest accrued thereon into 1,872,335 shares of Series H-1 and the issuance of warrants to purchase 253,874 shares of common stock for $1 per share

         INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD. AND SUBSIDIARIES

                FISCAL YEARS ENDED JUNE 30, 1997, 1998 AND 1999

(9) PREFERRED AND COMMON SHARES (CONTINUED)

to the noteholders. The warrants expire three years from the issuance date, or upon the effectiveness of an initial public offering, whichever comes first, unless previously exercised.

    In September 1999, the Company entered into a memorandum of understanding expiring in August 2000 with an investor to distribute and manufacture the investor's products and for the investor to market the company's products in Canada. The Company expects to enter into a four-year distribution agreement. In conjunction with the memorandum of understanding the Company issued a warrant to purchase 615,000 common shares at an exercise price of $1 per share and received a warrant to purchase 225,225 shares of the investor's publicly traded common shares at $3.3125 per share expiring in August 2002. The warrant to purchase the Company's common shares expires on the earlier of September 1, 2002, or the effectiveness of an initial public offering.

    The amount of $475,650 ascribed to the warrants received by the Company was estimated using the Black-Scholes option valuation model with the following assumptions: no expected dividend yield; risk free interest rate of 6%; expected volatility of 81%; and contractual term of 3 years. The warrant received was recorded in other assets as of September 30, 1999.

    The amount of $3,363,435 ascribed to the warrants issued to the investor was estimated using the Black-Scholes option valuation model with the following assumptions: no expected dividend yield; risk free interest rate of 6%; expected volatility of 70%; and contractual term of 3 years. The warrant has been recorded as other paid in capital. The amount of $2,887,785 ascribed to the services to be received from the investor was determined as the difference in value between the warrants exchanged. This amount has been recorded as contra equity and will be amortized to expense over the four year term of the distribution agreement.

    (B) SHARE OPTION PLAN

    In fiscal 1995, the Board of Directors adopted the 1994 Share Plan (the
Plan) providing for the issuance of common share options to employees and consultants of the Company. The share options are a combination of both incentive and non-statutory share options.

    Incentive share options may be granted at not less than 100% of the fair market value per share, and non-statutory share options may be granted at not less than 85% of the fair market value per share at the date of grant as determined by the Board of Directors or committee thereof, except for options granted to a person owning greater than 10% of the total combined voting power of all classes of shares of the Company, for which the exercise price must not be less than 110% of the fair market value. Share option plan shares generally vest 25% after one year, with the remainder vesting monthly over the following three years. Additional options granted to existing employees after July 28, 1998 are in general vesting monthly over four years.

    The Company uses the intrinsic value method to account for the 1994 plans. Accordingly compensation cost has been recognized for its stock options in the accompanying financial statements if, on the date of grant, the current market value of the underlying common stock exceeded the exercise price of the stock options at the date of grant.

    During fiscal 1997, 1998 and 1999, the Company granted options with a weighted-average exercise price of $1.07, $1.15 and $0.90 respectively, compared to the weighted-average fair value of approximately $8.80, $6.37 and $3.03 for the same respective periods.

    Options generally have 10 year terms. However, options granted to an optionee who, at the time the option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company, generally have 5 year terms.

         INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD. AND SUBSIDIARIES

                FISCAL YEARS ENDED JUNE 30, 1997, 1998 AND 1999

(9) PREFERRED AND COMMON SHARES (CONTINUED)

    The Company has reserved 10,730,000 common shares for issuance under the Plan. A summary of the Company's share option plan activity is as follows:

                                                        JUNE 30,                                      SEPTEMBER 30,
                         ----------------------------------------------------------------------        (UNAUDITED)
                                 1997                    1998                     1999                    1999
                         ---------------------   ---------------------   ----------------------   ---------------------
                                     WEIGHTED-               WEIGHTED-                WEIGHTED-               WEIGHTED-
                                      AVERAGE                 AVERAGE                  AVERAGE                 AVERAGE
                                     EXERCISE                EXERCISE                 EXERCISE                EXERCISE
                          SHARES       PRICE      SHARES       PRICE       SHARES       PRICE      SHARES       PRICE
                         ---------   ---------   ---------   ---------   ----------   ---------   ---------   ---------
Outstanding at
  beginning of
  year.................  2,857,524     $0.27     3,007,986     $0.52      3,265,867     $0.74     4,304,811     $0.77
Granted................  1,177,200      1.07     1,044,500      1.15      2,417,100      0.90     1,973,750      1.45
Exercised..............   (334,963)     0.25      (447,807)     0.23       (278,174)     0.55      (993,098)     0.37
Canceled...............   (691,775)     0.51      (338,812)     0.72     (1,099,982)     1.09      (154,954)     1.01
                         ---------     -----     ---------     -----     ----------     -----     ---------     -----
Outstanding at
  year-end.............  3,007,986      0.52     3,265,867      0.74      4,304,811      0.77     5,130,509      1.10
                         =========     =====     =========     =====     ==========     =====     =========     =====
Options exercisable at
  year-end.............  1,109,432     $0.30     1,362,648     $0.46      2,026,902     $0.61     1,325,013     $0.85
                         =========     =====     =========     =====     ==========     =====     =========     =====

    The following table summarizes information about share options outstanding and exercisable under the Plan as of June 30, 1999:

                         WEIGHTED-AVERAGE
RANGE OF                    REMAINING
EXERCISE     NUMBER      CONTRACTUAL LIFE   WEIGHTED-AVERAGE     NUMBER      WEIGHTED-AVERAGE
 PRICES    OUTSTANDING       (YEARS)         EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
--------   -----------   ----------------   ----------------   -----------   ----------------
 $0.08        160,188          5.13              $0.08            160,188         $0.08
  0.12        158,522          5.64               0.12            158,053          0.12
  0.30        816,139          6.21               0.30            774,743          0.30
  0.70      1,258,163          9.74               0.70            159,442          0.70
  1.00        342,003          7.26               1.00            225,462          1.00
  1.15      1,569,795          8.75               1.15            549,014          1.15
            ---------          ----              -----          ---------         -----
            4,304,810          8.19              $0.77          2,026,902         $0.61
            =========          ====              =====          =========         =====

    Under SFAS No. 123, Accounting for Stock-Based Compensation, the Company is required to disclose the pro forma effects on net loss and net loss per share as if the Company had elected to use the fair value approach to account for all of its employee stock-based compensation plans. Had compensation cost for the Company's plans been determined consistently with the fair value approach described in SFAS No. 123, the Company's pro forma net loss and pro forma net loss per share for the

         INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD. AND SUBSIDIARIES

                FISCAL YEARS ENDED JUNE 30, 1997, 1998 AND 1999

(9) PREFERRED AND COMMON SHARES (CONTINUED)

years ended June 30, 1997, 1998 and 1999, would have been changed as indicated below (in thousands, except per share amounts):

                                                              JUNE 30,
                                                   ------------------------------
                                                     1997       1998       1999
                                                   --------   --------   --------
Net loss:
  As reported....................................  $(29,182)  (30,822)   (24,468)
  Pro forma......................................  $(33,132)  (35,485)   (26,417)
Net loss per share
  As reported....................................  $  (7.12)    (6.68)     (4.96)
  Pro forma......................................  $  (8.08)    (7.69)     (5.35)

    The fair value of options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1997, 1998 and 1999:

                                                         1997           1998           1999
                                                       --------       --------       --------
Weighted average risk-free rate......................    5.56%          5.56%          5.29%
Expected life (years)................................       5              5              5
Volatility...........................................      70%            70%            70%
Dividend yield.......................................       0              0              0

(10) TRANSACTIONS WITH RELATED PARTIES AND MAJOR CUSTOMERS

    For the years ended June 30, 1997, 1998, and 1999, the Company engaged in business transactions with investors and major customers resulting in the following revenue, deferred revenue, and trade receivables: (in thousands):

                                                        1997       1998       1999
                                                      --------   --------   --------
Revenue:
  Nortel Networks...................................   $   --      2,392      8,797
  Hutchison Telecommunications (Hong Kong)..........    1,251      2,754      1,409
  ADC Telecommunications............................      279      6,099      3,449
  Total Access Communications.......................        8      1,750        505
                                                       ------     ------     ------
                                                       $1,538     12,995     14,160
                                                       ======     ======     ======

                                                                1998       1999
                                                              --------   --------
Deferred Revenue:
  Nortel Networks...........................................   $1,531     1,508
  Hutchison Telecommunications (Hong Kong)..................      374       144
  Total Access Communications...............................      693        56
                                                               ------     -----
                                                               $2,598     1,708
                                                               ======     =====

         INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD. AND SUBSIDIARIES

                FISCAL YEARS ENDED JUNE 30, 1997, 1998 AND 1999

(10) TRANSACTIONS WITH RELATED PARTIES AND MAJOR CUSTOMERS (CONTINUED)

                                                                1998       1999
                                                              --------   --------
Trade Receivables:
  Nortel Networks...........................................   2,382      3,669
  Hutchinson Telecommunications (Hong Kong).................   1,352        509
  ADC Telecommunications....................................   2,042         --
                                                               -----      -----
                                                               5,776      4,178
                                                               =====      =====

(11) COMMITMENTS

    (A) OPERATING LEASE COMMITMENTS

    The Company leases its facilities under noncancelable operating leases. These leases expire at various dates ranging from December 1998 to March 2005. Future minimum lease payments as of June 30, 1999, are as follows (in thousands):

YEAR ENDING JUNE 30
-------------------
    2000....................................................   $1,068
    2001....................................................    1,106
    2002....................................................    1,128
    2003....................................................      489
    2004....................................................       94
    Thereafter..............................................       83
                                                               ------
            Total minimum lease payments....................   $3,968
                                                               ======

    Rent expense was approximately $775,000, $822,000, and $960,951 for the years ended June 30, 1997, 1998, and 1999, respectively.

    (B) CONTRACT MANUFACTURERS

    The Company generally commits to purchase products from its contract manufacturers to be delivered within the most recent 60 days covered by forecasts with cancellation fees. As of September 10, 1999, the Company had committed to make purchases totaling $2.7 million from these manufacturers in the next 60 days. In addition, in specific instances, the Company may agree to assume liability for limited quantities of specialized components with lead times beyond this 60-day period.

(12) LITIGATION

    On June 28, 1999, the Company filed a complaint against JetCell Corporation in United States District Court alleging misappropriation of trade secrets and patent infringement. The complaint seeks injunctive relief and damages. On
July 19, 1999, JetCell filed an answer to the complaint and a series of counterclaims against the Company. The answer denied the allegations made in the complaint and the counterclaims included allegations against the Company of unfair trade practices, unfair

         INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD. AND SUBSIDIARIES

                FISCAL YEARS ENDED JUNE 30, 1997, 1998 AND 1999

(12) LITIGATION (CONTINUED)

competition, defamation, and patent misuse. The answer and counterclaims seek injunctive relief, damages, invalidation of the Company's patents and a dismissal of the complaint. The Company is unable to predict the outcome of the lawsuit and does not expect it to be resolved in the near future. However, if the Company is unable to settle these proceedings in a satisfactory manner, the legal proceedings may be time consuming and expensive and the outcome could be adverse to the Company. If the outcome is adverse to the Company, they would experience more competition in the Company's markets and may be required to license technology required for the Company's products, either of which could harm the Company's business and financial results.

(13) EMPLOYEE BENEFIT PLANS

    The Company maintains a 401(k) defined contribution benefit plan that covers all U.S. employees who have attained the age of at least 20.5 years. This plan allows employees to defer up to 20% of their pretax salary in certain investments at the discretion of the employee. The Company has the option to make discretionary employer matching contributions. The Company did not make any matching contributions to the plan during the years ended June 30, 1997, 1998 and 1999.

(14) GEOGRAPHIC SEGMENT INFORMATION

    In fiscal 1999, the Company adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 131 establishes standards for the manner in which public companies report information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The method for determining what information to report is based on the way management organizes the operating segments within the Company for making operating decisions and assessing financial performance. The Company's chief operating decision-maker is considered to be the chief executive officer (CEO). The financial information that the CEO reviews is identical to the information presented in the accompanying statements of operations. Therefore, the Company has determined that it operates in a single operating segment: manufacturing and sale of compact mobile wireless network solutions.

    The following table presents information about the Company by geographic area: (in thousands)

                                                                          1997
                                                      ---------------------------------------------
                                                       UNITED
                                                       STATES      ASIA      EUROPE    CONSOLIDATED
                                                      --------   --------   --------   ------------
Total net revenues..................................  $  1,229      1,639        344        3,212
Less: intercompany sales............................  $   (919)      (452)        --       (1,371)
Reported net revenues...............................  $    310      1,187        344        1,841
Net loss............................................  $(24,248)    (2,215)    (2,719)     (29,182)
Property & equipment, net...........................  $  6,265        637        512        7,414

Percentage of reported net revenue..................     16.84%     64.48%     18.68%      100.00%

         INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD. AND SUBSIDIARIES

                FISCAL YEARS ENDED JUNE 30, 1997, 1998 AND 1999

(14) GEOGRAPHIC SEGMENT INFORMATION (CONTINUED)

                                                                          1998
                                                      ---------------------------------------------
                                                       UNITED
                                                       STATES      ASIA      EUROPE    CONSOLIDATED
                                                      --------   --------   --------   ------------
Total net revenues..................................  $  9,342      6,460      4,191       19,993
Less: intercompany sales............................  $ (2,765)    (1,567)    (2,666)      (6,998)
Reported net revenues...............................     6,577      4,893      1,525       12,995
Net loss............................................   (24,501)    (4,484)    (1,837)     (30,822)
Property & equipment, net...........................     6,039        450        133        6,622

Percentage of reported net revenue..................     50.61%     37.65%     11.74%      100.00%

                                                                          1999
                                                      ---------------------------------------------
                                                       UNITED
                                                       STATES      ASIA      EUROPE    CONSOLIDATED
                                                      --------   --------   --------   ------------
Total net revenues..................................  $ 13,697      4,930      2,847       21,474
Less: intercompany sales............................    (1,620)    (2,561)        --       (4,181)
Reported net revenues...............................    12,077      2,369      2,847       17,293
Net loss............................................   (19,593)    (3,927)      (948)     (24,468)
Property and equipment, net.........................     4,709        502        123        5,334

Percentage of reported net revenue..................     69.84%     13.70%     16.46%      100.00%

(15) SUBSEQUENT EVENT (UNAUDITED)

    In November 1999, the Company completed an offering of 1,526,663 Series I-1 preferred shares to Alcatel in exchange for $12,013,304 (net of financing costs of $200,000). The Series I-1 contains an $8 per share liquidation preference and converts to common shares on a one-to-one basis. In connection with the sale of Series I-1 preferred shares, the Company and Alcatel entered into a purchase and distribution agreement whereby Alcatel will market the Company's wireless office network products through their enterprise solutions division.

    In November 1999 the Company received a commitment from a financial institution for a revolving line of credit in the amount of $5,000,000 for a one year term subject to advances against eligible accounts receivable.

    The Company has recently signed a lease for approximately 56,000 square feet in Menlo Park, California for our principal administrative and engineering facilities. The five-year lease commences December 15, 1999. The Company expects to sublet the premises in Redwood City following our

         INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD. AND SUBSIDIARIES

                FISCAL YEARS ENDED JUNE 30, 1997, 1998 AND 1999

(15) SUBSEQUENT EVENT (UNAUDITED) (CONTINUED)

relocation in early 2000 until the expiration of our Redwood City lease in 2002. Future minimum lease payments for the new lease are as follows for the fiscal years ending June 30:

2000........................................................  $   878,582
2001........................................................    2,062,117
2002........................................................    2,144,604
2003........................................................    2,330,393
2004 and thereafter.........................................    3,703,768
                                                              -----------
                                                              $11,019,464

---------------------------------------------------------
---------------------------------------------------------

                                7,500,000 SHARES

                            INTERWAVE COMMUNICATIONS
                              INTERNATIONAL, LTD.

                                 COMMON SHARES

                                     [LOGO]

                                     ------

                              P R O S P E C T U S

                                          , 2000

                                   ---------

                              SALOMON SMITH BARNEY
                         BANC OF AMERICA SECURITIES LLC
                                    SG COWEN

---------------------------------------------------------
---------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of the common shares being registered. All of the amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

SEC Registration Fee........................................  $   22,770
NASD Filing Fee.............................................       9,125
Nasdaq National Market Listing Fee..........................      90,000
Blue Sky Qualification Fees and Expenses....................      10,000
Printing and Engraving Expenses.............................     250,000
Legal Fees and Expenses.....................................     350,000
Accounting Fees and Expenses................................     250,000
Transfer Agent and Registrar Fees...........................      25,000
Miscellaneous...............................................     193,105
                                                              ----------
    Total...................................................  $1,200,000
                                                              ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Our Bye-laws provide as follows:

    The Directors, Secretary and other Officers for the time being of the Company and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this Indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

    The Company carries liability insurance which provides for coverage for officers and directors of the Company and its subsidiaries, subject to certain deductibles.

    In December 1999, the Registrant will enter into indemnification agreements with its directors and officers providing for limitations on a director's and officer's liability for judgments, settlements, penalties, fines, and expenses of defense (including attorneys' fees, bonds and costs of investigation) arising out of or in any way related to acts of omissions as a director or an officer, or in any other capacity in which services are rendered to the Registrant. The Registrant believes its indemnification agreements will assist it in attracting and retaining qualified individuals to serve as directors and officers. The agreements provide that a director or officer is not entitled to indemnification under such agreements among other cases (i) if the director or officer is not relieved of liability under applicable law, (ii) for violations of certain securities laws, or (iii) for certain claims initiated by the officer or director. In addition, indemnification may not be available to directors or officers under Bermuda law if any act or omission by a director or officer amounted to a failure to act honestly and in good faith with a view to the best interests of the Company. Due to the lack of applicable case law, it is not clear whether indemnification is available in the case of a breach of securities laws of the United States.

    Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    The following is a summary of transactions by the Company during the last three years preceding the date hereof involving sales of the Company's securities that were not registered under the Securities Act:

    - In March 1997, the Registrant sold a total of 1,500,000 Series F preferred shares at a price of $11.50 per share to UCOM Company International Limited for an aggregate purchase price of $17,250,000 net of financing costs of $0. Each Series F preferred share is convertible into one common share at the option of the holder, and will automatically convert into common shares at the consummation of Registrant's initial public offering. These shares were exempt from registration under Rule 506 of the Securities Act since the sale was to a corporation, which is defined as an accredited investor under Rule 501(a)(3) of the Securities Act.

    - Beginning in March 1998, the Registrant sold a total of 3,714,286
      Series G preferred shares and a warrant to purchase 2,000,000 Series G preferred shares at a price of $7.00 per share to Nortel Networks Corporation for an aggregate purchase price of $22,744,000 net of financing costs of $1,756,000 paid substantially to Goldman
      Sachs & Co., Inc. The consideration consisted of a $20,000,000 cash payment and the execution of a license agreement and a technical information agreement. The warrant expires on the earlier of March 27, 2001, the consummation of an initial public offering or a sale of substantially all of the assets of the Registrant. Each Series G preferred share is convertible into one common share. In April 1999, the Registrant granted Nortel Networks Corporation a warrant to purchase 24,000 common shares at a purchase price of $1.15 per share. This warrant expires on April 22, 2002, upon consummation of an initial public offering or a sale of substantially all of the assets of the Registrant. These shares were exempt from registration under Rule 506 of the Securities Act since the sale was to a corporation, which is defined as an accredited investor under Rule 501(a)(3) of the Securities Act.

    - In March 1999, the Registrant entered into a convertible note and warrant agreement with 106 investors, all of which were existing shareholders of the Registrant. Pursuant to these note financings, the Registrant borrowed at 8% annual interest an aggregate amount of $12,691,830 and issued warrants to purchase 6,345,931 common shares at a purchase price of $0.70 per share. These warrants expire on March 3, 2004. On September 10, 1999, these notes along with accrued interest converted according to their terms into 1,872,335 Series H1 preferred shares, and the Registrant granted the investors additional warrants to purchase 253,874 common shares at a purchase price of $1.00 per share. These warrants expire on the earlier of September 10, 2002, the consummation of an initial public offering or a sale of substantially all of the assets of the Registrant. Each Series H1 preferred share is convertible into one common share. The note financings were exempt from registration under Rule 506 of the Securities Act since the sale was to 106 accredited investors, as defined and Rule 501 of the Securities Act.

    - Beginning in July 1999, the Registrant sold a total of 1,715,715
      Series H1 preferred shares and warrants to purchase 240,000 common shares at a price of $7.00 per share to three investors. The warrants expire on the earlier of three years from the issuance date or upon the consummation of an initial public offering. Each Series H1 preferred share is convertible into one common share. The shares were exempt from registration under Rule 506 of the Securities Act since the sales were to three corporations, which are defined as accredited investors under Rule 501(a)(3) of the Securities Act.

    - In November 1999, the Registrant sold a total of 1,526,663 Series I1 preferred shares at a price of $8.00 per share to Alcatel USA, Inc. for an aggregate purchase price of $12,013,304 net of financing costs of $200,000. Each Series I1 preferred share is convertible into one common share. These shares were exempt from registration under Rule 506 of the Securities Act since the sale was to a corporation, which is defined as an accredited investor under Rule 501(a)(3) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS

 1.1*        Form of underwriting agreement
 3.1         Bye-laws of the Registrant with amendments
 3.2         Form of Amended and Restated Bye-laws of the Registrant to be filed and effective upon completion of this offering
 3.3         Memorandum of Association
 4.1         Form of the Registrant's common share certificates
 5.1*        Opinion of Wilson Sonsini Goodrich & Rosati, a professional corporation
10.1         Form of indemnification agreement
10.2         1994 Stock Plan and form of stock option agreement and
               restricted stock purchase agreement
10.3         1999 Option Plan and form of subscription agreement
10.4         1999 Share Purchase Plan and form of subscription agreement
10.5         Lease between Marina Investments, Inc. and interWAVE
               Communications Inc., dated February 15, 1999
10.6+        OEM purchase agreement between Registrant and Nortel
               Networks Corporation, dated March 27, 1998
10.7+        Purchase / resale agreement between Registrant and ADC
               Telecommunications, Inc., dated February 27, 1997
10.8         Assignment agreement among ADC Telecommunications, Inc.,
               Microcellular Systems, Ltd. and the Registrant, dated
               May 13, 1999
10.9         Joint development agreement between Registrant and ADC
               Telecommunications Inc., dated September 4, 1998
10.10        Offer of employment between Registrant and Ian V. Sugarbroad
10.11        Offer of employment between Registrant and Thomas W. Hubbs
10.13        Amended and Restated Rights Agreement by and among
               Registrant and certain shareholders, dated in August 1999
10.14        Form of warrant by and between Registrant and Intasys
               Corporation
10.15        Form of warrant by and between Registrant and MediaTel
               Capital
10.16        Form of warrant by and between Registrant and Nortel
               Networks Corporation
10.17*       Patent license agreement by and between Registrant and
               Nortel Networks Corporation
10.18        Technical information agreement by and between Registrant
               and Nortel Networks Corporation

10.19        Value-added services agreement between Registrant and
               Pemstar, Inc.
10.20+       Distribution and OEM agreement by and between Registrant and
               Alcatel, dated October 27, 1999
10.21        Lease between Tyco Electronics Corporation and interWAVE
               Communications, Inc., dated November 24, 1999
21.1         List of Subsidiaries
23.1         Consent of KPMG LLP, independent public accountants
23.2*        Consent of counsel (included in exhibit 5.1)
24.1*        Power of attorney (See page II-5)
27.1*        Financial data schedule

------------------------

*   To be filed by amendment

+ Confidential treatment has been requested for portions of this exhibit. These portions have been filed separately with the SEC.

    (B) FINANCIAL STATEMENT SCHEDULES

    Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 17.  UNDERTAKINGS

        (a) The Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (c) The undersigned Registrant hereby undertakes that:

           (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as at the time it was declared effective; and

           (ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the U.S. Securities Act of 1933, as amended (the U.S. Securities Act), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, California, on the 17th day of December, 1999.

                                                       INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD.

                                                       By              /s/ PRISCILLA M. LU
                                                            -----------------------------------------
                                                                         Priscilla M. Lu
                                                                     CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    We, the undersigned officers and directors of InterWAVE Communications International, Ltd., do hereby constitute and appoint Priscilla M. Lu and Thomas W. Hubbs, and each of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the U.S. Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                                                       Chief Executive Officer and
                 /s/ PRISCILLA M. LU                     Chairman of the Board
     -------------------------------------------         (Principal Executive       December 17, 1999
                   Priscilla M. Lu                       Officer)

                                                       Executive Vice President,
                 /s/ THOMAS W. HUBBS                     Chief Financial Officer
     -------------------------------------------         (Principal Financial and   December 17, 1999
                   Thomas W. Hubbs                       Accounting Officer)

                  /s/ PASCAL DEBON
     -------------------------------------------       Director                     December 17, 1999
                    Pascal Debon

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                   /s/ KEVIN FONG
     -------------------------------------------       Director                     December 17, 1999
                     Kevin Fong

               /s/ WILLIAM J. HARDING
     -------------------------------------------       Director                     December 17, 1999
                 William J. Harding

                    /s/ JAMES LOH
     -------------------------------------------       Director                     December 17, 1999
                      James Loh

                   /s/ MOSES TSANG
     -------------------------------------------       Director                     December 17, 1999
                     Moses Tsang

                 /s/ LORK SANG CHOW
     -------------------------------------------       Director                     December 17, 1999
                   Lork Sang Chow

                   /s/ ANDREW WANG
     -------------------------------------------       Director                     December 17, 1999
                     Andrew Wang

                 /s/ PRISCILLA M. LU
     -------------------------------------------       Authorized Representative    December 17, 1999
                   Priscilla M. Lu

                               INDEX TO EXHIBITS

      EXHIBITS                                                                             PAGE
---------------------                                                                    --------
       1.1*                Form of underwriting agreement

       3.1                 Bye-laws of the Registrant with amendments

       3.2                 Form of Amended and Restated Bye-laws of the Registrant to be filed and effective upon completion of this offering

       3.3                 Memorandum of Association

       4.1                 Form of the Registrant's common share certificates

       5.1*                Opinion of Wilson Sonsini Goodrich & Rosati, a professional corporation

      10.1                 Form of indemnification agreement

      10.2                 1994 Stock Plan and form of stock option agreement and
                             restricted stock purchase agreement

      10.3                 1999 Option Plan and form of subscription agreement

      10.4                 1999 Share Purchase Plan and form of subscription agreement

      10.5                 Lease between Marina Investments, Inc. and interWAVE
                             Communications Inc., dated February 15, 1999

      10.6+                OEM purchase agreement between Registrant and Nortel
                             Networks Corporation, dated March 27, 1998

      10.7+                Purchase / resale agreement between Registrant and ADC
                             Telecommunications, Inc., dated February 27, 1997

      10.8                 Assignment agreement among ADC Telecommunications, Inc.,
                             Microcellular Systems, Ltd. and the Registrant, dated
                             May 13, 1999

      10.9                 Joint development agreement between Registrant and ADC
                             Telecommunications Inc., dated September 4, 1998

      10.10                Offer of employment between Registrant and Ian V. Sugarbroad

      10.11                Offer of employment between Registrant and Thomas W. Hubbs

      10.13                Amended and Restated Rights Agreement by and among
                             Registrant and certain shareholders, dated in August 1999

      10.14                Form of warrant by and between Registrant and Intasys
                             Corporation

      10.15                Form of warrant by and between Registrant and MediaTel
                             Capital

      10.16                Form of warrant by and between Registrant and Nortel
                             Networks Corporation

      10.17*               Patent license agreement by and between Registrant and
                             Nortel Networks Corporation

      10.18                Technical information agreement by and between Registrant
                             and Nortel Networks Corporation

      10.19                Value-added services agreement between Registrant and
                             Pemstar, Inc.

      10.20+               Distribution and OEM agreement by and between Registrant and
                             Alcatel, dated October 27, 1999

      10.21                Lease between Tyco Electronics Corporation and interWAVE
                             Communications, Inc., dated November 24, 1999

      21.1                 List of Subsidiaries

      23.1                 Consent of KPMG LLP, independent public accountants

      EXHIBITS                                                                             PAGE
---------------------                                                                    --------
      23.2*                Consent of counsel (included in exhibit 5.1)

      24.1*                Power of attorney (See page II-5)

      27.1*                Financial data schedule

------------------------

*   To be filed by amendment

+ Confidential treatment has been requested for portions of this exhibit. These portions have been filed separately with the SEC.